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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 3)

Filed by the registrant ☒
Filed by a party other than the registrant ☐
Check the appropriate box:
☐	Preliminary proxy statement.
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive proxy statement.
☐	Definitive additional materials.
☐	Soliciting material pursuant to Section 240.14a-11(c) of Section 240.14a-12.

Commission File No. 0-20845

BIG BUCK BREWERY & STEAKHOUSE, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

Big Buck Brewery & Steakhouse, Inc.
550 South Wisconsin Street
Gaylord, Michigan 49735

February 26, 2004

Dear Shareholder:

        I am pleased to invite you to attend the special meeting of shareholders of Big Buck Brewery & Steakhouse, Inc., to be held at Briggs and Morgan, P.A., 2200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402, on Thursday, March 25, 2004, at 2:00 p.m. local time.

        This meeting is very important, as you will be asked to vote on a proposed transaction that, if approved, will result in the termination of the registration of our common stock under the federal securities laws. This will eliminate the significant expense required to comply with the reporting and related requirements under those laws. Often referred to as a "going private" transaction, the proposed transaction is a reverse stock split of our common stock, immediately followed by a forward stock split. The details of this proposed transaction are described in the enclosed proxy statement. The net effect of the transaction is our repurchase of shares from all shareholders who own fewer than ten shares at the time of the transaction, which is proposed to take place on March 25, 2004. The price per share will be $0.25.

        We are proposing this transaction because, after careful consideration, the board of directors has concluded that the costs associated with being a "public" company are not justified by the benefits in view of our common stock's limited trading activity, the lack of analysts following our performance, and the fact that several of our shareholders own fewer than ten shares.

        The special meeting is being held for the shareholders to vote on proposed amendments to our Restated Articles of Incorporation effecting the reverse stock split and the forward stock split. Failure to cast a vote has the same effect as a vote against the proposal.

        The board of directors believes that the terms of the proposed transaction are fair and in the best interests of our unaffiliated shareholders, including both those who will have their shares purchased for cash in the transaction and those who will remain shareholders after the transaction. Accordingly, the board of directors believes the proposed transaction is in the best interest of our company and its shareholders and unanimously recommends that you vote "FOR" the proposal.

        Whether or not you are able to attend the meeting in person, I urge you to sign and date the enclosed proxy and return it promptly in the enclosed envelope.

Sincerely,
BIG BUCK BREWERY & STEAKHOUSE, INC.
Anthony P. Dombrowski President, Chief Executive Officer, Chief Financial Officer and Treasurer

Big Buck Brewery & Steakhouse, Inc.
550 South Wisconsin Street
Gaylord, Michigan 49735

NOTICE
OF
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD
MARCH 25, 2004

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Big Buck Brewery & Steakhouse, Inc., a Michigan corporation, will be held at Briggs and Morgan, P.A., 2200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402, on Thursday, March 25, 2004, at 2:00 p.m. local time, for the following purpose, as more fully described in the accompanying proxy statement:

  1.
  To consider and vote upon two amendments to our Restated Articles of Incorporation for the purpose of effecting a reverse stock split followed immediately by a forward stock split, which transaction will permit our company to terminate the registration of its common stock under the Securities Exchange Act of 1934.

        Only shareholders of record at the close of business on February 24, 2004, are entitled to notice of, and to vote at, the meeting. Whether or not you expect to attend the meeting in person, please mark, date and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time before they are exercised and, if you attend the meeting in person, you may withdraw your proxy and vote personally on any matter brought properly before the meeting.

Sincerely,
BIG BUCK BREWERY & STEAKHOUSE, INC.
Anthony P. Dombrowski President, Chief Executive Officer, Chief Financial Officer and Treasurer

Gaylord, Michigan
February 26, 2004

Big Buck Brewery & Steakhouse, Inc.
550 South Wisconsin Street
Gaylord, Michigan 49735

PROXY STATEMENT
FOR
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD
MARCH 25, 2004

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Big Buck Brewery & Steakhouse, Inc. for use at the special meeting of shareholders to be held at Briggs and Morgan, P.A., 2200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402, on Thursday, March 25, 2004, at 2:00 p.m. local time. All shares of common stock represented by properly executed and returned proxies, unless such proxies have previously been revoked, will be voted at the special meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Shares represented by properly executed and returned proxies on which no specification has been made will be voted for the amendments to our Restated Articles of Incorporation. If any other matters are properly presented at the special meeting for action, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

        The notice of special meeting, this proxy statement and the related proxy card are first being mailed to shareholders on or about February 26, 2004.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transaction, passed upon the merits or fairness of the transaction, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Record Date and Outstanding Common Stock

        The board of directors has fixed the close of business on February 24, 2004, as the record date for determining the holders of outstanding common stock entitled to notice of, and to vote at, the special meeting. On that date, there were 861,997 shares of common stock issued, outstanding and entitled to vote.

Revocability of Proxies

        Any shareholder who executes and returns a proxy may revoke it at any time before it is voted. Any shareholder who wishes to revoke a proxy can do so by (a) executing a later-dated proxy relating to the same shares and delivering it to our corporate secretary before the vote at the meeting, (b) filing a written notice of revocation bearing a later date than the proxy with our corporate secretary before the vote at the meeting, or (c) appearing in person at the meeting, filing a written notice of revocation and voting in person the shares to which the proxy relates. Any written notice or subsequent proxy should be delivered to Big Buck Brewery & Steakhouse, Inc., 550 South Wisconsin Street, Gaylord, Michigan 49735, Attention: Diane House, or hand-delivered to Ms. House before the vote at the meeting.

Voting and Solicitation

        Each shareholder is entitled to one vote, exercisable in person or by proxy, for each share of common stock held of record on the record date.

        We will pay the expenses incurred in connection with the solicitation of proxies. We are soliciting proxies principally by mail. In addition, our directors, officers and regular employees may solicit proxies personally, by e-mail, telephone, fax or special letter, for which they will receive no consideration other than their regular compensation. We will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of shares of common stock held as of the record date and will reimburse such persons for their reasonable expenses so incurred.

Quorum; Abstentions; Broker Non-Votes

        The presence, in person or by proxy, of the holders of at least of a majority of the shares of common stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting. All votes will be tabulated by the inspector of election for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

        If a properly executed proxy is returned and the shareholder has abstained from voting on the proposal, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of the proposal.

        If a properly executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on the proposal, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of the proposal.

SUMMARY TERM SHEET

        The following is a summary of the material terms of the proposed reverse stock split and forward stock split. In this proxy statement, we refer to the reverse stock split followed immediately by the forward stock split as the "Recapitalization." This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement. We urge you to review the entire proxy statement and accompanying materials carefully.

  •
  The proposed Recapitalization involves two steps:

  (1)
  The first step is a reverse stock split in which each outstanding share of our common stock would be converted into 1/10th of a share. Any shareholder who would not be entitled to receive at least one whole share of common stock in this conversion would be entitled to receive cash in lieu of a fractional share. The amount of cash received would be based on a price of $0.25 per pre-split share.

  (2)
  The second step is a forward stock split in which each outstanding share of our common stock (immediately after the reverse split) would be converted into ten shares.

        The net effect of the Recapitalization would be our repurchase of shares from each shareholder who owns fewer than ten shares at the time of the Recapitalization for a price of $0.25 per share.

  •
  If approved, the Recapitalization would take place on March 25, 2004.

  •
  The Recapitalization would be accomplished by making two successive amendments to our Restated Articles of Incorporation (both of which would be effective on March 25, 2004). This proxy statement has been prepared to solicit votes for the approval of those amendments at a special meeting of shareholders to take place on March 25, 2004.

        Please see "Description of the Recapitalization" on page 13 for more detailed information.

  •
  The reason for the Recapitalization is to reduce our number of shareholders in order to enable us to terminate our obligation to file reports with the SEC. Our board of directors has determined that the costs of our being a public, SEC-reporting company significantly outweigh the related benefits.

        Please see "Special Factors" on page 5 for more detailed information.

  •
  If the amendments to our Restated Articles of Incorporation are approved, shareholders who own fewer than ten shares of our common stock on March 25, 2004 will receive cash for their shares at a price of $0.25 per share, and we would take the steps necessary to deregister our common stock with the SEC.

        Please see "Description of the Recapitalization "on page 13 for more detailed information.

  •
  Our board of directors has determined that the terms of the proposed Recapitalization are procedurally and substantively fair to unaffiliated shareholders, both those who will receive cash for their shares and those who will continue as our shareholders.

        Please see "Special Factors" on page 5 for more detailed information.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE RECAPITALIZATION	3
SPECIAL FACTORS	5
DESCRIPTION OF THE RECAPITALIZATION	13
FEDERAL INCOME TAX CONSEQUENCES OF THE RECAPITALIZATION	15
FINANCIAL INFORMATION	17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	18
BACKGROUND INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS	19
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	20
OTHER INFORMATION	21
OTHER MATTERS	22
SHAREHOLDER PROPOSALS	22
WHERE YOU CAN FIND ADDITIONAL INFORMATION	22
INCORPORATION BY REFERENCE	22
APPENDICES
Appendix A	Proposed Amendment to Restated Articles of Incorporation—Reverse Stock Split
Appendix B	Proposed Amendment to Restated Articles of Incorporation—Forward Stock Split
Appendix C	Annual Report on Form 10-KSB/A for the fiscal year ended December 29, 2002
Appendix D	Quarterly Report on Form 10-QSB/A for the year-to-date period ended September 28, 2003
Appendix E	Consent of Independent Public Accountants

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE RECAPITALIZATION

        Set forth below are some key questions and answers to provide you with more information about the proposed Recapitalization. These questions and answers are qualified in their entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement. We urge you to review the entire proxy statement and accompanying materials carefully.

About the Special Meeting and Voting Procedures

Q:
Why did you send me this proxy statement?

A:
We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your vote for use at our special meeting of shareholders.

  This proxy statement provides information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card.

Q:
What is the time and place of the special meeting?

A:
The special meeting will be held at Briggs and Morgan, P.A., 2200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402, on Thursday, March 25, 2004, at 2:00 p.m. local time.

Q:
What am I being asked to vote on?

A:
You are being asked to vote on the approval of two proposed amendments to our Restated Articles of Incorporation. These two amendments are attached to this proxy statement as Appendix A and Appendix B. The two amendments effect a Recapitalization of our company, which is proposed to be effective on March 25, 2004. If the Recapitalization is approved, the two amendments will both become effective on March 25, 2004. The first amendment (attached as Appendix A) provides for a reverse 1-for-10 stock split. Shareholders who would not be entitled to receive at least one whole share in this reverse stock split (because they owned fewer than ten shares at the time of the Recapitalization) would receive cash for their shares at a price of $0.25 per pre-split share. Shareholders who receive at least one whole share (because they owned at least ten shares at the time of the Recapitalization) would not receive any cash for their shares. Immediately after this reverse stock split, the second amendment (attached as Appendix B) would effect a forward 10-for-1 stock split. This has the result of returning each remaining shareholder's number of shares to the number they held prior to the Recapitalization. After the Recapitalization, we would file a form with the SEC that would cause us to no longer be subject to the reporting and related requirements of the Securities Exchange Act of 1934.

Q:
Who may be present at the special meeting and who may vote?

A:
All holders of our common stock may attend the special meeting in person. However, only holders of our common stock of record as of February 24, 2004 may cast their votes in person or by proxy at the special meeting.

Q:
What level of shareholder support is required to approve the Recapitalization?

A:
The proposal to approve the Recapitalization must receive the affirmative vote of the holders of at least a majority of the shares of our common stock issued and outstanding as of the record date. If you do not vote your shares, either in person or by proxy, it has the same effect as if you voted against the Recapitalization.

Q:
Who is soliciting my proxy?

A:
The board of directors of our company is soliciting your proxy.

Q:
What is the recommendation of our board of directors regarding the proposal?

A:
Our board of directors has determined that the Recapitalization is advisable and in the best interests of our company and its shareholders. Our board of directors has unanimously approved the Recapitalization and recommends that you vote "FOR" approval of this matter at the special meeting.

Q:
What do I need to do now?

A:
Please sign, date, and complete your proxy card and promptly return it in the enclosed, self addressed, prepaid envelope so that your shares can be represented at the special meeting.

Q:
Can I change my vote after I have mailed my signed proxy card?

A:
Yes. Just send by mail a written revocation or a later-dated, completed, and signed proxy card before the special meeting or simply attend the special meeting and vote in person. You may not change your vote by facsimile or telephone.

Q:
What if I don't send back a proxy card or vote my shares in person at the special meeting?

A:
If you don't return your proxy card or vote your shares in person at the special meeting, each of those shares will be treated as a vote "AGAINST" the proposed Recapitalization.

Q:
What happens if I sell my shares before the special meeting?

A:
The record date for the special meeting (February 24, 2004) is earlier than the targeted effective time of the Recapitalization (March 25, 2004). If you own shares of our common stock on the record date but transfer your shares after the record date, but before Recapitalization, you will retain your right to vote at the special meeting based on the number of shares you owned on February 24, 2004. If you sell a sufficient number of shares so that you own fewer than ten shares as of March 25, 2004, you will receive $0.25 in cash for each share you own on March 25, 2004. If you do not own any shares on March 25, 2004, you will not receive anything in the Recapitalization.

About the Recapitalization

Q:
What will I receive in the Recapitalization?

A:
If you own fewer than ten shares of our common stock on March 25, 2004, you will receive $0.25 in cash, without interest, from us for each share you own. If you own ten or more shares of our common stock on March 25, 2004, you will not receive any cash payment for your shares in connection with the Recapitalization and will continue to hold the same number of shares of our common stock as you did before the Recapitalization.

Q:
Why is ten shares the "cutoff" number for determining which shareholders will be cashed out and which shareholders will remain as shareholders of the company?

A:
The purpose for the Recapitalization is to reduce the number of record holders of our common stock to fewer than 300, which will allow us to deregister as an SEC-reporting company. Our board of directors selected ten shares as the appropriate number in order to enhance the probability that, after the Recapitalization (if approved), we will have fewer than 300 record holders.

Q:
How will our company be operated after the Recapitalization?

A:
After the Recapitalization, we will no longer be subject to the reporting and related requirements under the federal securities laws that are applicable to public companies. We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this proxy statement, the Recapitalization is not anticipated to have any effect upon the conduct of such business. As a result of the Recapitalization, our shareholders who receive cash for their shares in the transaction will no longer have a continuing interest as shareholders and will not share in any future earnings and growth of our company.

Q:
When do you expect the Recapitalization to be completed?

A:
We expect the Recapitalization to be completed and effective at 11:59 p.m. local time, on March 25, 2004.

Q:
What are the federal income tax consequences of the Recapitalization to me?

A:
The receipt of cash in the transaction will be taxable for federal income tax purposes. Shareholders who do not receive cash in the transaction should not be subject to taxation as a result of the transaction. To review the material tax consequences in greater detail, please read the discussion under "Federal Income Tax Consequences of the Recapitalization."

Q:
Should I send in my stock certificates now?

A:
No. After the Recapitalization is completed, if your shares were converted into the right to receive cash in the Recapitalization, we will send instructions on how to receive your cash payment. If you will continue as a shareholder after the Recapitalization, you will not receive new stock certificates.

Q:
Who can help answer my questions?

A:
If you have any questions concerning the Recapitalization or the special meeting, or if you would like additional copies of this proxy statement or proxy card, please contact: Diane House at Big Buck Brewery & Steakhouse, Inc., at 550 South Wisconsin Street, Gaylord, Michigan 49735. Her telephone number is (989) 731-0401.

SPECIAL FACTORS

Capitalization of Our Company

        As of February 24, 2004 (the record date for the special meeting), there were 861,997 shares of our common stock, with a par value of $0.01 per share, outstanding. The outstanding shares are held by approximately 320 record holders. Of these record shareholders, approximately 249 of them own 861,790 shares (over 99.975% of the outstanding shares) and approximately 71 shareholders own an aggregate of 207 shares (less than 0.025% of the outstanding shares). The number of record holders has exceeded 300 at all times since the September 2002 reverse split.

        Our common stock trades on the OTC Bulletin board under the symbol "BBUC."

Purposes of and Reasons for the Recapitalization

        The primary purpose of the Recapitalization is to eliminate the expenses and management's time and effort related to our disclosure and reporting requirements under the Exchange Act and the shareholder servicing expense associated with being a public company. If approved, we expect that the Recapitalization will result in reducing the number of our record holders to fewer than 300. This would allow us to deregister our common stock under the Exchange Act, which should decrease these administrative expenses. The Recapitalization will thus enable our management and employees to devote more time and effort to improving our operations.

        Because our common stock is registered under Section 12 of the Exchange Act, we are required to comply with the disclosure and reporting requirements under that Act, including the requirements imposed by the Sarbanes-Oxley Act of 2002. These requirements require us to incur legal, accounting and SEC filing fees that we would not otherwise have to incur. In addition to the direct costs we incur, our management and employees are required to devote substantial time and energy to completing the periodic reports required of publicly traded companies under the Exchange Act and otherwise complying with requirements applicable only to public companies. Please see "Effects of the Recapitalization on Our Company—Cost Savings" for more information on these costs. In going private, we will be able to save many of these costs.

        The obligations and associated costs of being a public company have become more burdensome as a result of the passage of the Sarbanes-Oxley Act and the implementation of various SEC rules promulgated under such legislation.

        The Sarbanes-Oxley Act and related rulemaking impose several new requirements on public companies, including the following:

  •
  The Annual Report on Form 10-KSB that we file with the SEC must disclose whether we have adopted a code of ethics for our executive officers and, if we haven't, why we haven't. We are required to make any code of ethics we adopt publicly available.

  •
  Our audit committee members are subject to new and more stringent independence requirements. In addition, our Annual Report on Form 10-KSB must disclose whether our audit committee has an "audit committee financial expert" (as such term is defined by the SEC) and, if it doesn't, why not.

  •
  Our outside auditors are prohibited from providing certain non-audit services for us. Other non-audit services must be pre-approved by our audit committee.

  •
  Our Annual Report on Form 10-KSB is required to contain a report of the internal controls we have. This report must be reviewed and attested to by outside auditors.

  •
  The SEC will be reviewing our filings at least once every three years.

Although extremely difficult to quantify, the cost of complying with these new requirements is likely to be substantial. For example, these new requirements will increase our legal fees as we will require legal assistance to determine how the new regulations are applicable to us and to help us comply with those new requirements. In addition, the attestation of our report on internal controls that we are required to obtain from our outside auditors will increase the fees we pay them. Our officers and directors will also be required to devote attention to complying with these regulations, and their time represents an indirect cost to us.

        The board of directors believes our company receives little, if any, benefit from having its common stock registered under the Exchange Act. Our common stock is not listed on any exchange or on The Nasdaq Stock Market, which means that our shareholders do not benefit from the liquidity of the type of public market that shareholders of other public companies often do. In addition, the lack of analysts researching and tracking our stock means that our company does not realize the benefit of having access to capital markets that other public companies generally do. Further, the board of directors believes there is little likelihood that a more active market will develop in the foreseeable future.

        For all of these reasons, the board of directors has concluded that the costs of being a public company (which are expected to increase as a result of the Sarbanes-Oxley Act and related rulemaking) now substantially outweigh the associated benefits to our company and our shareholders. By effecting the Recapitalization, the board believes we will reduce these costs without a substantial reduction in benefits.

Failure to Effect the Recapitalization

        If the proposed Recapitalization is not approved by our shareholders and effected, we will continue to file annual and quarterly reports on Forms 10-KSB and Forms 10-QSB, as well as all other filings required under the Exchange Act. However, in that event, we may consider other, as yet undetermined, steps to no longer be a public company. Our board of directors has considered the possibility that the Recapitalization may not be implemented. The board determined that the potential benefits to our company and its shareholders of implementing the Recapitalization were worth the risk that the Recapitalization might not be implemented.

Alternatives Considered

        In making its determination to proceed with the Recapitalization, our board of directors considered other alternatives. As discussed below, it rejected a tender offer, open market purchases, and remaining a public company. For the reasons discussed below, the board determined that providing liquidity to some unaffiliated shareholders was fair to all unaffiliated shareholders considering the benefits to our company of eliminating the expenses incurred from being a public company and relieving management of the time necessary to meet regulatory responsibilities under securities laws. The alternatives the board considered were:

  •
  Issuer Tender Offer.    The board considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature, thus the board was uncertain as to whether this alternative would result in a sufficient number of shares being tendered. Moreover, federal regulations impose rules regarding the treatment of shareholders in a tender offer, including pro rata acceptance of offers from shareholders, which makes it difficult to ensure that our company would be able to significantly reduce the number of record holders. As a result, the board rejected this alternative.

  •
  Open Market Purchases.    The board determined that making open market purchases was an impracticable option given the very limited trading market for our common stock. In addition, this method would take an extended length of time, have no assurance of success, and be of undeterminable cost. The board did not think this procedure was either practical or efficient.

  •
  Maintaining the Status Quo.    The board considered maintaining the status quo. In that case, our company would continue to incur the expenses of being a public company without the commensurate benefits. Thus, the board considered maintaining the status quo not to be in the best interests of our company and its shareholders and rejected this alternative.

Effects of the Recapitalization on Our Company

        The Recapitalization will likely have the following effects on our company:

  •
  Termination of Exchange Act Registration.    Our common stock is currently registered under the Exchange Act. Our company has approximately 320 shareholders of record. Following the Recapitalization, if approved and if it is successful in reducing the number of our shareholders to less than 300, we intend to terminate the registration of our common stock under the Exchange Act as promptly as possible after the effective date of the Recapitalization.

  •
  Cost Savings.    We anticipate saving substantial costs as a result of the Recapitalization, including attorney fees, accountants' fees, printer fees, transfer agent fees, SEC filing fees, and indirect savings resulting from the reduction in the time that must be devoted to preparing SEC reports and filings. We estimate that we will save approximately $60,000 a year in incremental attorney fees that we incur to have our attorneys review our periodic filings with the SEC and assist us in complying with rules and regulations applicable to public companies. In addition, we estimate that we will save approximately $40,000 a year in incremental accountants' fees. Although our lenders may require our accountants to continue to review or audit our financial statements, we will not incur the cost of having our accountants assist in preparing periodic filings with the SEC or in advising us as to various accounting rules applicable to public companies. We also estimate that we will save approximately $30,000 a year in incremental printer fees and approximately $20,000 a year in incremental transfer agent fees.

  In addition to these direct cost reductions, we expect to save indirect costs as a result of the fact that our principal executive officer will not be required to devote attention to preparing periodic SEC filings, consulting with our attorneys and auditors on various SEC rules and regulations, and generally addressing compliance with SEC rules and regulations. These indirect costs are extremely difficult to accurately quantify.

  •
  Reduction in the Number of Shareholders of Record and the Number of Outstanding Shares.    Based on information as of February 24, 2004, we believe that the Recapitalization will reduce our number of record shareholders from approximately 320 to approximately 249. We estimate that we will purchase approximately 207 shares in the Recapitalization. The number of outstanding shares of common stock will decrease from approximately 861,997 to approximately 861,790. These estimates assume that there will be no transfers of stock between shareholders before March 25, 2004 (the proposed effective date of the Recapitalization). The use of a one-for-ten reverse split minimizes the impact of the Recapitalization, while providing a small cushion in the reduction of the number of record holders to ensure the success of the undertaking. In fact, the Recapitalization will impact holders of an aggregate of less than fifty-two dollars ($52.00) of market value and, as noted above, will leave the Company with approximately 249 record holders. It was upon this basis that the board of directors selected the reverse split ratio.

  •
  Change in Book Value.    Because (1) the price to be paid per share in the Recapitalization will be $0.25 per share, (2) the number of shares of common stock expected to be purchased is estimated to be approximately 207, (3) the total cost to our company, including expenses, of effecting the Recapitalization is expected to be approximately $40,095, and (4) at September 28, 2003, aggregate shareholders' equity in our company was approximately $(345,287), or $(0.40) per share, we expect that, as a result of the Recapitalization, the book value per share of common stock, estimated as of September 28, 2003, would decrease to approximately $(0.45) per share. This calculation excludes the anticipated beneficial effects of the Recapitalization. (It is important to note that book value is an accounting methodology based on the historical cost of our company's assets, and therefore does not necessarily reflect current company value.)

  •
  Capital and Liquidity.    We do not expect that the payment to shareholders receiving cash in the Recapitalization or the payment of expenses will have a material adverse effect on our capital, liquidity, or operations. Further, our ability to utilize our net operating loss carryforwards will be unaffected by the Recapitalization. However, there will be less capital available to our company.

Effects of the Recapitalization on Our Shareholders

        The Recapitalization will likely have the following effects on our shareholders:

  •
  Primary Effect on Shareholders Owning Fewer Than Ten Shares.    Shareholders owning fewer than ten shares as of March 25, 2004 will cease to be shareholders and instead will receive $0.25 per share for their common stock. This is true whether or not a shareholder is affiliated with our company (e.g., an employee or director). This will be a taxable transaction for federal income tax purposes. See "Federal Income Tax Consequences of the Recapitalization" for more information.

  •
  Primary Effect on Shareholders Owning at Least Ten Shares.    All shareholders owning ten or more shares as of March 25, 2004 will remain shareholders and will not receive any cash. The number of shares each shareholder owns will not change; however, because there would be fewer outstanding shares, each remaining shareholder would own a slightly higher percentage of our company's outstanding stock. This is true whether or not a shareholder is affiliated with our company (e.g., an employee or director).

  •
  Less Information about Our Company.    As discussed above, the purpose of the Recapitalization is to permit us to terminate the registration of our common stock under the Exchange Act, which will substantially reduce the information that we will be required to furnish to our shareholders. Although our company will continue to release annual audited financial statements following the end of each fiscal year, these reports will not include all of the information that we currently are required to provide to our shareholders under federal securities laws, including information such as a description of our business, management's discussion and analysis of our financial condition and the results of our operations, descriptions of transactions with related parties, disclosure of executive compensation, and reports of beneficial ownership by our management. Further, although these reports will be distributed to each shareholder, by mail or electronically, such reports will no longer be available to the public at the SEC's website.

  •
  Less Regulation Designed to Protect Investors.    In addition, the termination of our Exchange Act registration will make many of the provisions of the Exchange Act, such as certain short-swing profit recapture rules, the requirement of furnishing a proxy or information statement in connection with shareholder meetings, some requirements relating to tender offers, and the requirements regarding "going private" transactions, no longer applicable to our company or its shareholders. In addition, the Sarbanes-Oxley Act of 2002 imposed many additional rules and regulations on public companies that were designed to protect investors. For example, among other things, that act requires us to impose stricter standards on our audit committee and requires that our CEO and CFO personally certify our disclosures to shareholders. If the Recapitalization is approved and effected, almost all of these regulations will no longer be applicable to our company. Because these federal laws and regulations will generally not apply to our company following the Recapitalization, the potential liability of our directors and executive officers for violations of such laws and regulations will lessen or be eliminated. In general, there is no difference in the Michigan laws and regulations applicable to our company following the Recapitalization.

  •
  No Public Market.    There will be no public market for our common stock after the Recapitalization (although there is currently only limited trading of the stock on the OTC Bulletin Board). Because trading, if any, would be conducted in the so-called "pink sheets," selling our common stock will be more difficult. In the absence of a ready market, smaller quantities of our common stock will be bought and sold, transactions will likely be delayed, and lower prices and larger spreads between bid and asked prices will likely exist.

Effects of the Recapitalization on Our Executive Officers and Directors

        Our executive officers and directors who own shares of our common stock own at least ten shares, and thus will remain shareholders if the Recapitalization is approved. Although our executive officers and directors are treated the same as other shareholders under the terms of the Recapitalization, the Recapitalization will likely have the following special effects on our executive officers and directors:

  •
  Slightly Increased Percentage of Beneficial Ownership.    Based on the estimates set forth above, we expect that the percentage of our common stock beneficially owned by our executive officers and directors as a group will increase by less than 0.01% as a result of the Recapitalization.

  •
  Decreased Regulation.    After the Recapitalization (if approved), our common stock will not be registered under the Exchange Act. As a result, our executive officers, directors, and other affiliates will no longer be subject to the Exchange Act's requirements, including beneficial ownership reporting and short-swing profit liability provisions, nor will we be required to publicly disclose information relating to executive compensation and related party transactions. Our officers and directors will still be subject to the fiduciary and other obligations of Michigan law.

Effects of the Recapitalization on Unaffiliated Shareholders

        Except as described above, shareholders who are not affiliated with our company (i.e., are not officers or directors) will be treated the same as affiliated shareholders in the Recapitalization.

Ability to Buy or Sell Shares Prior to March 25, 2004

        As described above, if the Recapitalization is approved, it will have the following effect:

  •
  If you own fewer than ten shares on March 25, 2004, your shares will be purchased by our company at a price of $0.25 per share.

  •
  If you own at least ten shares on March 25, 2004, you will continue as a shareholder of our company, with the same number of shares after the Recapitalization.

        If you own at least ten shares today, but want to sell your shares, you have the opportunity to sell your shares to other shareholders prior to March 25, 2004. If you sell enough shares such that you are left with fewer than ten, the remaining shares will be automatically purchased by our company in the Recapitalization (if approved). If you do not own any shares on March 25, 2004, you will not receive anything in the Recapitalization.

        A list of shareholders and the number of shares each person owns is available for inspection at our main office at 550 South Wisconsin Street, Gaylord, Michigan 49735. Other than making this list available, we cannot provide any additional assistance in helping you locate shareholders that may be willing to buy or sell shares, and we cannot provide any assistance with respect to the sale of shares.

Fairness of the Recapitalization

        Our board of directors has determined that the terms of the proposed Recapitalization are procedurally and substantively fair to our unaffiliated shareholders, both those that would be cashed out as a result of the Recapitalization and those that would continue as shareholders of our company. The board based its determination on the following factors:

  •
  Shareholders Being Cashed Out.    The board considered the fact that shareholders who will receive cash will have no control over the timing or price of the sale of their shares. However, for the reasons discussed in this proxy statement, the board determined that the benefits to our company and the remaining shareholders render the Recapitalization fair, even taking into account the lack of control over timing and price. In addition, the board noted that the Recapitalization provides liquidity that may not otherwise be available to these shareholders.

  •
  Shareholders Who Will Remain Shareholders.    The board determined the Recapitalization is fair to the shareholders who will remain shareholders because, with the exception of reduced availability of information and decreased regulation of our company (discussed elsewhere in this proxy statement), their rights remain essentially unchanged. Moreover, if the anticipated cost savings and management efficiencies are in fact realized as anticipated, the remaining shareholders will be able to participate in the rewards of those benefits through any increase in the fair market value of their shares. The fact that our company is incurring significant expense as an SEC-reporting company and the lack of benefits it derives from such status were the most important factors to the board in determining that the Recapitalization is fair to our company's shareholders.

  •
  Ability of Shareholders to Receive Cash or Remain as Shareholders.    The board considered the fact that shareholders who currently have fewer than ten shares but who wish to increase their holdings to avoid being cashed out in the Recapitalization may do so by purchasing shares of common stock prior to March 25, 2004. In addition, those shareholders who currently own at least ten shares but who wish to be cashed out entirely can reduce their holdings below ten shares of common stock prior to March 25, 2004.

  •
  Fairness of the Price.    In analyzing the fairness of the Recapitalization and the purchase price per share to be paid in the Recapitalization, the board sought to determine a price that was fair both to those shareholders who would be cashed out, and those shareholders who would remain shareholders. The board sought to balance paying an appropriate amount to the cashed-out shareholders with fairness to the remaining shareholders.

    The board primarily based its determination on the price paid in sales of our common stock during fiscal year 2003. As shown under the caption "Other Information—Recent Sales of Stock," all sales since the beginning of 2003 have ranged from $0.10 to $0.40 per share. The board recognizes that there is a limited trading market for shares of our common stock but, for the reasons discussed below, believes that this sale data is the best indicator of the fair value of a share of our common stock. As a result, the board decided to use the midpoint on the range of stock prices from fiscal year 2003 as the fair price. The price of $0.25 per share represents approximately 173.5% of the average closing price during the fourth quarter of 2003.

    The board believes that the value of our company is largely a function of its future earning power which, in turn, is largely a function of the status and prospects of the restaurant industry in the markets in which our company operates.

    The board of directors believes that the shareholders' expectations of our company's future earning power are reflected in the price at which those shareholders have been willing to buy and sell shares of our common stock. The board has no current plans to sell our company or to pursue any business strategy that would cause a significant change in our company's operations or prospects. Thus, the board has made the business judgment that the fair market value of a share of stock is closely related to the price at which buyers and sellers have been willing to buy and sell stock. The board has decided to pay a premium over the average closing price during the fourth quarter of 2003 in recognition of the fact that the number of shares bought and sold has been relatively limited. The board determined that paying a premium would safeguard against the risk that, if the trading volume of the stock were higher, the sales prices would be higher, while at the same time maintaining the fairness of the transaction to shareholders who would not be cashed out in the Recapitalization.

    The board believes the appropriate valuation for our company is to measure its value as a going concern. This is because our company has no current plans to liquidate or otherwise discontinue its operations. The board did not conduct a separate analysis of our company's going concern value because it did not believe that there were any factors that would be considered in such an analysis that would lead to a materially different result from the board's determination of value based on the market prices for its common stock, as discussed above.

    Because the book value of our common stock at September 28, 2003 was negative, the board of directors did not consider book value in determining what would be a fair price to pay to shareholders in the Recapitalization. Book value per share is an accounting calculation that measures our total consolidated assets over our total consolidated liabilities. Our board does not believe that this calculation represents the value of participating in our future earning power.

    In determining the price to be paid to cashed-out shareholders, the board did not consider the liquidation value of a share of our common stock because our company has no current plans to liquidate. Further, upon liquidation, it is unlikely that the holders of common stock would receive any payment given the shareholders' deficit we had at September 28, 2003.

    We have not repurchased any shares from our shareholders during fiscal year 2003. During the second quarter of fiscal year 2002, prior to the delisting of our common stock from The Nasdaq SmallCap Market, we repurchased an aggregate of 60,700 shares of our common stock for an average price of approximately $0.32 per share (which included commissions of $0.05 per share). Because the prices paid pre-dated the delisting of our common stock, this potential source of valuation data provides the board with little additional information on which to base its valuation decision. Further, because no person or entity has made an offer to acquire our company, the board was unable to base its valuation decision upon that potential source of valuation information.

    The board decided not to obtain an independent valuation or opinion as to the fair value of a share of common stock. The board did not believe that an independent valuation would yield a fair value materially different than the $0.25 per share price determined by the board, and therefore did not believe the cost of obtaining an independent valuation was justified under the circumstances. The board based this belief primarily on the theory that the shareholders' expectations of our company's future earnings power are reflected in our recent market prices. As discussed above, our company's future earning power, which the board believes is the primary determinant of its value, is based in large part on the restaurant industry in the markets in which we operate. The board believes its members are well qualified to assess our company's prospects. In addition, given the procedural fairness considerations discussed in this section (including the fact that the Company's directors and executive officers collectively own only 6.7% of the stock entitled to vote on the Recapitalization and will be treated the same as other holders of our company's outstanding stock), the board does not believe its determination of a fair price has been tainted by any conflicts of interest. For these reasons, the board determined that the independence and qualifications of a third party appraiser would likely not lead to a significant difference in the determination of a fair price, and therefore did not believe the cost of obtaining an independent valuation was justified under the circumstances. In other words, the board believes that its members are best qualified to determine the value of our company.

  •
  Approval of Shareholders.    In determining whether the Recapitalization is fair to its shareholders, the board considered the fact that, under Michigan law, the Recapitalization will need to be approved by a majority of our company's shareholders. As discussed in "Description of the Recapitalization—Vote Required," because our company's executive officers and directors, as a group, directly and indirectly, own approximately 6.7% of the stock entitled to vote on the Recapitalization and they have indicated that they will vote in favor of the Recapitalization, this means that approximately 43.3% of shares held by unaffiliated shareholders will be required to be voted in favor of the Recapitalization for it to be approved. Although the board could voluntarily require that a majority of our unaffiliated shareholders approve the Recapitalization in order for it to be approved, Michigan law does not require it. Further, the board believes that the fact that 43.3% of unaffiliated shareholders will be required to approve the Recapitalization is significant and, assuming such approval is obtained, supports the procedural fairness of the Recapitalization.

    Furthermore, the most any single executive officer or director owns, including indirect holdings, is approximately 5.4% of the outstanding shares. Thus, our common stock is not significantly concentrated in a small group of insiders. The board believes that the lack of the ability of any one person or group of people to control the outcome of the proposed Recapitalization supports its procedural fairness (assuming its approval by the requisite majority of shareholders).

  •
  Approval of Board.    The board unanimously approved the Recapitalization. No director voiced any dissent or abstained from the vote to approve the Recapitalization. Only one of our directors is an employee of our company.

  •
  No Unaffiliated Representative.    No independent representative was retained to represent unaffiliated shareholders in negotiating with the board on the terms of the Recapitalization. For the reasons discussed in this section, the board believes the transaction is procedurally and substantively fair to its unaffiliated shareholders and believes that the cost of hiring an independent representative to confirm this fairness would not be justified under the circumstances.

Material Differences in the Rights of Shareholders

        If the Recapitalization is approved, shareholders who own fewer than ten shares of our common stock as of March 25, 2004 will be treated differently than shareholders who own at least ten shares of our common stock as of March 25, 2004. Shareholders who own fewer than ten shares will have their shares repurchased by us at a price of $0.25 per share and will cease to be shareholders. Shareholders who own at least ten shares will continue as shareholders. Additional information about the differences in the rights of shareholders appears in "Special Factors—Effects of the Recapitalization on Our Shareholders."

Approval of the Board of Directors

        Our board of directors, including those directors who are not employees of our company, has unanimously approved the Recapitalization, and the board unanimously recommends that the shareholders vote "FOR" approval and adoption of the proposed amendments to our Articles of Incorporation that will effect the Recapitalization.

        Our executive officers and directors who own shares of our common stock have indicated that they intend to vote their shares of common stock "FOR" the Recapitalization. Each of our executive officers and directors who owns shares of our common stock owns at least ten shares and, unless he sells shares prior to March 25, 2004, such that he does not own at least ten shares as of March 25, 2004 (which we do not believe any officer or director intends to do), each of our executive officers and directors who owns shares of our common stock will remain a shareholder of our company following the Recapitalization (if approved).

DESCRIPTION OF THE RECAPITALIZATION

Conversion of Shares

        If approved by our shareholders, the Recapitalization will be accomplished through our filing two amendments to our Articles of Incorporation, which amendments are attached to this proxy statement as Appendix A and Appendix B. Although both of these amendments would be filed with the Michigan Department of Consumer & Industry Services promptly after the special meeting of shareholders (if the Recapitalization is approved), the amendments would not be effective until March 25, 2004, at which time the amendment effecting the reverse stock split (attached as Appendix A) would automatically become effective at 11:58 p.m. EST, and the amendment effecting the forward stock split (attached as Appendix B) would automatically become effective at 11:59 p.m. EST.

        Reverse Stock Split.    The amendment to our Articles of Incorporation that would effect the reverse stock split is attached to this proxy statement as Appendix A. That amendment provides that each outstanding share of our common stock would be automatically converted into 1/10 of a share of our common stock as of 11:58 p.m. (EST) on March 25, 2004. The amendment further provides that shareholders who would not be entitled to receive at least one share of common stock in this conversion would be entitled to receive cash in lieu of the fractional share to which they would otherwise be entitled. The cash payment for the fractional shares of common stock will be at the price of $0.25 per pre-split share.

        Forward Stock Split.    The amendment to our Articles of Incorporation that would effect the forward stock split is attached to this proxy statement as Appendix B. That amendment provides that each outstanding share of our common stock would be automatically converted into ten shares of our common stock as of 11:59 p.m. (EST) on March 25, 2004. The purpose of the forward stock split is to convert any fractional shares resulting from the reverse stock split into whole shares and to otherwise return the shareholdings of the remaining shareholders back to their pre-Recapitalization position.

Examples

        The following examples illustrate how the Recapitalization will work (if approved):

        Shareholder Owning At Least Ten Shares.    Assume that Shareholder A owns 125 shares of common stock on March 25, 2004. As a result of the reverse stock split, Shareholder A's 125 shares would be converted into 12.5 shares. Because Shareholder A would own at least one whole share of common stock immediately after the reverse stock split, our company would not pay cash in lieu of the 0.5 fractional share. As a result of the forward stock split, Shareholder A's 12.5 shares would be converted back into 125 shares. The Recapitalization thus would have no net effect on Shareholder A's stock holdings (but Shareholder A would own a slightly larger percentage of our company's outstanding common stock).

        Shareholder Owning Fewer Than Ten Shares.    Assume that Shareholder B owns 5 shares of common stock as of March 25, 2004. As a result of the reverse stock split, Shareholder B's 5 shares would be converted into the right to receive cash in lieu of a fractional share. Because Shareholder B would not be entitled to receive at least one whole share of common stock in connection with the reverse stock split, our company would pay Shareholder B cash in lieu of the 0.5 fractional share. Shareholder B would receive $1.25 (the 5 pre-split shares multiplied by $0.25 per pre-split share). The net effect of the Recapitalization on Shareholder B would be that Shareholder B would cease to be a shareholder of our company, but would have had his shares redeemed by our company for a total of $1.25.

Deregistration of Common Stock

        Promptly after the Recapitalization, if approved by our shareholders, we will file a Form 15 with the SEC certifying that we have fewer than 300 shareholders of record. This will terminate the registration of our common stock under the Exchange Act. Because Exchange Act Rule 12g-4(b) provides that an issuer's duty to file any reports required under Exchange Act Section 13(a) is suspended immediately upon filing a Form 15 (unless it is subsequently withdrawn by the issuer or denied by the SEC), we anticipate that our reporting obligations will terminate effective as of March 26, 2004, and that we will not be required to file a Form 10-KSB for 2003.

Exchange of Stock Certificates for Cash Payment

        If the Recapitalization is approved by our shareholders, then on March 25, 2004, each certificate representing a share of our common stock outstanding immediately prior to the Recapitalization will be deemed, for all corporate purposes and without any further action by any person, to evidence either an equal number of shares of common stock or the right to receive cash in lieu a fractional share resulting from the Recapitalization. Each shareholder who owns fewer than ten shares of record on March 25, 2004 will not have any rights with respect to the common stock and will have only the right to receive cash in lieu of the fractional share to which he or she would otherwise have been entitled. In April 2004, we would send instructions to our shareholders whose shares were converted into the right to receive cash in the Recapitalization (i.e., those shareholders who own fewer than ten shares as of March 25, 2004). There will be no service charges or costs payable by shareholders in connection with the payment of cash in lieu of fractional shares. We will bear these costs. Instructions will be sent to the appropriate shareholders promptly after the effective date of the Recapitalization. Shareholders that would continue as shareholders after the Recapitalization (i.e., those shareholders who own at least ten shares as of March 25, 2004) would retain their current stock certificates.

Vote Required

        The approval of the Recapitalization requires that the holders of a majority of the outstanding shares of our common stock vote in favor of the Recapitalization. Each share of common stock is entitled to one vote per share. There are 861,997 shares of common stock outstanding. Therefore, at least 430,999 votes must be cast in favor of the amendments to the Articles of Incorporation in order for the Recapitalization to take place. Abstentions and broker non-votes will not be deemed affirmative votes, and will have the same effect as negative votes on the proposal. Such votes, however, will be counted in determining the number of common shares present in person or represented by proxy in determining whether a quorum is present. Proxies received in response to this solicitation will, in the absence of any contrary specification, be voted in favor of the proposal. The board of directors believes that the Recapitalization is in the best interests of our company and its shareholders and recommends a vote for the proposed Amendments to our Restated Articles of Incorporation.

        As a group, our executive officers and directors directly own 4,728 shares and indirectly own 53,344 shares of the 861,997 outstanding shares. Since we believe all of our executive officers and directors will vote in favor of the amendments to the Articles of Incorporation, this means that a total of 372,927 shares (430,999 shares minus 58,072 shares) held by shareholders who are not executive officers or directors of our company will be required in order for the amendments to the Articles of Incorporation to be approved and the Recapitalization to take place. For more information regarding the stock ownership of our executive officers, directors and significant shareholders, please review "Security Ownership of Certain Beneficial Owners and Management." Please note that "beneficial ownership" includes ownership of securities that are not entitled to vote. This distinction explains why our executive officers and directors beneficially own approximately 43.0% of our common stock, but only own 6.7% of the shares entitled to vote on the Recapitalization.

Dissenters' Rights

        Under Michigan law, our shareholders are not entitled to any dissenters' or appraisal rights in connection with the Recapitalization. Under Michigan law and/or federal securities laws, a shareholder may have the right to file a claim against our company and/or its officers or directors alleging that he or she has been treated unfairly or that an officer or director has breached a fiduciary duty or that the Recapitalization was fraudulent, manipulative, or deceptive.

Recommendation of the Board of Directors

        Our board of directors has unanimously approved the Recapitalization and recommends that our shareholders vote "FOR" the proposed amendments to our Articles of Incorporation.

Regulatory Approvals

        The Recapitalization is not subject to any regulatory approvals.

Expenses and Source of Funds

        We estimate that approximately $95 will be required to pay for the fractional shares of common stock exchanged for cash in the Recapitalization and the SEC filing fee. Additionally, we estimate that professional fees and other expenses related to the Recapitalization will total approximately $40,000, as follows:

Legal fees:	$20,000
Accounting fees:	$5,000
Printing charges:	$10,000
Mailing charges:	$5,000

Total	$40,000

        Cash and cash equivalents on hand will serve as the source for these costs. We do not intend to borrow any funds in connection with the Recapitalization. We will pay all expenses incurred in connection with this proxy statement and, if approved, the Recapitalization.

FEDERAL INCOME TAX CONSEQUENCES OF THE RECAPITALIZATION

        The following are the material federal income tax consequences of the Recapitalization to our company and its shareholders. The conclusions in the following summary are not binding on the Internal Revenue Service ("IRS") and no ruling has been or will be obtained from the IRS in connection with the Recapitalization.

        The discussion does not address all U.S. federal income tax considerations that may be relevant to certain of our shareholders in light of their particular circumstances. The discussion assumes that our shareholders hold their shares of common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state, or local income tax consequences of the Recapitalization. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of shareholders, including: financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currencies; traders in securities that elect to mark-to-market; persons that hold our common stock as part of a hedge, straddle or conversion transaction; persons who are considered foreign persons for U.S. federal income tax purposes; and persons who do not hold their shares of common stock as a capital asset.

        Accordingly, you are urged to consult your own tax advisors as to the specific tax consequences of the Recapitalization, including applicable federal, foreign, state, and local tax consequences to you of the Recapitalization in light of your own particular circumstances.

Our Company

        The Recapitalization will be a tax-free reorganization described in Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, our company will not recognize taxable income, gain, or loss in connection with the Recapitalization.

Shareholders Owning at Least Ten Shares

        A shareholder who owns at least ten shares on March 25, 2004 will not recognize gain or loss, or dividend income, as a result of the Recapitalization, and the basis and holding period of such shareholder's shares will not change.

Shareholders Owning Fewer Than Ten Shares

        A shareholder who receives cash in the Recapitalization (i.e., a shareholder who owns fewer than ten shares of common stock on March 25, 2004) will be treated as having had his or her shares redeemed by our company, which will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on a shareholder's situation, will be taxed as either:

  (a)
  A sale or exchange of the redeemed shares, in which case the shareholder will recognize gain or loss equal to the difference between the cash payment and the shareholder's tax basis for the redeemed shares; or

  (b)
  A cash distribution which is treated: (i) first, as a taxable dividend to the extent of our company's accumulated earnings; (ii) then as a tax-free return of capital to the extent of the shareholder's tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares.

        Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) is generally entitled to exclude a portion of a dividend from its taxable income.

        Under Section 302 of the Code, a redemption of shares of stock from a shareholder as part of the Recapitalization will be treated as a sale or exchange of the redeemed shares if any of the following are true:

  •
  the Recapitalization results in a "complete termination" of the shareholder's interest in our company;

  •
  the receipt of cash is "substantially disproportionate" with respect to the shareholder; or

  •
  the receipt of cash is "not essentially equivalent to a dividend" with respect to the shareholder.

        These three tests are applied by taking into account not only shares that a shareholder actually owns, but also shares that the shareholder constructively owns pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, a shareholder is deemed to constructively own shares owned by certain related individuals and entities in addition to shares directly owned by the shareholder. For example, an individual shareholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren, and parents ("family attribution"). In addition, a shareholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the shareholder has a beneficial interest, by partnerships in which the shareholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such shareholder. Similarly, shares directly or indirectly owned by beneficiaries of estates or certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be considered owned by these entities ("entity attribution"). A shareholder is also deemed to own shares which the shareholder has the right to acquire by exercise of an option. Constructively owned shares may be reattributed to another taxpayer. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to another taxpayer through family attribution.

        Complete Termination.    A shareholder who receives cash in the Recapitalization and does not constructively own any shares of common stock after the Recapitalization, will have his or her interest in our company completely terminated by the Recapitalization and will therefore receive the sale or exchange treatment on his or her common stock described under (a) above.

        A shareholder who receives cash in the Recapitalization and would only constructively own shares of common stock after the Recapitalization as a result of family attribution may be able to avoid constructive ownership of the shares of common stock by waiving family attribution and, thus, be treated as having had his or her interest in our company completely terminated by the Recapitalization. Among other things, waiving family attribution requires (i) that the shareholder have no interest in our company (including as an officer, director, employee, or shareholder) other than an interest as a creditor during the 10-year period immediately following the Recapitalization and (ii) including an election to waive family attribution in the shareholder's tax return for the year in which the Recapitalization occurs.

        "Substantially Disproportionate."    A shareholder who receives cash in the Recapitalization and immediately after the Recapitalization constructively owns shares of common stock, must compare (X) his or her percentage ownership immediately before the Recapitalization (i.e., the number of common shares actually or constructively owned by him or her immediately before the Recapitalization divided by 861,997) with (Y) his or her percentage ownership immediately after the Recapitalization (i.e., the number of common shares constructively owned by him or her immediately after the Recapitalization divided by the number of shares of common stock outstanding immediately after the Recapitalization).

        If the shareholder's post-Recapitalization ownership percentage is less than 80% of the shareholder's pre-Recapitalization ownership percentage, the receipt of cash is "substantially disproportionate" with respect to the shareholder and the shareholder will, therefore, receive the sale or exchange treatment on his or her common stock described under (a) above.

        Not Essentially Equivalent to a Dividend.    If (i) the shareholder exercises no control over the affairs of our company (e.g., is not an officer, director, or high ranking employee), (ii) the shareholder's relative stock interest in our company is minimal, and (iii) the shareholder's post-Recapitalization ownership percentage is less than the shareholder's pre-Recapitalization ownership percentage, the receipt of cash is "not essentially equivalent to a dividend" with respect to the shareholder and the shareholder will, therefore, receive sale or exchange treatment on his or her shares of common stock exchanged for cash in lieu of a fractional share. For these purposes, constructive ownership of less than 1% of the outstanding shares is clearly a relatively minimal ownership interest and constructive ownership of less than 5% of the outstanding shares is probably a relatively minimal ownership interest.

        In all other cases, receiving cash in lieu of a fractional share by a shareholder who immediately after the Recapitalization constructively owns shares of common stock will probably be treated: (i) first, as a taxable dividend to the extent of our company's accumulated earnings; (ii) then as a tax-free return of capital to the extent of the shareholder's tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares.

Tax Withholding

        Non-corporate shareholders of our company may be subject to backup withholding at a rate of 30% on cash payments received in the Recapitalization. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal to be sent to the shareholders after the Recapitalization (if approved), (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the IRS.

        As stated above, the preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the Recapitalization. Thus, you are urged to consult your own tax advisors as to the specific tax consequences to you of the Recapitalization, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local, and other applicable tax laws, and the effect of any proposed changes in the tax laws.

FINANCIAL INFORMATION

        Our audited financial statements for the fiscal years ended December 29, 2002 and December 30, 2001, contained in our Annual Report on Form 10-KSB/A for the fiscal year ended December 29, 2002, are incorporated in this proxy statement by reference. The Annual Report on Form 10-KSB/A for the fiscal year ended December 29, 2002 is attached to this proxy statement as Appendix C.

        Our unaudited balance sheets, comparative year-to-date income statements, and related earnings per share data, statements of cash flows, and comprehensive income contained in the Quarterly Report on Form 10-QSB/A for the year-to-date period ended September 28, 2003, are incorporated in this proxy statement by reference. The Quarterly Report on Form 10-QSB/A for the year-to-date period ended September 28, 2003 is attached to this proxy statement as Appendix D.

        The documents that appear at Appendix C and Appendix D to this proxy statement contain references to the applicability of the Private Securities Litigation Reform Act of 1995. Under Section 21E(b)(1)(E) of the Exchange Act, the safe harbor for forward-looking statements does not apply to forward-looking statements made in connection with a going private transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of our common stock as of December 1, 2003, by (a) each person who is known to us to own beneficially more than five percent of our common stock, (b) each director, (c) our Named Executive Officers (as defined in Item 402 of Regulation S-B), and (d) all directors and executive officers as a group. The Recapitalization will not change the number of shares beneficially owned by any person in the table. The table also sets forth percentage ownership before and after the Recapitalization. Unless otherwise noted, each person identified below possesses sole voting and investment power with respect to such shares. Except as otherwise noted below, we know of no agreements among our shareholders which relate to voting or investment power with respect to our common stock.

		Percent Of Class(2)
Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(1)	Before Recapitalization	After Recapitalization
Wayne County Employees' Retirement System(3) 28 West Adams, Suite 1900 Detroit, Michigan 48226	512,155	38.6%	38.6%
William F. Rolinski 5242 Greenview Drive Gaylord, Michigan 49735	120,001	13.9%	13.9%
Tina Murphy 750 Woodcrest Gaylord, Michigan 49735	90,715	10.5%	10.5%
Thomas E. Zuhl(4)	52,969	5.8%	5.8%
Michael G. Eyde(5) 6250 West Michigan Avenue Lansing, Michigan 48917	45,782	5.1%	5.1%
Anthony P. Dombrowski(6)	27,705	3.1%	3.1%
Mark S. Provenzano(7)	12,142	1.4%	1.4%
Timothy J. Pugh(8) 4404 Hickorywood Okemos, Michigan 48864	10,713	1.2%	1.2%
Ronald Yee(9)	512,512	38.6%	38.6%
Richard A. Noelke	71	*	*
All directors and executive officers as a group (5 persons)(10)	605,399	43.0%	43.0%

*
Represents less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Securities "beneficially owned" by a person may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of December 1, 2003. Unless otherwise indicated, the address of each shareholder is c/o Big Buck Brewery & Steakhouse, Inc., 550 South Wisconsin Street, Gaylord, Michigan 49735.

(2)
Percentage of beneficial ownership is based on 861,997 shares outstanding as of December 1, 2003. Shares issuable pursuant to derivative securities are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(3)
Includes 28,571 shares purchasable upon the exercise of a warrant and 437,383 shares purchasable upon the conversion of promissory notes.

(4)
Includes 5,237 shares purchasable upon the exercise of options, 16,496 shares purchasable upon the conversion of a promissory note and 27,793 shares purchasable upon the conversion of a promissory note held by Pac Rim Associates, Inc.

(5)
Includes 28,570 shares purchasable upon the conversion of promissory notes.

(6)
Includes 26,848 shares purchasable upon the exercise of options.

(7)
Represents 4,999 shares purchasable upon the exercise of options and 7,143 shares held by Columbia Construction Services—Michigan, Inc.

(8)
Represents shares purchasable upon the exercise of options.

(9)
Mr. Yee has served as Director of WCERS since February 1997. As a result of his voting and dispositive power over the securities held by WCERS, he may be deemed to be the indirect beneficial owner of such securities. Because Mr. Yee lacks a pecuniary interest in the securities held by WCERS, he disclaims beneficial ownership of such securities.

(10)
Includes 37,084 shares purchasable upon the exercise of options, 28,571 shares purchasable upon the exercise of warrants and 481,672 shares purchasable upon the conversion of promissory notes.

BACKGROUND INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

Business Experience

        Anthony P. Dombrowski became the President and Chief Executive Officer of our company in March 2003. He has also served as the Chief Financial Officer and Treasurer of our company since May 1996. Mr. Dombrowski joined our board of directors in September 2003. He acted as a consultant to our company, in the capacity of Chief Financial Officer, from January 1996 to May 1996. From February 1995 to May 1996, Mr. Dombrowski operated his own financial and consulting business. From May 1989 to January 1995, Mr. Dombrowski was the Chief Financial Officer of Ward Lake Energy, Inc., an independent producer of natural gas in Michigan. Mr. Dombrowski began his career with Price Waterhouse LLP in 1982.

        Richard A. Noelke became a director in December 2001. Mr. Noelke has served as the Deputy Director of WCERS since February 1997. Mr. Noelke was an elected Trustee of WCERS for ten years prior to becoming Deputy Director. He has been employed with Wayne County, Michigan, for the past 26 years, including ten years as an Accountant and Supervisor of Accounting, and ten years as the Assistant Finance Director, at Detroit Metropolitan Wayne County Airport. WCERS beneficially owns approximately 38.6% of our common stock. For more information regarding our transactions with WCERS, please review "Certain Relationships and Related Transactions."

        Mark S. Provenzano became a director in February 2002. He is the President and a shareholder of Columbia Construction Services, a general contracting and construction management firm he founded in 1981. Columbia specializes in hospitality, restaurant and retail construction in the Eastern United States. Mr. Provenzano is also the President and a shareholder of Supreme Heating and Supply Co, Inc., a family-operated firm started in 1950 by his father. Supreme provides HVAC services throughout Southeastern Michigan. Columbia, which beneficially owns less than one percent of our common stock, has provided certain services to our company pursuant to a Master Agreement for Program Management Services. Supreme has also provided certain mechanical repair services to our company at our Auburn Hills unit. For more information regarding our transactions with Columbia and Supreme, please review "Certain Relationships and Related Transactions."

        Ronald Yee became a director in February 2002. He has served as Director of WCERS since February 1997. Prior to that, he was WCERS' Deputy Director for six years. Mr. Yee also served as Wayne County's Risk Manager, Chief Labor Relations Analyst, Director of Administration for Personnel as well as other professional level positions during his 29-year career. WCERS beneficially owns approximately 38.6% of our common stock. For more information regarding our transactions with WCERS, please review "Certain Relationships and Related Transactions."

        Thomas E. Zuhl became a director in January 2002. Mr. Zuhl has owned Pac Rim Associates, Inc., an automotive parts manufacturer's representative company, since October 1991. He also owns Up North Adventures, Inc. and Tried and True Builders, LLC. Mr. Zuhl was Director of International Programs for Magee Industrial Enterprises from March 1987 to August 1991. From September 1984 to February 1987, he was a National Account Sales Manager for Xerox Corporation. Mr. Zuhl beneficially owns approximately 5.8% of our common stock. In July 2001, we entered into a license agreement with Up North Adventures. For more information regarding our transactions with Up North Adventures, Pac Rim Associates and Mr. Zuhl, please review "Certain Relationships and Related Transactions."

        To our company's knowledge, none of its executive officers or directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of our company's executive officers and directors is a citizen of the United States.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Wayne County Employees' Retirement System and Relationships with Ronald Yee and Richard A. Noelke

        We have obtained certain debt financing from WCERS. We have not made any required debt service payments to WCERS since September 2001. On February 1, 2003, the entire $8,912,786 principal amount of the secured debt held by WCERS became due and payable. As of September 28, 2003, we had defaulted on approximately $10.7 million of principal and interest payments to WCERS. A first priority lien in favor of WCERS on all of our assets secures this indebtedness. As of December 1, 2003, WCERS beneficially owned approximately 38.6% of our common stock. Ronald Yee, who became one of our directors in February 2002, serves as Director of WCERS. Richard A. Noelke, who became one of our directors in December 2001, serves as Deputy Director of WCERS. For more information regarding our transactions with WCERS, please review "Management's Discussion and Analysis—Liquidity and Capital Resources" in the Annual Report on Form 10-KSB/A attached to this proxy statement as Appendix C.

Agreements with Michael G. Eyde

        We have entered into certain sale/leaseback transactions with Michael G. Eyde. As of December 1, 2003, Mr. Eyde beneficially owned approximately 5.1% of our common stock. For more information regarding our transactions with Mr. Eyde, please review "Description of Property—Grand Rapids and Auburn Hills" in the Annual Report on Form 10-KSB/A attached to this proxy statement as Appendix C. On September 21, 2003, we closed our Grand Rapids unit. We are in negotiations with our landlord regarding the termination of such lease. During fiscal year 2002, we recorded non-cash asset impairment charges of $800,000 to write-down the building and improvements of the Grand Rapids unit.

Agreements with Up North Adventures, Transactions with Pac Rim Associates and Thomas E. Zuhl, and Relationship with Thomas E. Zuhl

        In July 2001, we granted an exclusive license to Up North Adventures, Inc. (1) to use our intellectual property, (2) to import, sell and distribute our products, and (3) to open and operate our restaurants, in Japan, Thailand, Malaysia and Singapore. In consideration of such rights, the licensee, an entity owned by Thomas E. Zuhl, will pay us one and one half percent of its gross receipts for products sold in the territory for the first 24 months after the first Big Buck restaurant is opened. For the remainder of the 25-year term, the royalty amount will increase to two percent. In July 2001, we issued a convertible subordinated promissory note in the principal amount of $100,000 to Thomas E. Zuhl. This note matured in July 2002. It may be converted into 16,496 shares of common stock at a conversion price of $6.062 per share. In December 2001, we issued a convertible subordinated promissory note in the principal amount of $100,000 to Pac Rim Associates, Inc. Such entity is owned by Mr. Zuhl. This note matured in December 2002. It may be converted into 27,793 shares of common stock at a conversion price of $3.598 per share. As of September 30, 2003, we had defaulted on the payment of approximately $200,000 of principal and interest payments on these notes. In January 2002, Mr. Zuhl became one of our directors.

Agreements and Transactions with Columbia Construction Services, Transactions with Supreme Heating and Supply Co, Inc., and Relationship with Mark S. Provenzano

        In January 2001, we entered into a Master Agreement for Program Management Services with Columbia Construction Services—Michigan, Inc. Pursuant to this agreement, Columbia provided us with certain project-specific construction management services and advice regarding development, design and construction issues related to our restaurant business. Mark S. Provenzano, who became one of our directors in February 2002, is President and a shareholder of Columbia. Under the agreement, Columbia conducted certain demolition and construction work in connection with the Nashville location. For such services, we paid Columbia $212,423 during 2001 and $104,117 during 2002. Columbia also provided us with advisory services in connection with our former construction litigation. For such services, we paid Columbia $79,613 during 2001 and $24,000 during 2002. Our agreement also provides that we will reimburse Columbia, at actual cost plus 15%, for all reimbursable costs incurred by it in connection with project-specific construction management services as well as advisory services. We did not pay Columbia for any project-specific construction management services during 2002 because we had no pending projects during such fiscal year. Effective February 9, 2001, we issued 7,142 shares of common stock to Columbia as compensation for field audit services provided by such entity to us in connection with the Grapevine unit. During 2002, we paid Supreme Heating and Supply Co, Inc. $17,456 for mechanical repair services on the HVAC system at our Auburn Hills unit. Mr. Provenzano is President and a shareholder of Supreme.

Transaction with Seger Financial, Agreements with Private Equity, and Relationship with Jonathon D. Ahlbrand

        On November 20, 1998, we issued a five-year warrant, exercisable at $2.7625 per share, for the purchase of 2,083 shares of our common stock to Seger Financial, Inc. This issuance was made in connection with the $1.4 million debt financing which Seger Financial obtained for us from Crestmark Bank. In addition, we paid Seger Financial a commission of 5% of the total amount of the debt placed ($70,000). Private Equity, LLC, an entity of which Jonathon D. Ahlbrand, who served as one of our directors from January 2001 to December 2003, is a managing member, performed certain consulting and advisory services for Seger Financial from April 1998 to July 1998. In connection with the dissolution of such relationship, Mr. Ahlbrand came to beneficially own the securities underlying the foregoing warrant and was paid $17,500 of the above-referenced commissions.

        On September 17, 1999, we entered into a consulting services agreement with Private Equity, LLC. Pursuant to this agreement, Private Equity agreed to provide advice, recommendations and introductions regarding financing options, market conditions, program structure and strategic options, including acquisitions and mergers. We agreed to bear all reasonable costs and expenses associated with such consulting efforts. We reimbursed Private Equity for $22,400 of costs and expenses during 2000. In addition, we issued warrants to purchase an aggregate of 28,571 shares of our common stock to Private Equity. Mr. Ahlbrand, who served as one of our directors from January 2001 to December 2003, has served as a managing member of Private Equity since April 1998. All of such warrants expired unexercised on October 1, 2002.

Employment Agreements with Anthony P. Dombrowski and Timothy J. Pugh

        One executive officer has, and one former executive officer had, an employment agreement with our company. For more information regarding such agreements, please review "Executive Compensation—Employment Contracts and Termination of Employment, and Change-in-Control Arrangements" in the Annual Report on Form 10-KSB/A attached to this proxy statement as Appendix C.

OTHER INFORMATION

Dividends

        We have never declared or paid cash dividends. We currently intend to retain future earnings for the operation of our business and do not anticipate paying cash dividends on our securities in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our board. The payment by us of dividends is subject to the terms of the subscription and investment representation agreement governing the 10% convertible secured promissory note due February 2003 we issued to WCERS in February 2000.

Recent Repurchases of Stock

        During the second quarter of fiscal year 2002, prior to the delisting of our common stock from The Nasdaq SmallCap Market, we repurchased an aggregate of 60,700 shares of our common stock for an average price of approximately $0.32 per share (which included commissions of $0.05 per share). The actual prices paid per share, net of commissions, ranged from $0.22 to $0.33.

Recent Sales of Stock

        The following table sets forth the approximate high and low bid prices for our common stock for the periods indicated as reported by the OTC Bulletin Board. Such quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

Period	High	Low
2003
First Quarter	$0.40	$0.25
Second Quarter	$0.35	$0.18
Third Quarter	$0.29	$0.11
Fourth Quarter	$0.24	$0.10
2002
First Quarter	$3.50	$1.05
Second Quarter	$2.94	$1.05
Third Quarter	$2.37	$0.75
Fourth Quarter	$0.90	$0.21

OTHER MATTERS

        The board of directors is not aware of any other matters which may come before the special meeting. However, if any other matters are properly brought before the special meeting, which are unknown a reasonable time before this solicitation, the persons named as proxies for the special meeting will vote in accordance with their best judgment on such matters.

        Representatives of Plante & Moran, PLLC, our independent auditors for the year ended December 28, 2003, are not expected to be present at the special meeting to respond to questions, although such representatives have the opportunity to be present and make a statement if they desire to do so.

SHAREHOLDER PROPOSALS

        If a shareholder wishes to present a proposal for consideration for inclusion in the proxy materials for the next annual meeting of shareholders, the proposal must be sent by certified mail, return receipt requested, and must be received at the executive offices of Big Buck Brewery & Steakhouse, Inc., 550 South Wisconsin Street, Gaylord, Michigan 49735, Attention: Anthony P. Dombrowski, no later than June 24, 2004. All proposals must conform to the rules and regulations of the SEC. Under SEC rules, if a shareholder notifies us of his or her intent to present a proposal for consideration at the next annual meeting of shareholders after September 7, 2004, we, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary authority with respect to such proposal without including information regarding such proposal in our proxy materials.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        As required by law, we file reports, proxy statements, and other information with the SEC. Because the Recapitalization is a "going private" transaction, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Recapitalization. The Schedule 13E-3 and such reports, proxy statements, and other information contain additional information about our company. You can inspect and copy these materials at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the internet through the SEC's website at www.sec.gov.

INCORPORATION BY REFERENCE

        The following information is incorporated in this proxy statement by reference:

  •
  Our audited financial statements for the fiscal years ended December 29, 2002 and December 30, 2001, contained in our Annual Report on Form 10-KSB/A for the fiscal year ended December 29, 2002; and

  •
  Our unaudited balance sheets, comparative year-to-date income statements, and related earnings per share data, statements of cash flows, and comprehensive income contained in our Quarterly Report on Form 10-QSB/A for year-to-date period ended September 28, 2003.

        You should rely on only the information contained in, or incorporated by reference into, this proxy statement. We have not authorized anyone to give any information different from the information contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated February 26, 2004. You should not assume the information contained in this proxy statement is accurate as of any later date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

        Holders of common stock are urged to complete, sign, and date the accompanying proxy card and return it in the enclosed envelope. No postage is necessary if the proxy card is mailed in the United States.

Sincerely,
BIG BUCK BREWERY & STEAKHOUSE, INC.
/s/ ANTHONY P. DOMBROWSKI Anthony P. Dombrowski President, Chief Executive Officer, Chief Financial Officer and Treasurer

Gaylord, Michigan
February 26, 2004

APPENDIX A

Proposed Form of Certificate of Amendment to

Articles of Incorporation of

Big Buck Brewery & Steakhouse, Inc.

to Effect Reverse Stock Split

        Big Buck Brewery & Steakhouse, Inc., a Michigan corporation (the "Corporation"), does hereby certify that:

FIRST:	This Certificate of Amendment amends the provisions of the Corporation's Articles of Incorporation.
SECOND:
The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 611 of the Michigan Business Corporation Act and shall become effective at 11:58 p.m., EST, on March 25, 2004.
THIRD:	Article III of the Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

ARTICLE III

The total authorized shares:

    Common shares 10,000,000, par value $0.01 per share

    Preferred shares 5,000,000, par value $0.01 per share

A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

    The board of directors of the Corporation (the "board of directors") may cause the Corporation to issue preferred shares in one or more series, each series to bear a distinctive designation and to have such relative rights and preferences as shall be prescribed by resolution of the board of directors. Such resolutions, when filed, shall constitute amendments to the Corporation's Articles of Incorporation.

Without regard to any other provision of these Articles of Incorporation, each one (1) common share issued and outstanding immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-tenth (1/10) of a fully paid and nonassessable common share, without increasing or decreasing the amount of capital of the Corporation, provided that no fractional shares shall be issued to any holder of fewer than ten (10) common shares immediately prior to the time this amendment becomes effective. Instead of issuing such fractional shares, the Corporation shall pay in cash the fair value of such fractional shares as determined by the board of directors.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer on March 25, 2004.

By:	Anthony P. Dombrowski President, Chief Executive Officer, Chief Financial Officer and Treasurer

A-1

APPENDIX B

Proposed Form of Certificate of Amendment to

Articles of Incorporation of

Big Buck Brewery & Steakhouse, Inc.

to Effect Forward Stock Split

        Big Buck Brewery & Steakhouse, Inc., a Michigan corporation (the "Corporation"), does hereby certify that:

FIRST:	This Certificate of Amendment amends the provisions of the Corporation's Articles of Incorporation.
SECOND:
The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 611 of the Michigan Business Corporation Act and shall become effective at 11:59 p.m., EST, on March 25, 2004.
THIRD:	Article III of the Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

ARTICLE III

The total authorized shares:

    Common shares 10,000,000, par value $0.01 per share

    Preferred shares 5,000,000, par value $0.01 per share

A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

    The board of directors of the Corporation (the "board of directors") may cause the Corporation to issue preferred shares in one or more series, each series to bear a distinctive designation and to have such relative rights and preferences as shall be prescribed by resolution of the board of directors. Such resolutions, when filed, shall constitute amendments to the Corporation's Articles of Incorporation.

Without regard to any other provision of these Articles of Incorporation, each one (1) common share issued and outstanding (and including each fractional share in excess of one (1) share held by any shareholder) immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into ten (10) fully paid and nonassessable common shares (or, with respect to such fractional shares, such lesser number of shares as may be applicable based upon such ten (10) to one (1) ratio), without increasing or decreasing the amount of capital of the Corporation, provided that no fractional shares shall be issued.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer on March 25, 2004.

By:	Anthony P. Dombrowski President, Chief Executive Officer, Chief Financial Officer and Treasurer

B-1

APPENDIX C

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 10-KSB/A

☒	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE FISCAL YEAR ENDED DECEMBER 29, 2002
☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 0-20845

BIG BUCK BREWERY & STEAKHOUSE, INC.
(Name of Small Business Issuer in Its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-3196031 (I.R.S. Employer Identification No.)

550 South Wisconsin Street, Gaylord, Michigan 49734
(Address of Principal Executive Offices, including Zip Code)

(989) 731-0401
(Issuer's Telephone Number, including Area Code)

Securities registered pursuant to Section 12(b) of the Exchange Act:

None
Securities registered pursuant to Section 12(g) of the Exchange Act:

Common Stock ($0.01 par value)
(Title of Class)

        Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. ☐

        The issuer's revenues for its most recent fiscal year were $16,391,465.

        The aggregate market value of the common equity held by non-affiliates of the issuer as of March 12, 2003, was approximately $154,731.

        As of March 12, 2003, the issuer had outstanding 861,997 shares of common stock.

DOCUMENTS INCORPORATED BY REFERENCE

        None.

        The following discussion contains various forward-looking statements within the meaning of Section 21E of the Exchange Act. Although we believe that, in making any such statement, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. When used in the following discussion, the words "anticipates," "believes," "expects," "intends," "plans," "estimates" and similar expressions, as they relate to us or our management, are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ materially from those anticipated, certain of which are beyond our control, are set forth under the caption "Management's Discussion and Analysis or Plan of Operation—Cautionary Statement."

        Our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements. Accordingly, we cannot be certain that any of the events anticipated by forward-looking statements will occur or, if any of them do occur, what impact they will have on us. We caution you to keep in mind the cautions and risks described in our Cautionary Statement and to refrain from attributing undue certainty to any forward-looking statements, which speak only as of the date of the document in which they appear.

PART I

ITEM 1    DESCRIPTION OF BUSINESS

Overview

        We develop and operate restaurant-brewpubs under the name "Big Buck Brewery & SteakhouseSM." We currently operate one unit in each of the following cities in Michigan: Gaylord, Grand Rapids and Auburn Hills. In addition, we opened a fourth unit in Grapevine, Texas, a suburb of Dallas, in August 2000. This unit is owned and operated by Buck & Bass, L.P. pursuant to our joint venture agreement with Bass Pro Outdoor World, L.L.C., a premier retailer of outdoor sports equipment.

        We had planned, subject to obtaining adequate financing, to open our next unit in Nashville, Tennessee. In March 2002, following the recommendation of the landlord and after careful consideration of the marketplace and our limited capital resources, we determined to discontinue our plans to open this unit. For the foreseeable future, we plan to focus on the following objectives:

  •
  refinancing existing indebtedness,

  •
  continued implementation of cost controls, and

  •
  exploration of licensing and franchising opportunities.

        On September 13, 2002, we effected a stock combination (reverse stock split) pursuant to which our outstanding shares of common stock were exchanged for new shares of common stock in an exchange ratio of one newly issued share for every seven outstanding shares, while maintaining 15 million authorized shares, consisting of 10 million shares of common stock and 5 million shares of preferred stock. Share and per share data, except for par, for all periods presented have been restated to reflect the reverse stock split.

        We were incorporated under the Michigan Business Corporation Act in November 1993, as Michigan Brewery, Inc. All references to us herein include our subsidiaries, unless otherwise noted. Our executive office is located at 550 South Wisconsin Street, Gaylord, Michigan 49734. Our telephone number is (989) 731-0401.

Restaurant Operations

        General.    Big Buck Brewery & Steakhouses offer craft brewed beer brewed on site along with a menu featuring steaks, ribs, chicken, fish, pasta and other food in a unique, architecturally spacious setting. Our units offer over ten different types of beers ranging from a light golden ale to a full-bodied stout. We also offer customers a full selection of hard liquors. We attempt to create an exciting yet casual restaurant where patrons can have fun and feel comfortable.

        Design and Layout.    Big Buck Brewery & Steakhouses feature large, open and visually stimulating dining areas, highlighted by gleaming stainless steel and copper brewing equipment. Each unit's interior follows the same motif with a warm, cozy atmosphere utilizing soft lighting and Amish furniture. The menu and beer styles are the same at each existing unit.

  •
  The Gaylord unit features a 4,000 square foot dining area and a 1,600 square foot bar area, with combined seating capacity of approximately 420. It is decorated with a rustic wood-finished interior, mounted deer racks, 36-foot high vaulted ceilings and warm lighting. The specially commissioned Amish hand-carved wooden furniture and overhead genuine Tennessee whisky barrel lighting fixtures add character to the building's decor. The layout is flexible, permitting tables to be rearranged to accommodate customer demand. A wall of television sets, including a ten-foot screen television set, adjacent to the bar area provides customers the opportunity to watch sporting and other special events. The friendly and attentive staff, on-site brewing, summertime outdoor seating and live music are designed to create an appealing atmosphere for lunch, dinner and bar customers.

  •
  The Grand Rapids unit's seating capacity is approximately 250 in the restaurant and bar combined. The brewing and fermenting tanks of this unit front directly on 28th Street, a well-traveled street.

  •
  The Auburn Hills unit, which houses a 15-barrel brewing system, encompasses approximately 26,700 square feet including brewery, bar and restaurant, with a total seating capacity of approximately 650. This unit is accessible to Detroit metro area residents.

  •
  The Grapevine unit, which is located between Bass Pro Outdoor World, a premier retailer of outdoor sports equipment, and Embassy Suites Outdoor World Hotel and Convention Center on Bass Pro Drive, encompasses approximately 20,500 square feet including brewery, bar and restaurant. This unit has a total seating capacity of approximately 500 and is accessible to Dallas/Fort Worth metro area residents.

        Menu and Pricing.    The menu at each unit consists of appetizers, soups, meal-sized salads, and entrees, including steaks, ribs, chicken, fish, pastas as well as a variety of desserts. Management analyzes menu items for popularity, profitability and ease of preparation. The menu items are selected to complement our craft brewed beers. The menu is designed to offer a broad range of prices that convey value to the customer. Entrees range in price from $9.99 to $28.00 with an average entree price of $15.00. During 2002, sales of alcohol, including beer and wine, accounted for 17.7%, 18.9%, 22.1% and 22.7% of the Gaylord, Grand Rapids, Auburn Hills and Grapevine unit sales, respectively.

        Customers.    We believe our restaurants appeal to a wide range of customers and draw clientele from throughout the region in which they are located. Increased customer loyalty to our beers results in repeat business.

Brewing Operations

        General.    The brewery at the Gaylord unit presently has the capacity to brew 10,000 barrels of beer per year, and is designed to produce 20,000 barrels per year with the installation of additional fermentation tanks. The Grand Rapids unit features a 7.5-barrel brewing system that can produce 7,000 barrels per year with the installation of additional fermentation tanks. The Auburn Hills unit features a 15-barrel brewing system that can produce 15,000 barrels per year with the installation of additional fermentation tanks. The Grapevine unit features a 15-barrel brewing system that can produce 15,000 barrels per year with the installation of additional fermentation tanks. Each existing brewery has been custom-designed to be integrated into the restaurant layout in an efficient and aesthetically pleasing manner.

        Quality Control.    Quality control of each brewery is under the supervision of our brewmaster. Each unit contains a laboratory to monitor and maintain quality assurance in the brewing and packaging processes.

        Ingredients.    Beer is made primarily from four natural ingredients: malted barley, hops, yeast and water. We use only the finest barley, primarily two row, in our production. The universal spice of beer is hops. Hops, like the grapes used in wine, are varietal. Brewers select hops based on specific varieties grown in select areas around the world. Some hop varieties are selected for their bittering qualities, while others are chosen for their ability to impart distinctive aromas to the beer. Yeast is a uni-cellular organism whose metabolism converts sugar into alcohol and carbon dioxide. We use only specially selected yeast. The entire brewing process from mashing through filtration typically is completed in 14 to 21 days, depending on the formulation and style of the beer being brewed. We purchase the required raw materials from market sources on a competitive bid basis.

Sales and Marketing

        We advertise primary through four-walls marketing, including the use of table tents, in-house promotions and other events to build customer loyalty. We strive to provide our customers with a dining experience that will encourage repeat business and promote "word-of-mouth" advertising. To supplement our service-oriented marketing efforts, we sell merchandise, including hats, t-shirts, sweatshirts and other items bearing the Big Buck Brewery & Steakhouse name and logo. During 2002, we incurred approximately $156,029 in marketing expenses.

Competition

        Restaurant competitors.    The restaurant industry is highly competitive with respect to price, service, location and food quality, including taste, freshness and nutritional value. New restaurants have a high failure rate. New restaurants generally experience a decline in revenue growth, or in actual revenues, following a period of excitement that accompanies their opening. The restaurant industry is also generally affected by changes in consumer preferences, national, regional and local economic conditions, and demographic trends. The performance of individual restaurants may also be affected by factors such as traffic patterns, demographic considerations, and the type, number and location of competing restaurants. In addition, factors such as inflation, increased food, labor and employee benefit costs, and unavailability of experienced management and hourly employees may also adversely affect the restaurant industry in general and our units in particular. Restaurant operating costs are further affected by increases in the minimum hourly wage, unemployment tax rates and similar matters over which we have no control. We face numerous well-established competitors, including national, regional and local restaurant chains, possessing substantially greater financial, marketing, personnel and other resources than we do. We also compete with a large variety of locally owned restaurants, diners, and other establishments that offer moderately priced food to the public and with other brewpubs. Competitors could utilize the Big Buck Brewery & Steakhouse format or a related format. We cannot assure you that we will be able to respond to various competitive factors affecting the restaurant industry.

        Brewing industry competitors.    The domestic beer market is highly competitive due to:

  •
  the enormous advertising and marketing expenditures by national and major regional brewers,

  •
  the proliferation of craft breweries and brewpubs,

  •
  the introduction of fuller-flavored products by certain major national brewers, and

  •
  a general surplus of domestic brewing capacity, which facilitates existing contract brewer expansion and the entry of new contract brewers.

        We cannot assure you that demand for craft brewed beers will continue. Most of our brewing competitors possess greater financial, marketing, personnel and other resources than we do. We cannot assure you that we will be able to succeed against such competition.

Government Regulation

        Beer Regulation. A significant percentage of our revenue is derived from beer sales. Total sales of alcohol, including beer, wine and hard liquor, accounted for 21.1% of our revenues during 2002. We must comply with federal licensing requirements imposed by the United States Department of Treasury, Alcohol and Tobacco Tax and Trade Bureau, as well as the licensing requirements of states and municipalities where our units are located. Our failure to comply with federal, state or local regulations could cause our licenses to be revoked and force us to cease brewing and selling beer. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. We believe we are operating in substantial compliance with applicable laws and regulations governing our operations.

        Restaurant Regulation.    The restaurant industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and those relating to building and zoning requirements. We are subject to regulation by air and water pollution control divisions of the Environmental Protection Agency of the United States and by certain states and municipalities in which our units are located. We are also subject to laws governing our relationship with our employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. Restaurant operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar matters, such as any government-mandated health insurance, over which we have no control. We believe we are operating in substantial compliance with applicable laws and regulations governing our operations.

        Dram-Shop Laws.    We are subject to "dram-shop" laws in Michigan and Texas. These laws generally provide someone injured by an intoxicated person the right to recover damages from the establishment that wrongfully served alcoholic beverages to such person. We carry liquor liability coverage as part of our existing comprehensive general liability insurance. However, a judgment against us under a dram-shop statute in excess of our liability coverage could have a material adverse effect on our business, operating results, cash flows and financial condition.

        State Liquor Laws.    We are licensed under Michigan law as a "brewpub." A brewpub in Michigan is (1) limited to a combined annual production of not more than 5,000 barrels, (2) limited to no more than three units in Michigan, and (3) prohibited from selling beer on a wholesale basis. Buck & Bass is licensed under Texas law as a "brewpub." A brewpub in Texas is limited to the production of not more than 5,000 barrels of malt liquor, ale, and beer for each licensed brewpub established, operated, or maintained in Texas by the holder of the brewpub license. Brewpubs in Michigan and Texas are also licensed to sell hard liquor with appropriate licensing. Applicable legislation, regulations or administrative interpretations of liquor laws may hinder our operations or increase our operating costs.

        Excise Taxes.    The federal government currently imposes an excise tax of $18.00 on each barrel of beer produced for domestic consumption in the United States. However, each brewer with production of not more than 2,000,000 barrels per year is taxed only $7.00 per barrel on the first 60,000 barrels produced annually. We cannot assure you that the federal government will not reduce or eliminate this small brewer rate reduction. Michigan imposes an excise tax of $6.30 per barrel on each barrel of beer manufactured or sold in Michigan. However, each brewer that manufactures less than 50,000 barrels per year is granted a brewer's excise tax credit in the amount of $2.00 per barrel for the first 30,000 barrels. Buck & Bass is subject to excise taxes under Texas law. Excise taxes in Texas are $6.138 per barrel for ale and malt liquor, and $6.00 per barrel for beer. However, Texas grants a 25% tax exemption for manufacturers of beer whose annual production in Texas does not exceed 75,000 barrels of beer per year. As a result, Buck & Bass faces an effective excise tax of $4.50 per barrel for beer. If our beer production exceeds the foregoing credit thresholds, our average excise tax rate would increase.

        It is possible that the rate of excise taxation could be increased by either federal or state governments, or both. Increased excise taxes on alcoholic beverages have been considered by the federal government as an additional source of tax revenue in connection with various proposals and could be included in future legislation. Future increases in excise taxes on alcoholic beverages, if enacted, could adversely affect our business, operating results, cash flows and financial condition.

Employees

        At December 29, 2002, we employed 376 persons at our units, including approximately 111 full-time employees. Of our total number of employees, 28 served as restaurant management personnel, 7 served in executive and corporate administrative capacities, and the remainder were hourly personnel. No employee is covered by a collective bargaining agreement and we have never experienced an organized work stoppage, strike or labor dispute. We consider relations with our employees to be satisfactory.

Trademarks and Service Marks

        We own several trademarks, including BIG BUCK BREWERY & STEAKHOUSE® and BIG BUCK BEER®. Trademark rights generally continue indefinitely, so long as the marks remain in use and periodic filings are made and fees paid. We regard our marks as having substantial value and as being an important factor in the marketing of our restaurants and beer. Our policy is to pursue registration of our marks and to oppose vigorously any infringement of our marks.

ITEM 2    DESCRIPTION OF PROPERTY

Gaylord

        We own the Gaylord unit, including the real property on which it is located. See "Description of Business—Restaurant Operations" for a description of the Gaylord unit.

Grand Rapids and Auburn Hills

Grand Rapids

        We purchased the Grand Rapids site in December 1996. The site included an existing structure of approximately 8,200 square feet and is located on 28th Street in Grand Rapids. Seating capacity is approximately 250 for restaurant and bar combined. The Grand Rapids unit opened in March 1997.

        In April 1997, we sold the Grand Rapids site, including all improvements thereto, to an entity owned by one of our shareholders, Eyde Brothers Development Co., pursuant to a real estate purchase and leaseback agreement for $1.4 million. Pursuant to a separate lease agreement, we lease the Grand Rapids site at a minimum annual base rent of $140,000 and a maximum annual base rent of $192,500 over a ten-year term. The lease may be extended at our option for up to two additional five-year terms. In addition to the annual base rent, the lease, as amended in March 2000, provides that we are obligated to pay annual percentage rent in the amount of 5% on gross sales at the site in excess of $1.5 million per year.

        If annual gross sales do not exceed $1.5 million for any lease year, the lessor will obtain the right to require us to repurchase the Grand Rapids site for $1.4 million, plus $70,000 for each lease year on a pro rata basis. In March 2002, the lessor waived its right to require repurchase based upon insufficient annual gross sales for the lease years ended April 2001 and April 2002. We do not expect annual gross sales to exceed $1.5 million for the lease year ended April 2003. Independent of annual gross sales, the lessor has the option to require us to repurchase such site after the seventh full lease year for the same price. We also have the option to purchase the Grand Rapids site from the lessor after the seventh full lease year for the same price. If the lessor requires us to repurchase the site, we would be forced to repurchase it at a premium over its sale price. We cannot assure you that we will have sufficient funds to repurchase the site. If we are required to repurchase the site and cannot do so, it would have a material adverse impact on our business, operating results, cash flows and financial condition.

        During 2002, we paid annual rent of $17 per square foot at the Grand Rapids unit.

Auburn Hills

        We purchased the Auburn Hills site in August 1996. The site is just off of Interstate 75 at exit 79. The unit constructed on this site encompasses approximately 26,700 square feet including brewery, bar and restaurant. Seating capacity is approximately 650 for the restaurant and bar combined. The Auburn Hills unit opened in October 1997.

        In August 1997, we entered into a real estate purchase and leaseback agreement providing for the sale of the Auburn Hills site to one of our shareholders, Michael G. Eyde, for $4.0 million. We lease the Auburn Hills site pursuant to a separate lease agreement which provides for a minimum annual base rent of $400,000, and a maximum annual base rent of $550,000, over a 25-year term. The lease may be extended at our option for up to two additional ten-year terms. In addition to the annual base rent, we are obligated to pay an annual percentage rent of 5.25% of gross sales at the site in excess of $8.0 million per year.

        Because annual gross sales did not exceed $8.0 million for the fourth and fifth years of the lease term, the lessor obtained the right to require us to repurchase the Auburn Hills site for $4.0 million, plus $200,000 for each lease year on a pro rata basis. We also have the option to purchase the Auburn Hills site from the lessor after the seventh full lease year for the same price. If the lessor requires us to repurchase the site, we would be forced to repurchase it at a premium over its sale price. We cannot assure you that we will have sufficient funds to repurchase the site. If we are required to repurchase the site and cannot do so, it would have a material adverse impact on our business, operating results, cash flows and financial condition.

        During 2002, we paid annual rent of $15.40 per square foot at the Auburn Hills unit.

Termination Provisions

        The Grand Rapids and Auburn Hills lessors may terminate in the event of a default which is not cured within the applicable grace period. A default is defined as:

  •
  our failure to make a rental payment within 30 days after receipt of written notice that a payment is past due, or

  •
  our failure to perform our obligations under the lease, other than rent payments, within 30 days after written notice of a curable violation;

provided, however, that if such default cannot be cured within the 30-day period, a default will be deemed to have occurred only if we have failed to commence a cure within such 30-day period. In the event of a default and termination of either lease, we would be unable to continue operating the related unit, which would have a material adverse effect on our business, operating results, cash flows and financial condition.

Grapevine

        The Grapevine unit is owned and operated by Buck & Bass pursuant to our joint venture agreement with Bass Pro. The Grapevine unit is off Highway 121, the major artery between downtown Dallas and the Dallas/Fort Worth airport. The Grapevine site houses a 15-barrel brewing system and encompasses approximately 20,500 square feet including brewery, bar and restaurant, with a total seating capacity of approximately 500.

        Pursuant to a commercial sublease agreement, Buck & Bass leases the Grapevine site from Bass Pro over a 15-year term. Buck & Bass may extend the sublease for up to seven additional five-year terms. Buck & Bass is obligated to pay an annual percentage rent in the amount of 5.5% on gross sales less than $11.0 million per year and 6.5% on gross sales in excess of $11.0 million per year; provided, however, that the minimum annual base rent is $385,000. The minimum annual base rent is required whether the Grapevine unit is profitable or not. If Buck & Bass is required to pay in excess of the minimum annual base rent, the funds available to us for other purposes will be reduced. During 2002, Buck & Bass paid annual rent of $19.25 per square foot at the Grapevine unit (when the second story bar area of such unit is included in the total square footage).

        Bass Pro may terminate the sublease in the event of a default which is not cured within the applicable grace period. The sublease provides that a default includes, but is not limited to:

  •
  the failure of Buck & Bass to remain open during all business days,

  •
  the failure of Buck & Bass to maintain on duty a fully trained service staff,

  •
  the failure of Buck & Bass to provide high quality food of the type provided at our Gaylord unit,

  •
  the failure of Buck & Bass to achieve gross sales in the first full calendar year immediately following the opening and for each calendar year thereafter of $7.0 million,

  •
  Buck & Bass encumbering in any manner any interest in the subleased premises, or

  •
  the failure of Buck & Bass to conduct full and complete customer surveys no less frequently than each calendar quarter.

        The failure of Buck & Bass to achieve the required gross sales, the existence in the past of encumbrances upon the subleased premises and the failure of Buck & Bass to perform quarterly customer satisfaction surveys give Bass Pro the ability to declare an event of default under the sublease, terminate the sublease and demand all unpaid and reasonably calculable future rent over the balance of the sublease term. Pursuant to the limited partnership agreement, a material default under the sublease would also entitle Bass Pro to purchase our interest in the joint venture at 40% of book value, thereby eliminating our interest in the Grapevine unit. The termination of the sublease or the elimination of our interest in the Grapevine unit would have a material adverse effect on our business, operating results, cash flows and financial condition.

Liens and Insurance on Properties

        As of March 21, 2003, we owed Wayne County Employees' Retirement System ("WCERS") approximately $10.2 million. A first priority lien in favor of WCERS on all of our assets, including the

Gaylord unit, our leasehold interest in the Auburn Hills unit, our leasehold interest in the Grand Rapids unit, our limited partnership interest in Buck & Bass, L.P. and all of our other assets, now or hereafter acquired, secures this indebtedness.

        In the opinion of management, our properties are adequately covered by insurance.

ITEM 3    LEGAL PROCEEDINGS

        We were not a party to any material litigation as of March 21, 2003.

ITEM 4    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        Not applicable.

Executive Officers of the Registrant

        The following table provides information with respect to our executive officers as of March 21, 2003. Each executive officer has been appointed to serve until his successor is duly appointed by the board or his earlier removal or resignation from office.

Name	Age	Position with Big Buck
Anthony P. Dombrowski	42	President, Chief Executive Officer, Chief Financial Officer and Treasurer
Timothy J. Pugh	43	Chief Operating Officer

        Anthony P. Dombrowski became the President and Chief Executive Officer of our company in March 2003. Mr. Dombrowski has also served as the Chief Financial Officer and Treasurer of our company since May 1996. He acted as a consultant to our company, in the capacity of Chief Financial Officer, from January 1996 to May 1996. From February 1995 to May 1996, Mr. Dombrowski operated his own financial and consulting business. From May 1989 to January 1995, Mr. Dombrowski was the Chief Financial Officer of Ward Lake Energy, Inc., an independent producer of natural gas in Michigan. Mr. Dombrowski began his career with Price Waterhouse LLP in 1982.

        Timothy J. Pugh became our Executive Vice President of Operations in December 2000. He was promoted to Chief Operating Officer in May 2002. From November 1998 to November 2000, he was a franchisee partner of Damon's International, a full-service chain of over 100 casual dining restaurants, in Kalamazoo, Michigan. From April 1996 to October 1998, he was a regional manager at Damon's International. From October 1993 to April 1996, he was a general manager at Damon's International. From April 1991 to October 1993, he managed the Houston's restaurant in Dallas, Texas, and the Houston's restaurant in Memphis, Tennessee.

PART II

ITEM 5    MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        Our common stock was listed on The Nasdaq SmallCap Market from the completion of our initial public offering in June 1996 through the open of business on October 7, 2002, when it was delisted from The Nasdaq SmallCap Market. Since that time, our common stock has traded on the OTC Bulletin Board under the symbol "BBUC." The following table sets forth the approximate high and low bid prices for our common stock for the periods indicated as reported by The Nasdaq SmallCap Market and the OTC Bulletin Board. Such quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

Period	High	Low
2001
First Quarter	$10.50	$5.03
Second Quarter	$7.91	$4.97
Third Quarter	$9.80	$5.25
Fourth Quarter	$6.93	$2.66
2002
First Quarter	$3.50	$1.05
Second Quarter	$2.94	$1.05
Third Quarter	$2.37	$0.75
Fourth Quarter	$0.90	$0.21

        As of March 7, 2003, we had approximately 320 shareholders of record. As of July 31, 2002, the date of our last broker search, we had approximately 1,982 beneficial owners.

        We have never declared or paid cash dividends. We currently intend to retain future earnings for the operation of our business and do not anticipate paying cash dividends on our securities in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our board. The payment by us of dividends is subject to the terms of the subscription and investment representation agreement governing the 10% convertible secured promissory note due February 2003 we issued to WCERS in February 2000.

Sales of Unregistered Securities during the Fourth Quarter of 2002

        Not applicable.

ITEM 6    MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

        We develop and operate restaurant-brewpubs under the name "Big Buck Brewery & Steakhouse." Until May 1995 when we opened our first unit in Gaylord, Michigan, we had no operations or revenues and our activities were devoted solely to development. In March 1997, we opened our second unit in Grand Rapids, Michigan, and in October 1997, we opened our third unit in Auburn Hills, Michigan, a suburb of Detroit. In August 2000, we opened our fourth unit in Grapevine, Texas, a suburb of Dallas. This unit is owned and operated by Buck & Bass pursuant to our joint venture agreement with Bass Pro.

        We had planned, subject to obtaining adequate financing, to open our next unit in Nashville, Tennessee. In March 2002, following the recommendation of the landlord and after careful consideration of the marketplace and our limited capital resources, we determined to discontinue our plans to open this unit. For the foreseeable future, we plan to focus on the following objectives:

  •
  refinancing existing indebtedness,

  •
  continued implementation of cost controls, and

  •
  exploration of licensing and franchising opportunities.

        Our future revenues and profits will depend upon various factors, including market acceptance of the Big Buck Brewery & Steakhouse concept and general economic conditions.

        We use a 52-/53-week fiscal year ending on the Sunday nearest December 31. All references herein to "2002" and "2001" represent the 52-week fiscal years ended December 29, 2002 and December 30, 2001, respectively.

Results of Operations

Our operating results, expressed as a percentage of total revenue, were as follows:

	For the years ended
	December 29, 2002	December 30, 2001
REVENUE
Restaurant sales	99.1%	98.4%
Wholesale and retail sales	0.9	1.6

Total revenue	100.0	100.0

COSTS AND EXPENSES:
Cost of sales	33.1	33.0
Restaurant salaries and benefits	25.9	26.3
Operating expenses	23.2	21.1
Depreciation	8.2	7.6
Preopening expenses and store development costs	—	2.0
General and administrative expenses	11.8	10.2
Impairment loss	4.9	—

Total costs and expenses	107.1	100.2

LOSS FROM OPERATIONS	(7.1)	(0.2)

OTHER INCOME (EXPENSE):
Interest expense	(12.2)	(9.5)
Interest income	—	—
Other	(2.8)	(2.9)
Minority interest share of joint venture	0.1	—

Other income (expense), net	(14.9)	(12.4)

NET LOSS	(22.0)%	(12.6)%

Results of Operations for the Fiscal Years Ended December 29, 2002 and December 30, 2001

Revenues

        Revenues decreased 6.3% to $16,391,465 in 2002 from $17,487,957 in 2001. The decrease was mainly due to a weak economy and the lack of a sustained marketing program. We believe that increased spending on marketing, including the use of a sustained, professionally managed marketing program, will increase revenues at our existing units.

Costs of Sales

        Cost of sales, which consists of food, merchandise and brewery supplies, decreased 5.7% to $5,436,563 in 2002 compared to $5,763,345 in 2001. The decrease was primarily due to lower sales volume. As a percentage of revenues, costs of sales increased to 33.1% in 2002 from 33.0% in 2001. The percentage increase was due to an increase in produce and meat cost.

Restaurant Salaries and Benefits

        Restaurant salaries and benefits, which consist of restaurant management and hourly employee wages and benefits, payroll taxes and workers' compensation insurance, decreased 7.6% to $4,242,593 in 2002 compared to $4,591,917 in 2001. As a percentage of revenues, restaurant salaries and benefits decreased to 25.9% in 2002 compared to 26.3% in 2001. The decreases were due to improved labor controls and budgeting.

Operating Expenses

        Operating expenses, which include supplies, utilities, repairs and maintenance, advertising and occupancy costs, increased 2.9% to $3,801,965 in 2002 compared to $3,694,304 in 2001. As a percentage of revenues, operating expenses increased to 23.2% in 2002 compared to 21.1% in 2001. The increases were due to increases in employee food expense, repair and maintenance cost and promotion and marketing expense.

Preopening Expenses and Store Development Costs

        Preopening expenses and store development costs consist of expenses incurred prior to an opening of a new unit, including but not limited to wages and benefits, relocation costs, supplies, advertising expenses and training costs. We had no preopening expenses and store development costs in 2002. The preopening expenses and store development costs of $354,923 for 2001 related to the development costs incurred in connection with the abandoned plans to open a unit in Nashville.

General and Administrative Expenses

        General and administrative expenses increased 8% to $1,928,306 in 2002 compared to $1,785,886 in 2001. The increase reflected an increase in professional fees related to the legal proceedings involving the Nashville site and the Grapevine unit and the delisting of our securities from The Nasdaq SmallCap Market. As a percentage of revenue, these expenses increased to 11.8% in 2002 compared to 10.2% in 2001.

Depreciation

        Depreciation expenses increased 0.1% to $1,340,430 in 2002 compared to $1,338,650 in 2001. As a percentage of revenues, these expenses increased to 8.2% in 2002 from 7.6% in 2001. The increase was the result of lower sales volume.

Impairment Loss

        Impairment loss increased to $800,000 in 2002 compared to $0 in 2001. The increase reflected the recording of asset impairment charges of $800,000 to write-down the building and improvements of the Grand Rapids unit.

Interest Expense

        Interest expense increased $350,116 to $2,008,525 in 2002 compared to $1,658,409 in 2001. The increase reflected the purchase price premium on the Grand Rapids unit due to the possible need to repurchase such unit based upon annual gross sales for the lease year ended April 2003. As a percentage of revenues, interest expense increased to 12.2% in 2002 from 9.5% in 2001.

Other Income and Expense

        Other income and expense includes miscellaneous income and amortization expense. Other expenses were $461,298 in 2002 compared to $501,086 in 2001.

Liquidity and Capital Resources

Overview

        We have not made any required debt service payments to Wayne County Employees' Retirement System ("WCERS") since September 2001. On February 1, 2003, the entire $8,912,786 principal amount of the secured debt held by WCERS became due and payable. As of March 21, 2003, we had defaulted on $10,235,392 of principal and interest payments to WCERS and $650,000 of principal payments to holders of our convertible subordinated promissory notes. We cannot assure you that we will have sufficient financial resources to repay existing indebtedness or to continue operations.

        We used $1,169,458 and $431,899 in cash for operating activities during 2002 and 2001, respectively. We had working capital deficits of approximately $16.4 million at December 29, 2002 and approximately $3.0 million at December 30, 2001. The reclassification of our indebtedness to WCERS from a long-term obligation to a short-term obligation was primarily responsible for the increase in our working capital deficit, partially offset by the loan we obtained for $5.0 million from United Bank and Trust Company during the first quarter of 2002. During 2002, we spent $479,983 in new equipment for existing units and project management fees. At the direction of WCERS, we have been making interest and principal payments to United Bank and Trust Company. We have been making interest only payments to most of the holders of our convertible subordinated promissory notes.

        In general, we have experienced operating losses in each quarterly and annual period since inception. We incurred net losses of approximately $3.6 million for the fiscal year ended December 29, 2002, and approximately $2.2 million for the fiscal year ended December 30, 2001. As of December 29, 2002, we had an accumulated deficit of $13.4 million. We currently depend upon our existing units for all of our revenues. We expect to incur significant losses for the foreseeable future. We will need to generate significant increases in our revenues to achieve and maintain profitability. If our revenues fail to grow or grow more slowly than we anticipate, or our operating expenses exceed our expectations, our losses could significantly increase, which would harm our business, operating results, cash flows and financial condition. In addition, our failure to become and remain profitable may adversely affect the market price of our securities and our ability to raise capital and continue operations. The reports of our independent public accountants for the years ended December 29, 2002 and December 30, 2001 include explanatory paragraphs expressing doubt about our ability to continue as a going concern. In addition, our securities were delisted from The Nasdaq SmallCap Market on October 7, 2002, which may adversely affect our ability to raise capital.

        Since inception, our principal capital requirements have been the funding of (a) our operations and promotion of the Big Buck Brewery & Steakhouse format and (b) the construction of units and the acquisition of furniture, fixtures and equipment for such units. Total capital expenditures for the Gaylord, Grand Rapids and Auburn Hills units were approximately $6.2 million, $3.2 million and $10.2 million, respectively. Total capital expenditures of Buck & Bass for the Grapevine unit were approximately $7.6 million. Pursuant to our joint venture agreement with Bass Pro, we funded approximately $6.4 million of that cost, including our $1.5 million loan to Buck & Bass.

Financing activities in 2002

        In February 2002, we received a $500,000 advance from WCERS to cover unpaid real estate taxes in Michigan. In March 2002, we obtained a loan from United Bank and Trust Company for $5,000,000 which matures in March 2004. The collateral of this loan is a $5,000,000 letter of credit from WCERS. Of the proceeds of such loan, we had used approximately $3,940,000 through March 21, 2003 for the following purposes:

  •
  $200,000 to terminate our lease of the Nashville site,

  •
  $500,000 to repay the advance from WCERS,

  •
  $1,000,000 to repay our indebtedness to Crestmark Bank,

  •
  $825,000 to settle the dispute between Buck & Bass and the general contractor of the Grapevine unit,

  •
  $380,000 to make principal and interest payments to United Bank and Trust Company,

  •
  $108,000 to pay Columbia Construction Services, an entity controlled by one of our directors, Mark S. Provenzano, for services rendered in connection with the Nashville site,

  •
  $163,000 to pay certain accounts payable,

  •
  $273,000 to pay property taxes, and

  •
  $491,000 for other working capital purposes.

Financing activities during 2001

        In February 2001, we agreed with WCERS to extend the maturity dates of certain promissory notes held by WCERS, with an aggregate principal amount of approximately $7,400,000, to February 2003. As a consequence, each of our outstanding promissory notes held by WCERS has a maturity date of February 1, 2003. On the same day, we also issued 46,200 shares of our common stock to WCERS in lieu of $327,610 in principal and/or interest otherwise payable to WCERS in February, March, April and May 2001. In March 2001, we entered into a first amendment and acknowledgment of partial payment with the holder of one of our convertible subordinated promissory notes with a principal amount of $250,000. Pursuant to such agreement, we repaid $75,000 of principal, agreed to a repayment schedule involving monthly payments of principal and interest commencing May 1, 2001, and adjusted the conversion price on such note from $10.3264 to $5.11 per share. We repaid such note in full in March 2002. Also in March 2001, we entered into two amendments with Michael G. Eyde, one of our shareholders and the holder of two of our subordinated promissory notes. Pursuant to such agreements, we made his $100,000 non-convertible note convertible into shares of our common stock at a conversion price of $7.00, adjusted the conversion price of his $100,000 convertible note from $13.4316 to $7.00 and extended the maturity date of both notes until October 2001. In April 2001, we entered into a first amendment with the holder of one of our convertible subordinated promissory notes with a principal amount of $50,000. Pursuant to such agreement, the maturity date of such note was extended until January 2002 and the conversion price was adjusted from $13.3875 to $5.11 per share. In April 2001, we entered into a first amendment with the holder of one of our convertible subordinated promissory notes with a principal amount of $250,000. Pursuant to such agreement, the maturity date of such note was extended until October 2001 and the conversion price was adjusted from $10.3264 to $5.11 per share. We subsequently agreed to a repayment schedule involving monthly payments of principal and interest on this note commencing November 1, 2001. In July 2001, we generated $100,000 in net proceeds from the private placement of a $100,000 principal amount convertible subordinated promissory note to Thomas E. Zuhl, who became one of our directors in January 2002. The note, which is convertible into 16,496 shares of common stock at a conversion price of $6.062 per share, matured in July 2002. In December 2001, we generated $100,000 in net proceeds from the private placement of a $100,000 principal amount convertible promissory note to Pac Rim Associates, Inc. Such entity is owned by Thomas E. Zuhl, who became one of our directors in January 2002. The note, which is convertible into 27,793 shares of common stock at a conversion price of $3.598 per share, matured in December 2002. We used the funds provided by this subordinated debt financing for working capital purposes.

Additional financing is required for debt repayment

        Without additional financing, our leveraged position, requirements for payments to the holders of our secured and subordinated debt and requirements for payments on our loan agreement may require us to liquidate all or a portion of our assets. We had working capital deficits of approximately $16.4 million at December 29, 2002 and approximately $3.0 million at December 30, 2001. As of March 21, 2003, we had outstanding (1) convertible secured debt aggregating $7,412,786, (2) non-convertible secured debt aggregating $5,674,940, and (3) convertible subordinated debt aggregating $650,000. The outstanding convertible secured debt and $1.5 million of the outstanding non-convertible secured debt matured on February 1, 2003. Of the outstanding convertible subordinated debt, $100,000 matured in November 2000, $300,000 matured in October 2001, $50,000 matured in January 2002, $100,000 matured in July 2002 and $100,000 matured in December 2002. Our outstanding debt must be repaid in full as follows:

Type of Debt	Principal Amount	Repayment Required
Convertible Secured Debt	$7,412,786	Immediate
Non-Convertible Secured Debt	$1,500,000	Immediate
Non-Convertible Secured Debt	$4,174,940	March 2004
Convertible Subordinated Debt	$650,000	Immediate

        To fund the maturity of our outstanding debt, we must obtain additional financing or refinance the debt. However, we cannot assure you that we will be able to obtain the required funds or refinance the debt, which could materially adversely affect our business, operating results, cash flows and financial condition.

WCERS payment defaults and covenant violations

        We have not made any required debt service payments to WCERS since September 2001. On February 1, 2003, the entire $8,912,786 principal amount of the secured debt held by WCERS became due and payable. As of March 21, 2003, we had defaulted on $10,235,392 of principal and interest payments to WCERS. We cannot assure you that we will have sufficient financial resources to repay existing indebtedness or to continue operations.

        Among other things, we also agreed with WCERS that (1) we would not create, incur or suffer to be created or incurred or to exist, any lien of any kind upon any of our property or assets of any character whether then owned or thereafter acquired, or upon the income or profits therefrom except for certain permitted liens, (2) we would keep and maintain tangible net worth plus subordinated debt in an amount not less than $8.5 million, (3) we would keep and maintain a minimum debt coverage ratio of 1.25 to 1.0 (excluding Grapevine pre-opening and financing costs), (4) we would maintain our then current cash flow position, and (5) we would not permit the difference between our current assets and our current liabilities (other than subordinated debt) to be less than $500,000. We have notified WCERS that we have violated each of the foregoing covenants. On April 3, 2001, we entered into a letter agreement with WCERS pursuant to which the foregoing covenants were modified to provide that (1) we must maintain tangible net worth plus subordinated debt in an amount not less than $6.25 million and (2) we had until January 1, 2002 to meet all other covenants set forth in the loan documents (unless modified by the parties in writing). We notified WCERS that we violated the amended covenants. On April 1, 2002, we entered into a letter agreement with WCERS pursuant to which the foregoing covenants were modified to provide that (1) we must maintain tangible net worth plus subordinated debt in an amount not less than $4.5 million and (2) we had until January 1, 2003 to meet all other covenants set forth in the loan documents (unless modified by the parties in writing). We have notified WCERS that we have violated each of the foregoing covenants.

        Because we have not made timely payments of principal and interest on our indebtedness to WCERS and are in violation of various covenants, we are in default under our agreements with WCERS. As a result, WCERS may, by notice in writing to us, declare all amounts owing with respect to the agreements to be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which we previously waived. Our assets are, as a consequence, subject to foreclosure by WCERS. Foreclosure by WCERS would force us to cease all operations. We cannot assure you that we will be able to repay or refinance our indebtedness to WCERS or regain compliance with the amended covenants.

Grapevine covenant violations

        The failure of Buck & Bass to achieve the required gross sales, the existence in the past of encumbrances upon the subleased premises and the failure of Buck & Bass to perform quarterly customer satisfaction surveys give Bass Pro the ability to declare an event of default under the sublease, terminate the sublease and demand all unpaid and reasonably calculable future rent over the balance of the sublease term. Pursuant to the limited partnership agreement, a material default under the sublease would also entitle Bass Pro to purchase our interest in the joint venture at 40% of book value, thereby eliminating our interest in the Grapevine unit. The termination of the sublease or the elimination of our interest in the Grapevine unit would have a material adverse effect on our business, operating results, cash flows and financial condition.

Site repurchase obligations

        If annual gross sales do not exceed $1.5 million for any lease year, the lessor of the Grand Rapids unit will obtain the right to require us to repurchase such site for $1.4 million, plus $70,000 for each lease year on a pro rata basis. In March 2002, the lessor waived its right to require repurchase based upon insufficient annual gross sales for the lease years ended April 2001 and April 2002. We do not expect annual gross sales to exceed $1.5 million for the lease year ended April 2003.

        Because annual gross sales did not exceed $8.0 million for the fourth and fifth years of the lease term, the lessor of the Auburn Hills unit obtained the right to require us to repurchase such site for $4.0 million, plus $200,000 for each lease year on a pro rata basis.

        If either lessor elects to exercise his option to require us to repurchase a site, we would be forced to repurchase such site at a premium over its sale price. We cannot assure you that we will have sufficient funds to repurchase either site. If we are required to repurchase a site and cannot do so, it would have a material adverse impact on our business, operating results, cash flows and financial condition.

Limitations on ability to incur additional indebtedness

        We granted the following security interests to WCERS in connection with their provision of certain debt financing:

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  a pledge of our limited partnership interest in Buck & Bass,

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  a pledge of our shares of the issued and outstanding common stock of BBBP Management Company, and

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  a security interest, assignment or mortgage, as applicable, in our interest in all assets now or hereafter owned, ownership interests, licenses, and permits, including, without limitation, a mortgage encumbering the Gaylord, Auburn Hills and Grand Rapids sites.

        We also granted to WCERS a right of first refusal pursuant to which WCERS may, for so long as the approximately $5.8 million promissory note is outstanding or WCERS owns more than 15% of our common stock, elect to purchase securities offered by us, within 45 days of the receipt of notice by WCERS, at the same price and on the same terms and conditions as are offered to a third party.

        Our agreement with WCERS imposes limitations on our ability to incur additional indebtedness. We agreed that we would not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any indebtedness, except for indebtedness incurred in the ordinary course of business not to exceed at any time $1.5 million in the aggregate. Any indebtedness not in the ordinary course of business or in excess of $1.5 million requires the approval of WCERS. These restrictions may impede our ability to secure financing for continued operations. Our failure to raise capital when needed would have a material adverse effect on our business, operating results, cash flows and financial condition.

Liquidity plans

        We seek to refinance our indebtedness to WCERS. We hope to refinance such indebtedness at lower interest rates. We also plan to continue searching for ways of reducing our operating costs, including reduced general and administrative expenses. At the beginning of 2001, we set goals to equal or exceed the operating benchmarks of several of our competitors. We believe that we have attained those goals and we seek continued improvement. We also intend to explore licensing and franchising arrangements. We are in discussions with several parties regarding the possible licensing of the Big Buck Brewery & Steakhouse concept in and outside the state of Michigan. We have entered into a license agreement with Up North Adventures, an entity owned by one of our directors, Thomas E. Zuhl, pursuant to which we hope to introduce our concept to various Asian markets.

Seasonality

        Our operating results are expected to fluctuate based on seasonal patterns. Based on our existing units, we anticipate that our highest revenues will occur in the second and third calendar quarters due to the milder climate during those quarters in Michigan. Because of the effect of seasonality on our business, results for any quarter are not necessarily indicative of the results that may be achieved for a full fiscal year and cannot be used to indicate financial performance for a full fiscal year.

Cautionary Statement

        Big Buck Brewery & Steakhouse, Inc., or persons acting on our behalf, or outside reviewers retained by us making statements on our behalf, or underwriters of our securities, from time to time, may make, in writing or orally, "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. This Cautionary Statement, when used in conjunction with an identified forward-looking statement, is for the purpose of qualifying for the "safe harbor" provisions of the Litigation Reform Act and is intended to be a readily available written document that contains factors which could cause results to differ materially from such forward-looking statements. These factors are in addition to any other cautionary statements, written or oral, which may be made, or referred to, in connection with any such forward-looking statement.

        The following matters, among others, may have a material adverse effect on our business, financial condition, liquidity, results of operations or prospects, financial or otherwise. Reference to this Cautionary Statement in the context of a forward-looking statement or statements shall be deemed to be a statement that any one or more of the following factors may cause actual results to differ materially from those in such forward-looking statement or statements.

We may be unable to repay current maturities of existing indebtedness, forcing us to liquidate all or a portion of our assets.

Overview

        Without additional financing, our leveraged position, requirements for payments to the holders of our secured and subordinated debt and requirements for payments on our loan agreement may require us to liquidate all or a portion of our assets. We had working capital deficits of approximately $16.4 million at December 29, 2002 and approximately $3.0 million at December 30, 2001. As of March 21, 2003, we had outstanding (1) convertible secured debt aggregating $7,412,786, (2) non-convertible secured debt aggregating $5,674,940, and (3) convertible subordinated debt aggregating $650,000. The outstanding convertible secured debt and $1.5 million of the outstanding non-convertible secured debt matured on February 1, 2003. Of the outstanding convertible subordinated debt, $100,000 matured in November 2000, $300,000 matured in October 2001, $50,000 matured in January 2002, $100,000 matured in July 2002 and $100,000 matured in December 2002.

        To fund the maturity of the outstanding debt, we must obtain additional financing or refinance the debt. However, we cannot assure you that we will be able to obtain the required funds or refinance the debt, which could materially adversely affect our business, operating results, cash flows and financial condition.

Convertible Secured and Non-Convertible Secured Debt

        We have not made any required debt service payments to WCERS since September 2001. On February 1, 2003, the entire $8,912,786 principal amount of the secured debt held by WCERS became due and payable. As of March 21, 2003, we had defaulted on $10,235,392 of principal and interest payments to WCERS. We cannot assure you that we will have sufficient financial resources to repay existing indebtedness or to continue operations. As of March 21, 2003, we were also in violation of various covenants under our agreements with WCERS.

        Because we have not made timely payments of principal and interest on our indebtedness to WCERS and are in violation of various covenants, we are in default under our agreements with WCERS. As a result, WCERS may, by notice in writing to us, declare all amounts owing with respect to the agreements to be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which we previously waived. Our assets are, as a consequence, subject to foreclosure by WCERS. Foreclosure by WCERS would force us to cease all operations. We cannot assure you that we will be able to repay or refinance our indebtedness to WCERS or regain compliance with the amended covenants.

        In March 2002, we obtained a loan from United Bank and Trust Company for $5.0 million which matures in March 2004. The collateral of this loan is a $5.0 million letter of credit from WCERS. We cannot assure you that we will be able to repay our indebtedness to United Bank.

Convertible Subordinated Promissory Notes

        To fund the maturity of the outstanding convertible subordinated promissory notes, we must obtain additional financing or refinance the debt. However, we cannot assure you that we will be able to obtain the required funds or refinance the debt, which could materially adversely affect our business, operating results, cash flows and financial condition. As of March 21, 2003, our outstanding convertible subordinated promissory notes had the following terms and conditions:

Principal Amount	Date of Issuance	Maturity Date	Shares Issuable Upon Conversion	Conversion Price
$100,000	10-08-99	10-07-01	9,523	$10.5000
$100,000	11-17-99	11-01-00	5,890	$16.9764
$100,000	01-19-00	10-01-01	14,285	$7.0000
$100,000	12-04-00	10-01-01	14,285	$7.0000
$50,000	01-27-00	01-01-02	9,784	$5.1100
$100,000	07-20-01	07-20-02	16,496	$6.0620
$100,000	12-11-01	12-11-02	27,793	$3.5980

        Because we have not made timely payments of principal on this indebtedness, the note holders may declare all amounts owing to be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which we previously waived. We cannot assure you that we will be able to repay or refinance this indebtedness.

We have incurred losses and we expect to incur substantial future losses. This may prevent us from raising capital and continuing operations.

        In general, we have experienced operating losses in each quarterly and annual period since inception. We incurred net losses of approximately $3.6 million for the fiscal year ended December 29, 2002 and approximately $2.2 million for the fiscal year ended December 30, 2001. As of December 29, 2002, we had an accumulated deficit of $13.4 million. We currently depend upon our existing units for all of our revenues. We expect to incur significant losses for the foreseeable future. We will need to generate significant increases in our revenues to achieve and maintain profitability. If our revenues fail to grow or grow more slowly than we anticipate, or our operating expenses exceed our expectations, our losses could significantly increase, which would harm our business, operating results, cash flows and financial condition. In addition, our failure to become and remain profitable may adversely affect the market price of our securities and our ability to raise capital and continue operations. The reports of our independent public accountants for the years ended December 29, 2002 and December 30, 2001 include explanatory paragraphs expressing doubt about our ability to continue as a going concern.

If we are unable to obtain additional capital or secure refinancing, we may be required to scale back our operations or cease our operations.

        If additional capital does not become available to us, we may be required to scale back our operations or cease our operations. We cannot assure you that we will be able to secure additional financing or refinancing. If we are able to obtain financing or refinancing, we cannot assure you that it will be on favorable or acceptable terms. To obtain additional financing, we anticipate that we will be required to sell additional debt or equity securities. New investors may seek and obtain substantially better terms than those available in connection with open market purchases and our issuance of securities in the future may result in substantial dilution. To obtain refinancing, we may be required to agree to certain negative covenants with which we may be unable to comply. In addition, our securities were delisted from The Nasdaq SmallCap Market on October 7, 2002, which may adversely affect our ability to raise capital.

        Our agreement with WCERS imposes limitations on our ability to incur additional indebtedness. We agreed that we would not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any indebtedness, except for indebtedness incurred in the ordinary course of business not to exceed at any time $1.5 million in the aggregate. Any indebtedness not in the ordinary course of business or in excess of $1.5 million requires the approval of WCERS. We also granted to WCERS a right of first refusal pursuant to which WCERS may, for so long as the approximately $5.8 million promissory note is outstanding or WCERS owns more than 15% of our common stock, elect to purchase securities offered by us, within 45 days of the receipt of notice by WCERS, at the same price and on the same terms and conditions as are offered to a third party. These restrictions may impede our ability to secure financing for continued operations. Our failure to raise capital when needed would have a material adverse effect on our business, operating results, cash flows and financial condition.

We cannot assure you that future operations of any unit will be profitable.

        Future revenues and profits, if any, will depend upon various factors, including:

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  the quality of restaurant and brewery operations,

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  the acceptance of our food and beer, and

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  general economic conditions.

        We cannot assure you that we will ever operate profitably.

You may have difficulty reselling your securities.

        Our securities are subject to certain rules of the SEC relating to "penny stocks." Such rules require broker-dealers to make a suitability determination for purchasers and to receive the purchaser's prior written consent for a purchase transaction, thus restricting the ability to purchase or sell the securities in the open market. In addition, trading in our securities is conducted in the over-the-counter market on the OTC Bulletin Board, which was established for securities that do not meet Nasdaq listing requirements. Selling our securities may be difficult because of the quantity of securities that may be bought and sold, the possibility that transactions may be delayed, and the low level of security analyst and news media coverage given to over-the-counter stocks. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our securities.

Our interest in the Grapevine unit may be reduced or eliminated by Bass Pro.

        The failure of Buck & Bass to achieve the required gross sales, the existence in the past of encumbrances upon the subleased premises and the failure of Buck & Bass to perform quarterly customer satisfaction surveys give Bass Pro the ability to declare an event of default under the sublease, terminate the sublease and demand all unpaid and reasonably calculable future rent over the balance of the sublease term. Pursuant to the limited partnership agreement, a material default under the sublease would also entitle Bass Pro to purchase our interest in the joint venture at 40% of book value, thereby eliminating our interest in the Grapevine unit. The termination of the sublease or the elimination of our interest in the Grapevine unit would have a material adverse effect on our business, operating results, cash flows and financial condition.

If Buck & Bass is required to pay more than the minimum annual base rent for the Grapevine site, funds available to us for other purposes will be reduced.

        Pursuant to a commercial sublease agreement, Buck & Bass leases the Grapevine site from Bass Pro over a 15-year term. Buck & Bass is obligated to pay annual percentage rent in the amount of 5.5% on gross sales less than $11.0 million per year and 6.5% on gross sales in excess of $11.0 million per year; provided, however, that the minimum annual base rent is $385,000. Bass Pro may terminate the sublease in the event of a default which is not cured within the applicable grace period. In March 2000, we agreed with Bass Pro in writing to revise the definition of default under the sublease. As amended, the sublease provides that a default includes, but is not limited to:

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  the failure of Buck & Bass to remain open during all business days,

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  the failure of Buck & Bass to maintain on duty a fully trained service staff,

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  the failure of Buck & Bass to provide high quality food of the type provided at our Gaylord unit,

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  the failure of Buck & Bass to achieve gross sales in the first full calendar year immediately following the opening and for each calendar year thereafter of $7.0 million,

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  Buck & Bass encumbering in any manner any interest in the subleased premises, or

  •
  the failure of Buck & Bass to conduct full and complete customer surveys no less frequently than each calendar quarter.

        The minimum annual base rent is required whether the Grapevine unit is profitable or not. If Buck & Bass is required to pay in excess of the minimum annual base rent, the funds available to us for other purposes will be reduced. In the event of a default and termination of the joint venture agreement, our interest in the Grapevine unit would be eliminated. This would have a material adverse effect on our business, operating results, cash flows and financial condition.

If we are required to pay more than the minimum annual base rent for the Grand Rapids or Auburn Hills sites, funds available to us for other purposes will be reduced.

        In April 1997, we sold the Grand Rapids site, including all improvements thereto, to an entity owned by one of our shareholders, Eyde Brothers Development Co., pursuant to a real estate purchase and leaseback agreement for $1.4 million. Pursuant to a separate lease agreement, we lease the Grand Rapids site at a minimum annual base rent of $140,000 and a maximum annual base rent of $192,500 over a ten-year term. The lease may be extended at our option for up to two additional five-year terms. In addition to the annual base rent, the lease, as amended in March 2000, provides that we are obligated to pay annual percentage rent in the amount of 5% on gross sales at the site in excess of $1.5 million per year.

        In August 1997, we entered into a real estate purchase and leaseback agreement providing for the sale of the Auburn Hills site to one of our shareholders, Michael G. Eyde, for $4.0 million. In connection with this transaction, we granted a five-year stock option, exercisable at $35.00 per share, for 7,142 shares of our common stock to Mr. Eyde. We lease the Auburn Hills site pursuant to a separate lease agreement which provides for a minimum annual base rent of $400,000, and a maximum annual base rent of $550,000, over a 25-year term. The lease may be extended at our option for up to two additional ten-year terms. In addition to the annual base rent, we are obligated to pay annual percentage rent of 5.25% of gross sales at the site in excess of $8.0 million per year.

        Annual percentage rent is required whether or not such units are profitable. If we are required to pay annual percentage rent, the funds available to us for other purposes will be reduced.

If we default and the lessor of the Grand Rapids site or the lessor of the Auburn Hills site terminates the related lease, we would be unable to continue operating such unit.

        The Grand Rapids and Auburn Hills lessors may terminate in the event of a default which is not cured within the applicable grace period. A default is defined as:

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  our failure to make a rental payment within 30 days after receipt of written notice that a payment is past due, or

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  our failure to perform our obligations under the lease, other than rent payments, within 30 days after written notice of a curable violation;

provided, however, that if such default cannot be cured within the 30-day period, a default will be deemed to have occurred only if we have failed to commence a cure within such 30-day period. In the event of a default and termination of either lease, we would be unable to continue operating the related unit, which would have a material adverse effect on our business, operating results, cash flows and financial condition.

If we are required to repurchase the Grand Rapids site or the Auburn Hills site and cannot do so, we would be unable to continue operating such unit.

        If annual gross sales do not exceed $1.5 million for any lease year, the lessor of the Grand Rapids unit will obtain the right to require us to repurchase such site for $1.4 million, plus $70,000 for each lease year on a pro rata basis. In March 2002, the lessor waived its right to require repurchase based upon insufficient annual gross sales for the lease years ended April 2001 and April 2002. We do not expect annual gross sales to exceed $1.5 million for the lease year ended April 2003.

        Because annual gross sales did not exceed $8.0 million for the fourth and fifth years of the lease term, the lessor of the Auburn Hills unit obtained the right to require us to repurchase such site for $4.0 million, plus $200,000 for each lease year on a pro rata basis.

        If either lessor elects to exercise his option to require us to repurchase a site, we would be forced to repurchase such site at a premium over its sale price. We cannot assure you that we will have sufficient funds to repurchase either site. If we are required to repurchase a site and cannot do so, it would have a material adverse impact on our business, operating results, cash flows and financial condition.

We may be unable to compete with larger, better-established restaurant competitors.

        The restaurant industry is highly competitive with respect to price, service, location and food quality, including taste, freshness and nutritional value. New restaurants have a high failure rate. New restaurants generally experience a decline in revenue growth, or in actual revenues, following a period of excitement that accompanies their opening. The restaurant industry is also generally affected by changes in consumer preferences, national, regional and local economic conditions, and demographic trends. The performance of individual restaurants may also be affected by factors such as traffic patterns, demographic considerations, and the type, number and location of competing restaurants. In addition, factors such as inflation, increased food, labor and employee benefit costs, and the unavailability of experienced management and hourly employees may also adversely affect the restaurant industry in general and our units in particular. Restaurant operating costs are further affected by increases in the minimum hourly wage, unemployment tax rates and similar matters over which we have no control. We face numerous well-established competitors, including national, regional and local restaurant chains, possessing substantially greater financial, marketing, personnel and other resources than we do. We also compete with a large variety of locally owned restaurants, diners and other establishments that offer moderately priced food to the public and with other brewpubs.

Competitors could utilize the Big Buck Brewery & Steakhouse format or a related format. We cannot assure you that we will be able to respond to various competitive factors affecting the restaurant industry.

If we are unable to comply with applicable restaurant regulations, we will be unable to operate; compliance with such regulations may increase our operating expenses.

        The restaurant industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and those relating to building and zoning requirements. We are subject to regulation by air and water pollution control divisions of the Environmental Protection Agency of the United States and by certain states and municipalities in which our units are located. We are also subject to laws governing our relationship with our employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. Restaurant operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar matters, such as any government-mandated health insurance, over which we have no control.

Our operations depend upon obtaining and maintaining governmental licenses and permits required for brewing and selling beer.

        A significant percentage of our revenue is derived from beer sales. Total sales of alcohol, including beer, wine and hard liquor, accounted for 21.1% of our revenues during 2002. We must comply with federal licensing requirements imposed by the United States Department of Treasury, Alcohol and Tobacco Tax and Trade Bureau, as well as the licensing requirements of states and municipalities where our units are located. Our failure to comply with federal, state or local regulations could cause our licenses to be revoked and force us to cease brewing and selling our beer. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time.

We may face liability under dram-shop laws.

        We are subject to "dram-shop" laws in Michigan and Texas. These laws generally provide someone injured by an intoxicated person the right to recover damages from the establishment that wrongfully served alcoholic beverages to such person. We carry liquor liability coverage as part of our existing comprehensive general liability insurance. However, a judgment against us under a dram-shop statute in excess of our liability coverage could have a material adverse effect on our business, operating results, cash flows and financial condition.

We must pay federal and state excise taxes on our beer; we may be unable to retain the credits that help us to offset part of such taxes.

        The federal government currently imposes an excise tax of $18.00 on each barrel of beer produced for domestic consumption in the United States. However, each brewer with production of not more than 2,000,000 barrels per year is taxed only $7.00 per barrel on the first 60,000 barrels produced annually. We cannot assure you that the federal government will not reduce or eliminate this small brewer rate reduction. Michigan imposes an excise tax of $6.30 per barrel on each barrel of beer manufactured or sold in Michigan. However, each brewer that manufactures less than 50,000 barrels per year is granted a brewer's excise tax credit in the amount of $2.00 per barrel for the first 30,000 barrels. Buck & Bass is subject to excise taxes under Texas law. Excise taxes in Texas are $6.138 per barrel for ale and malt liquor, and $6.00 per barrel for beer. However, Texas grants a 25% tax exemption for manufacturers of beer whose annual production in Texas does not exceed 75,000 barrels of beer per year. As a result, Buck & Bass faces an effective excise tax of $4.50 per barrel for beer. If our beer production exceeds the foregoing credit thresholds, our average excise tax rate would increase.

        It is possible that the rate of excise taxation could be increased by either federal or state governments, or both. Increased excise taxes on alcoholic beverages have been considered by the federal government as an additional source of tax revenue in connection with various proposals and could be included in future legislation. Future increases in excise taxes on alcoholic beverages, if enacted, could adversely affect our business, operating results, cash flows and financial condition.

Our management possesses significant control which could reduce your ability to receive a premium for your securities through a change in control.

        As of February 28, 2003, our officers and directors beneficially owned approximately 45.5% of our outstanding common stock. Accordingly, such persons can:

  •
  exert substantial influence over the composition of our board of directors,

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  generally direct our affairs, and

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  may have the power to control the outcome of shareholder approvals of business acquisitions, mergers and combinations and other actions.

        We are also subject to Michigan statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of common stock which may hinder or delay a change in control.

Fluctuations in our operating results may result in decreases in the market price of our securities.

        Our sales and earnings are expected to fluctuate based on seasonal patterns. Based on our existing units, we anticipate that our highest earnings will occur in the second and third calendar quarters due to the milder climate during those quarters in Michigan. Because of the effect of seasonality on our business, results for any quarter are not necessarily indicative of the results for a full fiscal year.

You may not be able to sell our securities at the same price at which you purchase our securities due to significant volatility in the market price of our securities.

        The market price of our common stock has been subject to significant fluctuations in response to numerous factors, including:

  •
  variations in our annual or quarterly financial results or those of our competitors,

  •
  changes by financial research analysts in their estimates of our earnings or those of our competitors,

  •
  conditions in the economy in general or in the brewing industry in particular,

  •
  unfavorable publicity, and

  •
  changes in applicable laws and regulations, or judicial or administrative interpretations thereof, affecting us or the brewing industry.

        We cannot assure purchasers of our securities that they will be able to sell such securities at or above the prices at which they were purchased. In addition, our securities were delisted from The Nasdaq SmallCap Market on October 7, 2002, which may adversely affect the liquidity of our securities.

The sale of additional securities may be dilutive to existing security holders.

        We had 861,997 shares of common stock outstanding as of March 21, 2003. On that date, we also had warrants, stock options, convertible debt and other rights outstanding to purchase an additional 840,685 shares of common stock, exercisable at prices ranging from $0.28 to $36.75 per share. We have also registered certain shares of our common stock for resale on the public market. The sale of such shares, and the sale of additional shares which may become eligible for sale in the public market from time to time upon the exercise of warrants, stock options, convertible debt and other rights, may be dilutive to existing security holders and could have the effect of depressing the market price of our securities.

ITEM 7    FINANCIAL STATEMENTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Big Buck Brewery & Steakhouse, Inc.:

        We have audited the accompanying consolidated balance sheet of Big Buck Brewery & Steakhouse, Inc. (a Michigan corporation) as of December 29, 2002 and December 30, 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Big Buck Brewery & Steakhouse, Inc. as of December 29, 2002 and December 30, 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has suffered recurring losses from operations and has a net working capital deficiency, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PLANTE & MORAN, PLLC

Grand Rapids, Michigan,
March 28, 2003

BIG BUCK BREWERY & STEAKHOUSE, INC.

Consolidated Balance Sheets

	December 29, 2002	December 30, 2001
ASSETS
CURRENT ASSETS:
Cash	$1,516,821	$96,453
Accounts receivable	145,811	237,187
Inventories (Note 1)	216,428	223,891
Prepaids and other	478,182	592,927

Total current assets	2,357,242	1,150,458
PROPERTY AND EQUIPMENT (Note 1)	21,237,757	22,926,270
OTHER ASSETS, net	534,982	803,881

	$24,129,981	$24,880,609

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,016,370	$1,925,998
Accrued expenses	1,448,647	899,016
Current maturities of long-term obligations	16,311,999	1,351,728

Total current liabilities	18,777,016	4,176,742
LONG-TERM OBLIGATIONS, less current maturities (Note 2)	3,378,737	15,084,690

Total liabilities	22,155,753	19,261,432
MINORITY INTEREST (Note 8)	449,452	466,143
SHAREHOLDERS' EQUITY (Notes 5 and 6):
Common stock, $0.01 par value, 15,000,000 and 20,000,000 shares authorized; 861,997 and 6,083,358 shares issued and outstanding	8,620	60,834
Additional paid-in capital	14,905,621	14,870,141
Accumulated deficit	(13,389,465)	(9,777,941)

Total shareholders' equity	1,524,776	5,153,034

	$24,129,981	$24,880,609

The accompanying notes are an integral part of these financial statements.

BIG BUCK BREWERY & STEAKHOUSE, INC.

Consolidated Statements of Operations

	For the Years Ended
	December 29, 2002	December 30, 2001
REVENUE:
Restaurant sales	$16,244,594	$17,207,829
Wholesale and retail sales	146,871	280,128

Total revenue	16,391,465	17,487,957

COSTS AND EXPENSES:
Cost of sales	5,436,563	5,763,345
Restaurant salaries and benefits (Notes 6 and 7)	4,242,593	4,591,917
Operating expenses	3,801,965	3,694,304
Depreciation	1,340,430	1,338,650
Preopening expenses and store development costs (Note 3)	—	354,923
General and administrative expenses	1,928,306	1,785,886
Impairment loss (Note 1)	800,000	—

Total costs and expenses	17,549,857	17,529,025

LOSS FROM OPERATIONS	(1,158,392)	(41,068)

OTHER EXPENSE:
Interest expense	(2,008,525)	(1,658,409)
Other expense/amortization of financing cost	(461,298)	(501,086)

Other expense, net	(2,469,823)	(2,159,495)

LOSS BEFORE INCOME TAXES AND MINORITY INTEREST	(3,628,215)	(2,200,563)
INCOME TAX EXPENSE	—	—

LOSS BEFORE MINORITY INTEREST	(3,628,215)	(2,200,563)
MINORITY INTEREST SHARE OF JOINT VENTURE	16,691	(2,332)
NET LOSS	$(3,611,524)	$(2,202,895)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(4.19)	$(2.53)

OUTSTANDING WEIGHTED AVERAGE SHARES	866,000	840,488

The accompanying notes are an integral part of these financial statements.

BIG BUCK BREWERY & STEAKHOUSE, INC.

Consolidated Statements of Shareholders' Equity
For the Years Ended

	Common Stock
				Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Warrants			Total
BALANCE, January 1, 2001	5,474,562	54,746	153,650	14,153,174	(7,575,046)	6,786,524
Issuance of common stock for debt and and interest to WCERS	323,406	3,234	—	324,376	—	327,610
Issuance of common stock for services to to Morgan James	125,000	1,250	—	112,500	—	113,750
Issuance of common stock for employee stock purchase plan at $0.478125	20,914	209	—	9,791	—	10,000
Issuance of common stock for services to Columbia Construction	50,000	500	—	45,000	—	45,500
Issuance of common stock for services to to Morgan James	75,000	750	—	66,750	—	67,500
Issuance of common stock for employee stock purchase plan at $0.3485	14,476	145	—	4,900	—	5,045
Expiration of warrants	—	—	(153,650)	153,650	—	—
Net loss	—	—	—	—	(2,202,895)	(2,202,895)

BALANCE, December 30, 2001	6,083,358	60,834	—	14,870,141	(9,777,941)	5,153,034
Issuance of common stock for employee stock purchase plan	11,422	114		2,507		2,621
Stock repurchased by Company	(37,600)	(376)		(9,624)		(10,000)
Stock repurchased by Company	(23,100)	(231)		(9,124)		(9,355)
Reverse Stock Split 1 for 7	(5,172,083)	(51,721)		51,721		—
Net loss					(3,611,524)	(3,611,524)
BALANCE, December 29, 2002	861,997	8,620	—	14,905,621	(13,389,465)	1,524,776

The accompanying notes are an integral part of these financial statements.

BIG BUCK BREWERY & STEAKHOUSE, INC.

Consolidated Statements of Cash Flows

	For the Years Ended
	December 29, 2002	December 30, 2001
OPERATING ACTIVITIES:
Net loss	$(3,611,524)	$(2,202,895)
Adjustments to reconcile net loss to cash flows used in operating activities—
Depreciation and amortization	1,655,170	1,720,112
Loss on sale of property	—	6,868
Loss on forfeiture of property	—	354,923
Loss on impairment of assets	800,000	—
Minority interest share of joint venture	(16,691)	2,332
Interest expense paid for with common stock	—	303,170
Consulting services paid for with common stock	—	94,519
Change in operating assets and liabilities:
Accounts receivable	91,376	148,349
Inventories	7,463	86,015
Prepaids and other	114,745	(121,527)
Accounts payable	(909,628)	(1,046,227)
Accrued expenses	699,631	222,462

Net cash used in operating activities	(1,169,458)	(431,899)

INVESTING ACTIVITIES:
Purchases of property and equipment	(406,603)	(736,490)
Increase in other assets	(73,380)	(34,710)
Proceeds from sale of asset	—	7,750

Net cash used in investing activities	(479,983)	(763,450)

FINANCING ACTIVITIES:
Borrowings under long-term debt	5,500,000	1,199,729
Payments on long-term debt and capital lease obligations	(2,395,682)	(268,123)
Payment of deferred financing costs	(17,775)	(17,750)
Tenant allowance	—	340,000
Repurchase of common stock	(19,355)	—
Proceeds from sale of common stock	2,621	15,045

Net cash provided by financing activities	3,069,809	1,268,901

INCREASE IN CASH	1,420,368	73,552
CASH, beginning of year	96,453	22,901

CASH, end of year	$1,516,821	$96,453

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$867,478	$1,099,428
Income taxes paid	—	—
NONCASH TRANSACTIONS:
Issuance of common stock, stock options and warrants for property and services and interest and debt	—	554,360

The accompanying notes are an integral part of these financial statements.

BIG BUCK BREWERY & STEAKHOUSE, INC.

Notes to Consolidated Financial Statements

December 29, 2002 and December 30, 2001

1.     Nature of Business and Significant Accounting Policies:

Nature of Business

        Big Buck Brewery & Steakhouse, Inc. (f/k/a Michigan Brewery, Inc.) develops and operates restaurant-brewpubs under the name "Big Buck Brewery & Steakhouse." As of December 29, 2002, the Company owned and operated three units in the state of Michigan. The first unit opened in Gaylord, Michigan, on May 26, 1995. Subsequent Michigan units opened on March 17, 1997 in Grand Rapids and on October 1, 1997 in Auburn Hills, a suburb of Detroit. On August 31, 2000, the Company opened a fourth unit in Grapevine, Texas, a suburb of Dallas. This unit is operated by Buck & Bass, L.P. pursuant to a joint venture agreement between the Company and Bass Pro Outdoor World, L.P.

        The Company incurred net losses of $3,611,524 in 2002 and $2,202,895 in 2001. The Company has a limited operating history, and future revenues and attaining profitability from operations will depend upon various factors, including market acceptance of the Big Buck Brewery & Steakhouse concept and general economic conditions. The Company's ability to achieve profitability depends on its ability to refinance its indebtedness, increase revenues, reduce costs and attain sufficient working capital.

Fiscal Year

        The Company has adopted a 52-/53-week fiscal year ending on the Sunday nearest December 31 of each year. All references herein to "2002" and "2001" represent the fiscal years ended December 29, 2002 (a 52 week year) and December 30, 2001 (a 52 week year), respectively.

Consolidation

        The consolidated financial statements include the accounts of the Company and its majority-owned subsidiary, Buck & Bass, L.P. All significant intercompany accounts and transactions are eliminated.

Inventories

        Inventories consist primarily of restaurant food and beverage items, raw materials used in the brewing process, finished goods, including beer in kegs and beer held in fermentation prior to the filtration and packaging process, and retail goods for resale. Inventories are stated at the lower of cost or market as determined by the first-in, first out inventory method and consisted of the following at:

	December 29, 2002	December 30, 2001
Food	$87,041	$95,757
Brewery (including wine and liquor)	103,528	103,452
Retail goods	25,859	24,682

	$216,428	$223,891

Property and Equipment

        Property and equipment are recorded at cost. Improvements are capitalized, while repair and maintenance costs are charged to operations when incurred. Property and equipment are depreciated using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes over their estimated useful lives of 5 to 40 years. In the event that facts and circumstances indicate that the carrying amount of property may not be recoverable, an evaluation would be performed using such factors as recent operating results, projected cash flows and management's plans for future operations.

        Property and equipment consisted of the following at:

	December 29, 2002	December 30, 2001	Estimated Useful Lives
Land and improvements	$5,052,914	$5,052,914	20 years for improvements
Leasehold improvements	6,444,646	5,978,865	15 years
Building and improvements	8,461,213	9,328,391	40 years
Brewery equipment	2,659,269	2,656,518	12-30 years
Restaurant equipment	1,882,261	1,880,255	10 years
Furniture, fixtures and equipment	2,661,854	2,665,956	5-7 years

Total property and equipment	27,162,157	27,562,899
Accumulated depreciation	(5,924,400)	(4,636,629)

Net carrying amount	$21,237,757	$22,926,270

        During 2002 and 2001, the Company received construction and advisory services from a company owned by a board member, totaling $22,000 and $292,000, respectively.

Impairment of Long-Lived Assets

        The Company follows the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121), and provides a single accounting model for long-lived assets to be disposed of. For purposes of recognizing and measuring impairment of long-lived assets, the Company evaluates assets at the store level because this is the lowest level of independent cash flows ascertainable to evaluate impairment. The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the assets, the assets are considered to be impaired. Impairment losses are measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. When fair values are not available, the Company estimates fair value. In assessing recoverability, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets.

        During 2002, management evaluated expected future cash flows of its Grand Rapids unit and concluded that the store was unlikely to generate positive cash flow in the foreseeable future, indicating the carrying amount of the property of approximately $2.3 million was not recoverable. The Company obtained information from outside sources that the estimated market value of the Grand Rapids property was approximately $1.5 million. Accordingly, the Company recorded non-cash asset impairment charges of $800,000 to write-down the building and improvements of the Grand Rapids unit to its estimated fair value.

Income Taxes

        Deferred tax assets and liabilities are computed based on the difference between the financial reporting and tax bases of the Company's assets and liabilities using currently enacted tax rates.

Reverse Stock Split

        On September 13, 2002, the Company effected a one-for-seven reverse stock split. Share and per share data, except for par, for all periods presented have been restated to reflect the reverse stock split. For outstanding warrants, stock options and convertible debt, all share amounts, exercise prices and conversion rates have been restated to reflect the impact of the reverse stock split.

Basic Loss Per Share

        Basic net loss per share is computed by dividing net income by the weighted average number of common shares outstanding during the year, without regard to stock options outstanding. In the computation of fully diluted earnings per share, the weighted average shares outstanding is increased to reflect the potential dilution if stock warrants, stock options and convertible securities were to be exercised or converted to common stock, if such exercise or conversion has a dilutive effect. The options, warrants, and convertible securities have been excluded from the earnings per share calculation because each would have an antidilutive effect. Basic loss per share for 2001 has been restated to reflect a one-for-seven reverse stock split effective on September 13, 2002.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

2.     Long-Term Obligations:

        Long-term obligations consisted of the following as of:

	December 29, 2002	December 30, 2001
Convertible note payable to the Wayne County Employees' Retirement System (WCERS), with monthly payments beginning April 1, 2000, in an amount which would fully amortize the principal and interest over a period of 300 months, which approximates $53,400, including interest at 10%. The unpaid balance was due in February 2003 and is convertible into common stock at $16.94 per share at any time during the agreement.	5,809,599	5,806,084
Convertible notes payable to WCERS, with monthly payments of $14,756 including interest at 10%, due February 2003. The note is convertible into common stock at $16.94 per share.	1,603,187	1,603,187
Equipment note payable to WCERS, with monthly interest payments at 11%, due February 2003.	1,500,000	1,500,000
Promissory note payable to United Bank and Trust Company, collateralized by a WCERS $5.0 million letter of credit, with monthly payments beginning March 15, 2002, in an amount which would fully amortize the principal and interest over a period of 60 months, which approximates $94,000, including interest at 4.86%. The unpaid balance is due on March 25, 2004.	4,327,950	—
Capital lease obligations (see below).	5,750,000	5,400,000
Line of Credit for $1,000,000 from Crestmark Bank, monthly interest only payments at prime plus one percent (effective rate of 5.75 percent at December 31, 2001). Principal due March 2002, collateralized by letter of credit from WCERS. This line of credit was refinanced during 2002.	—	999,729
Convertible subordinated promissory notes payable to various investors, bearing interest at 10%, due October 2000 through March 2002.	300,000	527,418
Convertible subordinated promissory notes payable to director and company owned by a director, bearing interest at 10%, due July 2002 through December 2002.	200,000	200,000
Leasehold tenant allowance to be repaid as the result of a settlement reached with Opry Mills to terminate lease, due March 2002.	—	200,000
Convertible subordinated promissory notes payable to shareholder, with monthly interest payments ranging from 10.00% to 12.75%, remaining balance due January 2001 through April 2001. The notes are unsecured.	200,000	200,000

Total	19,690,736	16,436,418
Less-Current maturities	16,311,999	1,351,728

Long-term obligations	$3,378,737	$15,084,690

        The Notes payable to WCERS are collateralized by all assets of the Company, the Company's limited partnership interest in Buck & Bass, L.P., and a pledge of the Company's shares of the issued and outstanding common stock of BBBP Management Company. Effective December 2001 and February 2002, two officers of WCERS became directors of the Company.

        The debt agreements with WCERS contain certain financial covenants, including minimum tangible net worth, debt coverage, working capital and liabilities to tangible net worth ratios. At December 31, 2000, the Company was not in compliance with the debt coverage and working capital ratios. On April 3, 2001, the Company entered into a letter agreement with WCERS pursuant to which the foregoing covenants were modified to provide that (1) the Company must maintain tangible net worth plus subordinated debt in an amount not less than $6.25 million and (2) the Company had until January 1, 2002 to meet all other covenants set forth in the loan documents (unless modified by the parties in writing). At December 30, 2001, the Company was not in compliance with various covenants. On April 1, 2002, the Company entered into a letter agreement with WCERS pursuant to which the foregoing covenants were modified to provide that (1) the Company must maintain tangible net worth plus subordinated debt in an amount not less than $4.5 million and (2) the Company had until January 1, 2003 to meet all other covenants set forth in the loan documents (unless modified by the parties in writing). At December 29, 2002, the Company was not in compliance with debt coverage and working capital ratios. Additionally, the Company has not made any required debt service payments since September 2001. As a result, the debt is callable and is classified as current in the accompanying balance sheet.

        In April 1997, the Company entered into a real estate sale and leaseback agreement with a shareholder of the Company, for the land and property of its Grand Rapids unit. The Company received proceeds of $1,400,000 and in return, entered into a ten-year lease with a minimum annual base rent of $140,000 and a maximum annual base rent of $192,500 and percentage rent provisions. In March 2000, the lease was amended to adjust the gross sales level over which annual percentage rent is payable to $1,500,000 per year. Because annual gross sales did not exceed $1.5 million for the lease year ended April 2001, the lessor obtained the right to require the Company to repurchase the Grand Rapids site for $1.4 million, plus $70,000 for each lease year on a pro rata basis. At December 29, 2002, the Company has accrued the annual buy out price of $70,000 for five years, totaling $350,000. In March 2002, the lessor waived its right to require repurchase based upon annual gross sales for the lease years ended April 2001 and April 2002. The lessor has the option to require the Company to repurchase the Grand Rapids site after the seventh full lease year for the same price. Annual gross sales are not anticipated to exceed $1.5 million for the lease year ended April 2003. As a result, the obligation is classified as current in the accompanying balance sheet.

        In August 1997, the Company entered into a second real estate sale and leaseback agreement with the same shareholder, for the land of its Auburn Hills unit. The Company received proceeds of $4,000,000 and in return, entered into a 25-year lease with a minimum annual base rent of $400,000 and percentage rent provisions. In the event gross sales, as defined, do not exceed $8,000,000 for any two consecutive lease years, the Company is obligated to repurchase the land for $4.0 million, plus $200,000 for each lease year on a pro rata basis. Annual gross sales for the lease years ended October 2001 and 2002 did not exceed $8.0 million. As a result, the obligation is classified as current in the accompanying balance sheet. However, the Company has not recorded the annual buyout premium. Management believes it is remote that the landlord will require the Company to repurchase the property because management believes the property has appreciated to an amount well in excess of the buyout price, making it highly unlikely that the landlord will compel the Company to repurchase the property at an amount less than its current value. The Company has the option to purchase the Auburn Hills site from the lessor after the seventh full lease year for the same price.

        No gain or loss was recognized on the sale and leaseback transactions and the leases were accounted for as financing transactions. Management expects that if the Company was required to purchase the land at these units that these leases could be renewed or replaced by mortgage or other financing arrangements; however, there can be no assurance that such financing would be available on acceptable terms or at all.

        The convertible subordinated promissory notes may be converted at any time, at the option of the holders, into a total of 152,349 shares of common stock. Interest is paid monthly in arrears. All of the convertible subordinated notes had matured as of December 29, 2002 and were not paid. Therefore, the notes are in default.

        In March 2001, the Company entered into a first amendment and acknowledgment of partial payment with the holder of one of the convertible subordinated promissory notes with a principal amount of $250,000. Pursuant to such agreement, the Company repaid $75,000 of principal, agreed to a repayment schedule involving monthly payments of principal and interest of $18,161, commencing May 1, 2001, and adjusted the conversion price on such note from $10.3264 to $5.11. Also in March 2001, the Company entered into a first amendment with the holder of the non-convertible subordinated promissory note to shareholder with a principal amount of $100,000. Pursuant to such agreement, the Company made such note convertible into shares of the Company's common stock at a conversion price of $1.00 and extended the maturity date of such note until October 2001. In addition, the Company entered into a first amendment with the holder of one of the convertible subordinated promissory notes with a principal amount of $100,000. Pursuant to such agreement, the maturity date of such note was extended until October 2001 and the conversion price was adjusted from $1.9188 to $1.00.

        In April 2001, the Company entered into a first amendment with the holder of one of the convertible subordinated promissory notes with a principal amount of $50,000. Pursuant to such agreement, the maturity date of such note was extended until January 2002 and the conversion price was adjusted from $1.9125 to $0.73.

        Maturities of long-term obligations as of December 29, 2002, based on the amended payment terms discussed above, are as follows:

2003	16,311,999
2004	3,378,737
2005	—
2006	—
2007	—
Thereafter	—

$19,690,736

        Interest expense to related parties was approximately $1,800,000 and $1,200,000 during 2002 and 2001, respectively. Accrued interest to related parties was approximately $1,040,000 and $250,000 at December 29, 2002 and December 30, 2001, respectively.

3.     Operating Lease

        In November 2000, the Company executed a lease with Opry Mills Limited Partnership, a division of the Mills Corporation, for approximately 20,000 square feet of space in the Opry Mills mall over a 10-year term. Beginning August 2001, the Company was obligated to pay monthly rental payments of $43,211, regardless of whether the store was open for business. Additionally, the lease required the

Company to pay an annual percentage rent in the amount of 6% on gross sales in excess of $8.5 million. The Company did not pay the rental payments.

        In March 2002, the Company terminated the lease agreement for $200,000. Under the terms of the possession agreement and the settlement and termination agreement, the Company forfeited all improvements made to the site, including assets purchased through use of the tenant allowance of $340,000 provided by the landlord. As a result of the terminated lease transaction, the Company incurred a loss of approximately $355,000, including the termination fee paid in 2002. The loss was recorded in preopening expenses and store development costs in the statement of operations in 2001.

4.     Income Taxes:

        The deferred tax assets and liabilities consisted of the following at:

	December 29, 2002	December 30, 2001
Deferred tax liabilities	(800,000)	(831,000)
Deferred tax assets	5,000,000	3,991,000

Net deferred tax asset	4,200,000	3,160,000
Valuation allowance	(4,200,000)	(3,160,000)

Net deferred tax	—	—

        Effective January 1, 1996, the Company converted from S Corporation status to a C Corporation. As of December 29, 2002 and December 30, 2001, the Company's deferred tax assets consist primarily of net operating loss carryforwards, and deferred tax liabilities result from the use of accelerated methods of depreciation for tax purposes. The Company has recorded a full valuation allowance against the net deferred tax asset due to the uncertainty of realizing the related benefit. As of December 29, 2002, the Company had net operating loss carryforwards of approximately $14.6 million which expire through the year 2023.

5.     Warrants:

        Each of the 364,286 units issued in connection with the Company's IPO consisted of one share of common stock and one Redeemable Class A Warrant, exercisable at $56.00 per share. In 2001, the expiration date of these warrants was extended through December 2002. All of these warrants expired unexercised on December 13, 2002.

        In connection with the joint venture agreement (Notes 1 and 7), the Company issued a warrant, exercisable at $18.375 per share, for 7,143 shares of its common stock to Bass Pro expiring in August 2003. The Company also issued a warrant to its private placement agent, exercisable at $19.3375 per share, for 2,083 shares of its common stock, expiring in November 2003.

        In exchange for services, the Company issued warrants, exercisable at $11.375 per share, for 14,286 shares of its common stock. In connection with the same service agreements, the Company also issued warrants for 28,571 shares of common stock. Of these warrants, 14,286 were exercisable at $17.50 per share and vested in October 2000. The remaining 14,286 warrants were exercisable at $24.50 per share and vested in October 2001. All of the warrants issued as part of these service agreements expired in October 2002.

        In connection with a consulting agreement, the Company issued a warrant, exercisable at $11.375 per share, for 7,143 shares of its common stock, expiring in October 2002. The Company also issued warrants, exercisable at $14.00 per share, for 21,429 shares of its common stock, vesting in 7,143 increments as the Company's stock price reaches $28.00, $35.00, and $42.00 per share, expiring in October 2002.

        In connection with the refinancing of debt, the Company issued a warrant to WCERS, exercisable at $14.00 per share, for 28,571 shares of its common stock, expiring in February 2004. The conversion to stock of these warrants and the convertible notes disclosed in Note 2, when added to common owned by WCERS, would result in WCERS owning 512,155 shares of common stock, or a 38.6% ownership of the Company.

        In connection with amending the Auburn Hills lease, the Company issued a warrant, exercisable at $12.6875 per share, for 3,571 shares of its common stock, expiring in January 2003. The Company has also issued a warrant to this lessor, which is exercisable at $35.00 per share, for 3,571 shares, expiring August 2002.

        Of the warrants described above, warrants for 41,368 shares, with exercise prices ranging from $14.00 to $19.34 per share, remain outstanding at December 29, 2002.

6.     Stock Option and Stock Purchase Plans:

        During January 1996, the Company adopted the 1996 Stock Option Plan (the Plan), pursuant to which options to acquire an aggregate of 85,714 shares, as amended in June 1997, of the Company's common stock may be granted. Under the Plan, the board of directors may grant options to purchase shares of the Company's stock to eligible employees, nonemployees and contractors at a price not less than 100% of the fair market value at the time of the grant for both incentive and nonstatutory stock options. Options granted under the Plan vest annually over four years from date of grant and are exercisable for ten years, except that the term may not exceed five years for incentive stock options granted to persons who own more than 10% of the Company's outstanding voting stock.

        Also, during January 1996, the Company adopted the 1996 Director Stock Option Plan (the Director's Plan) pursuant to which options to acquire an aggregate of 14,286 shares of the Company's common stock were available for grant to outside directors. Under the Director's Plan, 714 options with an exercise price of $31.50 were automatically granted to each outside director upon the completion of the Company's IPO, and thereafter 714 options were granted annually for each year of continued service by the outside director. Each option was granted at fair market value on the date of grant, vested one year after the date of grant and was exercisable for ten years. During 2000, this plan was canceled with options for 10,714 shares outstanding. These options will remain exercisable as originally issued, and additional options will not be issued. At December 29, 2002, options for 3,570 shares remain outstanding, with exercise prices ranging from $12.25 to $36.75 per share.

        During October 2000, the Company adopted the 2000 Stock Option Plan (the 2000 Plan), pursuant to which options to acquire an aggregate of up to 142,857 shares of common stock may be granted to qualified employees, directors, and outside consultants. Under the 2000 Plan, 2,857 options are automatically granted annually to each outside director and an additional 1,429 options to each outside director serving on the executive committee. Each option is granted at fair market value on the date of grant, vests one year after the date of grant and is exercisable for ten years.

        A summary of the status of the Company's stock option plans at December 29, 2002 and December 30, 2001, and changes during the fiscal years then ended, is presented in the table and narrative below:

	Year Ended December 29, 2002		Year Ended December 30, 2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of Period	140,490	$16.17	106,548	$23.10
Granted	25,947.86		58,762	5.25
Exercised	—	—	—	—
Forfeited	(38,974)	14.04	(21,249)	17.64
Expired	(7,142)	35.00	(3,571)	35.00

Outstanding, end of Period	120,321	12.25	140,490	$16.17

Exercisable, end of Period	112,973		131,822

Weighted average fair value of options granted		$.19		$4.83

        The following table provides certain information with respect to stock options outstanding at December 29, 2002:

Range of exercise prices	Stock options Outstanding	Weighted average exercise price	Weighted average remaining contractual life
.28 - 10.00	70,085	3.48	7.31
10.01 - 20.00	15,530	12.68	7.41
20.01 - 36.75	34,706	29.77	5.58

        The following table provides certain information with respect to stock options exercisable at December 29, 2002:

Range of exercise prices	Stock options exercisable	Weighted average exercise price
.28 - 10.00	63,587	3.39
10.01 - 20.00	14,681	12.71
20.01 - 36.75	34,706	29.77

        The Company accounts for options issued to employees and directors under these plans using APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based

Compensation," the Company's net loss and loss per share would have been increased to the following pro forma amounts:

		2002	2001
Net Loss	As Reported	$(3,611,524)	$(2,202,895)
	SFAS 123 compensation expense	(93,731)	(346,739)

	Pro Forma	(3,705,255)	(2,549,634)
Basic and Diluted EPS	As Reported	(4.19)	(2.53)
	Pro Forma	(4.30)	(2.93)

        The fair value of each employee option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2002 and 2001, respectively: risk-free interest rate of 1.68%; no expected dividend yields; expected lives of 7 years; and expected volatility of 89.62% and 131.09%.

        Non-employee option grants are recorded at fair value. There have been no non-employee options granted under the plan.

        On October 18, 1999, the Company established a qualified Employee Stock Purchase Plan, effective as of January 1, 2000. The Company is authorized to issue up to 28,571 shares of its common stock for qualified employees, as defined. Under the terms of the plan, employees can choose each year to have up to 15 percent of their annual base earnings withheld to purchase the Company's common stock. The purchase price of the stock is 85 percent of the lower of the closing price at the beginning of the 18-month offering period or end of the 6-month accumulation period. Under the plan, the Company sold approximately 1,600 and 5,000 shares in 2002 and 2001, respectively. In January 2003, the board approved the temporary suspension of the plan.

7.     Retirement Plan:

        On February 1, 1999, the Company began sponsoring a 401(k) plan for employees with a minimum of six months of service with the Company. Contributions to the plan totaled $7,619 and $8,731 for 2002 and 2001, respectively.

8.     Commitments and Contingencies:

Legal Proceedings

        The Company is involved in various legal actions rising in the ordinary course of business. Although the outcomes of any such legal actions cannot be predicted, in the opinion of management there is no legal proceeding pending against or involving the Company for which the outcome is likely to have a material adverse effect upon the financial position or results of operations of the Company.

Joint Venture

        The Company owns 89.1 percent as a limited partner and 0.8 percent as a general partner, for an aggregate 89.9 percent ownership of Buck & Bass, L.P., which owns and operates the Grapevine unit.

        Pursuant to the commercial sublease agreement, the limited partnership created by the joint venture leases the Grapevine site from Bass Pro over a 15-year term. The lease may be extended for seven additional five-year terms subject to Bass Pro renewing its lease of the location. The sublessee is obligated to pay an annual percentage rent in the amount of 5.5% on gross sales less than $11.0 million per year and 6.5% on gross sales in excess of $11.0 million per year (with a minimum annual base rent of $385,000). Bass Pro may terminate in the event of a default which is not cured within the applicable grace period. In March 2000, the Company and Bass Pro L.P. agreed in writing to revise the definition of default under the sublease. As amended, the sublease provides that a default includes, but is not limited to, (a) the sublessee's failure to remain open during all business days, (b) the sublessee's failure to maintain on duty a fully trained service staff, (c) the sublessee's failure to provide high quality food of the type provided at the Gaylord unit, (d) the sublessee's failure to achieve gross sales in the first full calendar year immediately following the opening and for each calendar year thereafter of $7.0 million, (e) the sublessee encumbering in any manner any interest in the subleased premises, or (f) the sublessee's failure to conduct full and complete customer surveys no less frequently than each calendar quarter. The rent expense for the years ended December 29, 2002 and December 30, 2001 was $385,000. The following is a schedule of future minimum rental payments under the operating lease for the next five years:

2003	$385,000
2004	$385,000
2005	$385,000
2006	$385,000
2007	$385,000

        The failure of Buck & Bass to achieve the required gross sales, the existence in the past of encumbrances upon the subleased premises and the failure of Buck & Bass to perform quarterly customer satisfaction surveys give Bass Pro the ability to declare an event of default under the sublease at December 29, 2002, terminate the sublease and demand all unpaid and reasonably calculable future rent over the balance of the sublease term. Pursuant to the limited partnership agreement, a material default under the sublease would also entitle Bass Pro to purchase the Company's interest in the joint venture at 40% of book value, thereby eliminating the Company's interest in the Grapevine unit. The Company's investment in the Grapevine store is $4.9 million which is represented in the leasehold improvements and furnishings. The termination of the sublease or the elimination of the Company's interest in the Grapevine unit would have a material adverse effect on the Company's business, operating results, cash flows and financial condition, and could potentially bankrupt the Company. Management has not accrued for the contingent loss as it believes that it is remote that Bass Pro will exercise its ability to buy out the investment as Bass Pro is not in the restaurant business and it is not probable that Bass Pro would want to take over the Grapevine store until its adjoining Bass Pro store requires room to expand.

9.     Management's Plan

        The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements the Company has experienced net losses since inception, resulting in an accumulated deficit of $13.4 million and a working capital deficit of $16.4 million as of December 29, 2002. These factors, among others, raise doubt about the Company's ability to continue as a going concern for a reasonable period of time.

        The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern depends upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms and covenants of its financing and joint venture agreements, to obtain additional financing or refinancing as may be required, and to attain profitable operations. The Company is continuing its efforts to obtain additional funds so that the Company can meet its obligations and sustain operations. There can be no assurance that additional financing will be available on terms acceptable or favorable to the Company, or at all.

        In February 2002, the Company received a $500,000 advance from WCERS to cover unpaid real estate taxes in Michigan. In March 2002, the Company obtained a loan from United Bank and Trust Company for $5,000,000 which matures in March 2004. The collateral of this loan is a $5,000,000 letter of credit from WCERS. Of the proceeds from such loan, the Company used $200,000 to terminate its lease of the

        Nashville site, $500,000 to repay the advance from WCERS, and $1,000,000 to retire indebtedness to Crestmark bank. The balance was intended to pay certain accounts payable and for various working capital purposes. Although the Company's short-term liquidity issues were improved as a result of this financing, there can be no assurance that the Company will have sufficient financial resources to repay existing indebtedness or to continue operations.

        The Company intends to explore licensing and franchising arrangements. The Company is in discussions with several parties regarding the possible licensing of the Big Buck Brewery & Steakhouse concept in and outside the state of Michigan. The Company has entered into a license agreement with Up North Adventures, an entity owned by one of the Company's directors, Thomas E. Zuhl, pursuant to which the Company hopes to introduce its concept to various Asian markets.

        The Company also seeks to refinance its indebtedness to WCERS. The Company hopes to refinance such indebtedness at lower interest rates. The Company also plans to continue searching for ways of reducing its operating costs. At the beginning of 2001, the Company set goals to equal or exceed the operating benchmarks of several of its competitors. The Company believes that it has attained those goals and it seeks continued improvement. During 2003, the Company also plans to fully implement new short-term and long-term marketing campaigns pursuant to which the Company hopes to increase revenues.

ITEM 8    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        Not applicable.

ITEM 8A    CONTROLS AND PROCEDURES

        We maintain a system of disclosure controls and procedures that is designed to provide reasonable assurance that information, which is required to be disclosed, is accumulated and communicated to management timely. At the end of the period covered by this report, we carried out an evaluation under the supervision and with the participation of our management, including our Chief Executive Officer (who also serves as our Chief Financial Officer), of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-15. Based upon that evaluation, our Chief Executive Officer concluded that our disclosure controls and procedures are effective in timely alerting him to material information relating to our company required to be disclosed in our periodic filings with the SEC.

        During the fourth quarter of 2002, there has been no change in our internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f) under the Exchange Act) that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART III

ITEM 9    DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        The following table provides information with respect to our directors and executive officers as of March 21, 2003. Each director serves for a one-year term and until his successor has been duly elected and qualified. Each executive officer has been appointed to serve until his successor is duly appointed by the board or his earlier removal or resignation from office. There are no family relationships between any director or executive officer.

Name	Age	Principal Occupation	Position with Big Buck	Director Since
Anthony P. Dombrowski	42	President, Chief Executive Officer, Chief Financial Officer and Treasurer of Big Buck	President, Chief Executive Officer, Chief Financial Officer and Treasurer	N/A
Timothy J. Pugh	43	Chief Operating Officer of Big Buck	Chief Operating Officer	N/A
Jonathon D. Ahlbrand	41	President and Chief Executive Officer of The Center of American Jobs	Director	2001
Matthew P. Cullen	47	General Manager of General Motors Enterprise Activity Group	Director	2000
Richard A. Noelke	51	Deputy Director of Wayne County Employees' Retirement System	Director	2001
Mark S. Provenzano	45	President of Columbia Construction Services	Chairman of the Board	2002
Henry T. Siwecki	58	Sole Owner and President of Siwecki Construction	Director	1995
Ronald Yee	50	Director of Wayne County Employees' Retirement System	Director	2002
Thomas E. Zuhl	42	Owner of Pac Rim Associates, Inc.	Director	2002

        Anthony P. Dombrowski became the President and Chief Executive Officer of our company in March 2003. Mr. Dombrowski has also served as the Chief Financial Officer and Treasurer of our company since May 1996. He acted as a consultant to our company, in the capacity of Chief Financial Officer, from January 1996 to May 1996. From February 1995 to May 1996, Mr. Dombrowski operated his own financial and consulting business. From May 1989 to January 1995, Mr. Dombrowski was the Chief Financial Officer of Ward Lake Energy, Inc., an independent producer of natural gas in Michigan. Mr. Dombrowski began his career with Price Waterhouse LLP in 1982.

        Timothy J. Pugh became our Executive Vice President of Operations in December 2000. He was promoted to Chief Operating Officer in May 2002. From November 1998 to November 2000, he was a franchisee partner of Damon's International, a full-service chain of over 100 casual dining restaurants, in Kalamazoo, Michigan. From April 1996 to October 1998, he was a regional manager at Damon's International. From October 1993 to April 1996, he was a general manager at Damon's International. From April 1991 to October 1993, he managed the Houston's restaurant in Dallas, Texas, and the Houston's restaurant in Memphis, Tennessee.

        Jonathon D. Ahlbrand became a director in January 2001. Since June 1999, Mr. Ahlbrand has been President and Chief Executive Officer of The Center of American Jobs, a nation-wide recruiting service. Since April 1998, he has been a managing member of Private Equity, LLC, an entity that concentrates on the private placement of debt and equity securities. From April 1998 to July 1998, Private Equity performed certain consulting and advisory services for Seger Financial, Inc. Private Equity has provided certain financial advisory services to us. In addition, both Private Equity and Seger Financial have served as our private placement agents. From August 1997 to March 1998, Mr. Ahlbrand was Senior Vice President of IntelliQuest, an Austin, Texas based global research services firm. From December 1994 to August 1997, he was Chief Executive Officer of National TechTeam Europe, a global information services company. For more information regarding our transactions with Private Equity, Seger Financial and Mr. Ahlbrand, please review "Certain Relationships and Related Transactions."

        Matthew P. Cullen has been a director since July 2000. Mr. Cullen is General Manager of General Motors Enterprise Activity Group, which includes the company's worldwide real estate division. He joined General Motors in 1979 as a real estate administrator and subsequently assumed a variety of senior assignments. Prior to his current position, he was responsible for the disposal and redevelopment of surplus property as well as site selection and strategic site acquisition. Mr. Cullen is Vice Chairman of Detroit Downtown, Inc., past Chairman of Detroit News Center Area Council, and the Chair-Elect of the International Association of Corporation Real Estate Executives.

        Richard A. Noelke became a director in December 2001. Mr. Noelke has served as the Deputy Director of WCERS since February 1997. Mr. Noelke was an elected Trustee of WCERS for ten years prior to becoming Deputy Director. He has been employed with Wayne County, Michigan, for the past 25 years, including ten years as an Accountant and Supervisor of Accounting, and ten years as the Assistant Finance Director, at Detroit Metropolitan Wayne County Airport. Mr. Noelke is also a director of Everest Energy Fund. WCERS beneficially owns approximately 38.6% of our common stock. For more information regarding our transactions with WCERS, please review "Certain Relationships and Related Transactions."

        Mark S. Provenzano became a director in February 2002 and Chairman of the Board in March 2003. He is the President and a shareholder of Columbia Construction Services, a general contracting and construction management firm he founded in 1981. Columbia specializes in hospitality, restaurant and retail construction in the Eastern United States. Mr. Provenzano is also the President and a shareholder of Supreme Heating and Supply Co, Inc., a family-operated firm started in 1950 by his father. Supreme provides HVAC services throughout Southeastern Michigan. Columbia, which beneficially owns less than one percent of our common stock, has provided certain services to our company pursuant to a Master Agreement for Program Management Services. Supreme has also provided certain services to our company. For more information regarding our transactions with Columbia and Supreme, please review "Certain Relationships and Related Transactions."

        Henry T. Siwecki has been a director since August 1995. For more than the last five years, Mr. Siwecki has been the sole owner and President of Siwecki Construction, Inc., a commercial and residential contractor.

        Ronald Yee became a director in February 2002. He has served as a Director of WCERS since February 1997. Prior to that, he was WCERS' Deputy Director for six years. Mr. Yee also served as Wayne County's Risk Manager, Chief Labor Relations Analyst, Director of Administration for Personnel as well as other professional level positions during his 28-year career. WCERS beneficially owns approximately 38.6% of our common stock. For more information regarding our transactions with WCERS, please review "Certain Relationships and Related Transactions."

        Thomas E. Zuhl became a director in January 2002. Mr. Zuhl has owned Pac Rim Associates, Inc., an automotive parts manufacturer's representative company, since October 1991. He also owns Up

North Adventures, Inc. and Tried and True Builders, LLC. Mr. Zuhl beneficially owns 5.5% of our common stock. In July 2001, we granted a license to Up North Adventures (1) to use our intellectual property, (2) to import, sell and distribute our products, and (3) to open and operate Big Buck restaurants, in Japan, Thailand, Malaysia and Singapore. For more information regarding our transactions with Up North Adventures, Pac Rim Associates and Mr. Zuhl, please review "Certain Relationships and Related Transactions."

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by the SEC to furnish us with copies of all such reports. To our knowledge, based solely on a review of copies of reports filed with the SEC during the last fiscal year, all applicable Section 16(a) filing requirements were met, except that the following reports were not filed on a timely basis: (1) one report on Form 3 relating to the appointment of Ronald Yee to our board of directors on February 19, 2002, (2) one report on Form 3 relating to the appointment of Mark S. Provenzano to our board of directors on February 19, 2002, and (3) one report on Form 4 relating to the grant of options to purchase 2,142 shares received by Mr. Provenzano on February 19, 2002.

ITEM 10    EXECUTIVE COMPENSATION

        The following table sets forth information with respect to compensation paid by us to our Chief Executive Officer, our former Chief Executive Officer and the other highest paid executive officers (the "Named Executive Officers") during the three most recent fiscal years.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
	Annual Compensation					Awards Securities Underlying Options
Name and Principal Position
	Year	Salary		Bonus
William F. Rolinski(1) Former President, Chief Executive Officer and Chairman of the Board	2002 2001 2000	$ $ $	182,106 188,279 153,247	$ $ $	0 0 0	0 0 32,037
Anthony P. Dombrowski(2) President, Chief Executive Officer, Chief Financial Officer and Treasurer	2002 2001 2000	$ $ $	130,500 108,953 94,742	$ $ $	0 0 0	0 60,000 14,962
Timothy J. Pugh(3) Chief Operating Officer	2002 2001 2000	$ $ $	127,500 119,365 10,346	$ $ $	36,250 0 0	0 75,000 0

(1)
Mr. Rolinski resigned as our President, Chief Executive Officer and Chairman of the Board on March 1, 2003.

(2)
Mr. Dombrowski was named President and Chief Executive Officer on March 1, 2003.

(3)
Mr. Pugh joined our company as Executive Vice President of Operations in December 2000. He was promoted to Chief Operating Officer in May 2002.

        No stock options or stock appreciation rights were granted to the Named Executive Officers during 2002.

        The following table sets forth information concerning the unexercised options held by the Named Executive Officers as of the end of the last fiscal year. No stock options were exercised by the Named Executive Officers during the last fiscal year. No stock appreciation rights were exercised by the Named Executive Officers during the last fiscal year or were outstanding at the end of that year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
William F. Rolinski	19,575	0	$0	N/A
Anthony P. Dombrowski	26,848	0	$0	N/A
Timothy J. Pugh	10,713	0	$0	N/A

(1)
Market value of underlying securities at fiscal year end minus the exercise price.

Compensation of Directors

        Directors who are also our employees receive no remuneration for services as members of the board or any board committee. Each non-employee director receives $500 for each regularly scheduled meeting of the board he attends. Effective July 1, 2001, our board resolved to pay each non-employee director who serves on our executive committee $3,000 per month for such service. To date, we have not made such payments. Our directors are reimbursed for expenses incurred solely in connection with our business purposes. During 2002, our non-employee directors received the options described below.

        On December 1, 2002, pursuant to the automatic grant provisions of the 2000 Stock Option Plan, we granted (1) an option for the purchase of 2,857 shares of common stock to each non-employee director and (2) an option for the purchase of 1,428 shares of common stock to each non-employee member of the Executive Committee of the board. We automatically grant such options annually for each year of continued service. Any person who first becomes eligible to receive a grant pursuant to this provision of the 2000 Stock Option Plan following any December 1, will automatically receive a pro rata portion of such grant upon their appointment to such position. Each option is granted at fair market value on the date of grant, vests one year after the date of grant and expires ten years after the date of grant.

Employment Contracts and Termination of Employment, and Change-in-Control Arrangements

        In May 2002, we entered into an employment agreement with our then Executive Vice President of Operations Timothy J. Pugh. Mr. Pugh was promoted to Chief Operating Officer in May 2002. The agreement provides for an annual base salary of $127,500, annual bonus potential based upon financial performance measures at the operating units, and benefits made available to other executives. The agreement is terminable by either party, at any time, with or without cause. However, if Mr. Pugh is terminated without cause prior to the third anniversary of the agreement, we will be obligated to pay him an amount equal to six months' salary.

        In February 2003, we entered into an employment agreement with our then Chief Financial Officer and Treasurer Anthony P. Dombrowski. Mr. Dombrowski assumed the additional positions of President and Chief Executive Officer in March 2003. The agreement provides for an annual base salary of $133,000, five weeks paid vacation per year, and benefits made available to other executives. The agreement is terminable by either party, at any time, with or without cause. However, if

Mr. Dombrowski is terminated without cause prior to the third anniversary of the agreement, we will be obligated to pay him an amount equal to six months' salary.

ITEM 11    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

        The following table sets forth certain information regarding beneficial ownership of our common stock as of February 28, 2003, by (a) each person who is known to us to own beneficially more than five percent of our common stock, (b) each director, (c) our Named Executive Officers (as defined herein), and (d) all executive officers and directors as a group. Unless otherwise noted, each person identified below possesses sole voting and investment power with respect to such shares. Except as otherwise noted below, we know of no agreements among our shareholders which relate to voting or investment power with respect to our common stock.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(1)	Percent of Class(2)
Wayne County Employees' Retirement System(3) 28 West Adams, Suite 1900 Detroit, Michigan 48226	512,155	38.6%
William F. Rolinski(4) 5242 Greenview Gaylord, Michigan 49735	139,662	15.8%
Estate of Blair A. Murphy	83,572	9.7%
Thomas E. Zuhl(5)	50,112	5.5%
Michael G. Eyde(6) 6250 West Michigan Avenue Lansing, Michigan 48917	45,782	5.1%
Henry T. Siwecki(7)	27,997	3.2%
Anthony P. Dombrowski(8)	27,705	3.1%
Timothy J. Pugh(9)	10,713	1.2%
Jonathon D. Ahlbrand(10)	9,939	1.1%
Mark S. Provenzano(11)	9,285	1.1%
Matthew P. Cullen(9)	7,142	*
Ronald Yee(12)	512,512	38.6%
Richard A. Noelke	71	*
All directors and executive officers as a group (9 persons)(13)	655,476	45.5%

*
Represents less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Securities "beneficially owned" by a person may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of February 28, 2003. Unless otherwise indicated, the address of each shareholder is c/o Big Buck Brewery & Steakhouse, Inc., 550 South Wisconsin Street, Gaylord, Michigan 49734.

(2)
Percentage of beneficial ownership is based on 861,997 shares outstanding as of February 28, 2003. Shares issuable pursuant to derivative securities are deemed outstanding for computing the percentage of the person holding such derivative securities but are not deemed outstanding for computing the percentage of any other person.

(3)
Includes 28,571 shares purchasable upon the exercise of a warrant and 437,383 shares purchasable upon the conversion of promissory notes.

(4)
Includes 19,575 shares purchasable upon the exercise of options.

(5)
Includes 2,380 shares purchasable upon the exercise of options, 16,496 shares purchasable upon the conversion of a promissory note and 27,793 shares purchasable upon the conversion of a promissory note held by Pac Rim Associates, Inc.

(6)
Includes 28,570 shares purchasable upon the conversion of promissory notes.

(7)
Includes 9,284 shares purchasable upon the exercise of options.

(8)
Includes 26,848 shares purchasable upon the exercise of options.

(9)
Represents shares purchasable upon the exercise of options.

(10)
Represents 7,856 shares purchasable upon the exercise of options and 2,083 shares purchasable upon the exercise of a warrant held by Seger Financial, Inc.

(11)
Represents 2,142 shares purchasable upon the exercise of options and 7,143 shares held by Columbia Construction Services—Michigan, Inc.

(12)
Mr. Yee disclaims beneficial ownership of the securities owned by Wayne County Employees' Retirement System.

(13)
Includes 66,365 shares purchasable upon the exercise of options, 30,654 shares purchasable upon the exercise of warrants and 481,672 shares purchasable upon the conversion of promissory notes.

Equity Compensation Plan Information

        The following table provides information as of the end of the most recently completed fiscal year with respect to compensation plans under which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)		Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	104,608		$12.28	144,390	(1)
Equity compensation plans not approved by security holders	57,080	(2)	$14.49	0

Total	161,688		$13.06	144,390	(1)

(1)
Represents (a) 27,051 shares remaining available for issuance under our 1996 Stock Option Plan, (b) 16,857 shares remaining available for issuance under our 1999 Employee Stock Purchase Plan (which we suspended in January 2003), and (c) 100,482 shares remaining available for issuance under our 2000 Stock Option Plan. We terminated our 1996 Director Stock Option Plan in September 2000.

(2)
Represents (a) 7,142 shares underlying a warrant exercisable at $18.38 per share issued on November 5, 1998 to Bass Pro Outdoor World, L.L.C. that expires on August 31, 2003, (b) 2,083 shares underlying a five-year warrant exercisable at $19.34 per share issued on November 20, 1998 to Seger Financial, Inc., (c) 3,571 shares underlying a three-year warrant exercisable at $12.69 per share issued on January 26, 2000 to Michael G. Eyde, (d) 28,571 shares underlying a warrant exercisable at $14.00 per share issued on February 4, 2000 to Wayne County Employees' Retirement System that expires on February 27, 2004, (e) an aggregate of 7,142 shares underlying options exercisable at $21.00 per share issued outside of our stock option plans on December 29, 1998 to certain of our executive officers, and (f) an aggregate of 8,571 shares underlying options exercisable at $7.00 per share issued outside of our stock option plans on March 30, 2001 to certain directors of Buck & Bass, L.P.

ITEM 12    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Wayne County Employees' Retirement System and Relationships with Ronald Yee and Richard A. Noelke

        We have obtained certain debt financing from WCERS. As of March 21, 2003, we owed WCERS approximately $10.2 million. A first priority lien in favor of WCERS on all of our assets, including the Gaylord unit, our leasehold interest in the Auburn Hills unit, our leasehold interest in the Grand Rapids unit, our limited partnership interest in Buck & Bass, L.P. and all of our other assets, now or hereafter acquired, secures this indebtedness. As of February 28, 2003, WCERS beneficially owned approximately 38.6% of our common stock. For more information regarding our transactions with WCERS, please review "Management's Discussion and Analysis or Plan of Operation." Ronald Yee, who became one of our directors in February 2002, serves as Director of WCERS. Richard A. Noelke, who became one of our directors in December 2001, serves as Deputy Director of WCERS.

Agreements with Michael G. Eyde

        We have entered into certain sale/leaseback transactions with Michael G. Eyde. As of February 28, 2003, Mr. Eyde beneficially owned approximately 5.1% of our common stock. For more information regarding our transactions with Mr. Eyde, please review "Description of Property—Grand Rapids and Auburn Hills."

Agreements with Up North Adventures, Transactions with Pac Rim Associates and Thomas E. Zuhl, and Relationship with Thomas E. Zuhl

        In July 2001, we granted an exclusive license to Up North Adventures, Inc. (1) to use our intellectual property, (2) to import, sell and distribute our products, and (3) to open and operate our restaurants, in Japan, Thailand, Malaysia and Singapore. In consideration of such rights, the licensee, an entity owned by Thomas E. Zuhl, will pay us one and one half percent of its gross receipts for products sold in the territory for the first 24 months after the first Big Buck restaurant is opened. For the remainder of the 25-year term, the royalty amount will increase to two percent. In July 2001, we issued a convertible subordinated promissory note in the principal amount of $100,000 to Thomas E. Zuhl. This note matured in July 2002. It may be converted into 16,496 shares of common stock at a conversion price of $6.062 per share. In December 2001, we issued a convertible subordinated promissory note in the principal amount of $100,000 to Pac Rim Associates, Inc. Such entity is owned by Mr. Zuhl. This note matured in December 2002. It may be converted into 27,793 shares of common stock at a conversion price of $3.598 per share. In January 2002, Mr. Zuhl became one of our directors.

Agreements and Transactions with Columbia Construction Services, Transactions with Supreme Heating and Supply Co, Inc. and Relationship with Mark S. Provenzano

        In January 2001, we entered into a Master Agreement for Program Management Services with Columbia Construction Services—Michigan, Inc. Pursuant to this agreement, Columbia has provided us with certain project-specific construction management services and advice regarding development, design and construction issues related to our restaurant business. Mark S. Provenzano, who became one of our directors in February 2002, is President and a shareholder of Columbia. Under the agreement,

Columbia conducted certain demolition and construction work in connection with the Nashville location. For such services, we paid Columbia $212,423 during 2001 and $19,930 during 2002. Columbia also provided us with advisory services in connection with our former construction litigation. For such services, we paid Columbia $79,613 during 2001 and $24,000 during 2002. Our agreement also provides that we will reimburse Columbia, at actual cost plus 15%, for all reimbursable costs incurred by it in connection with project-specific construction management services as well as advisory services. We did not pay Columbia for any project-specific construction management services during 2002 because we had no pending projects during such fiscal year. Effective February 9, 2001, we issued 7,142 shares of common stock to Columbia as compensation for field audit services provided by such entity to us in connection with the Grapevine unit. During 2002, we paid Supreme Heating and Supply Co, Inc. $17,456 for mechanical repair services on the HVAC system at our Auburn Hills location. Mr. Provenzano is President and a shareholder of Supreme.

Transaction with Seger Financial, Agreements with Private Equity, and Relationship with Jonathon D. Ahlbrand

        On November 20, 1998, we issued a five-year warrant, exercisable at $2.7625 per share, for the purchase of 2,083 shares of our common stock to Seger Financial, Inc. This issuance was made in connection with the $1.4 million debt financing which Seger Financial obtained for us from Crestmark Bank. In addition, we paid Seger Financial a commission of 5% of the total amount of the debt placed ($70,000). Private Equity, LLC, an entity of which Jonathon D. Ahlbrand, who became one of our directors in January 2001, is a managing member, performed certain consulting and advisory services for Seger Financial from April 1998 to July 1998. In connection with the dissolution of such relationship, Mr. Ahlbrand came to beneficially own the securities underlying the foregoing warrant and was paid $17,500 of the above-referenced commissions.

        On September 17, 1999, we entered into a consulting services agreement with Private Equity, LLC. Pursuant to this agreement, Private Equity agreed to provide advice, recommendations and introductions regarding financing options, market conditions, program structure and strategic options, including acquisitions and mergers. We agreed to bear all reasonable costs and expenses associated with such consulting efforts. We reimbursed Private Equity for $22,400 of costs and expenses during 2000. In addition, we issued warrants to purchase an aggregate of 28,571 shares of our common stock to Private Equity. Mr. Ahlbrand, who became one of our directors in January 2001, has served as a managing member of Private Equity since April 1998. All of such warrants expired unexercised on October 1, 2002.

Employment Agreements with Anthony P. Dombrowski and Timothy J. Pugh

        Two of our executive officers have employment agreements with our company. For more information regarding such agreements, please review "Executive Compensation—Employment Contracts and Termination of Employment, and Change-in-Control Arrangements."

General

        All future transactions between us and our officers, directors and principal shareholders and their affiliates will be approved by a majority of the board, including a majority of the independent and disinterested non-employee directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

ITEM 13    EXHIBITS AND REPORTS ON FORM 8-K

  (a)
  Exhibits

    See "Index to Exhibits."

  (b)
  Reports on Form 8-K

    On October 8, 2002, we filed a Current Report on Form 8-K relating to the delisting of our securities from The Nasdaq SmallCap Market. We filed no other Current Reports on Form 8-K during the quarter ended December 29, 2002.

SIGNATURES

        In accordance with Section 13 or 15(d) of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaylord, State of Michigan, on February 23, 2004.

BIG BUCK BREWERY & STEAKHOUSE, INC.
By
/s/  ANTHONY P. DOMBROWSKI
Anthony P. Dombrowski
President, Chief Executive Officer, Chief Financial Officer and Treasurer
(Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)

        In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant, and in the capacities and on the date indicated.

Signature	Title	Date

/s/ ANTHONY P. DOMBROWSKI Anthony P. Dombrowski	President, Chief Executive Officer, Chief Financial Officer and Treasurer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	February 23, 2004
* Richard A. Noelke	Director
* Mark S. Provenzano	Chairman of the Board
* Ronald Yee	Director
* Thomas E. Zuhl	Director
*By	/s/ ANTHONY P. DOMBROWSKI Anthony P. Dombrowski Attorney-in-Fact	February 23, 2004

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Restated Articles of Incorporation, as amended (incorporated by reference to our Quarterly Report on Form 10-QSB, filed on November 13, 2002 (File No. 0-20845)).
3.2	Amended and Restated Bylaws (incorporated by reference to our Quarterly Report on Form 10-QSB, filed on November 13, 2002 (File No. 0-20845)).
4.1	See Exhibit 3.1.
4.2	See Exhibit 3.2.
4.3	Specimen common stock certificate (incorporated by reference to our Quarterly Report on Form 10-QSB, filed November 13, 2002 (File No. 0.20845)).
10.1	1996 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-KSB, filed on March 23, 1998 (File No. 0-20845)).
10.2	1996 Director Stock Option Plan (incorporated by reference to our Registration Statement on Form SB-2, filed on April 15, 1996 (File No. 333-3548)).
10.3	1999 Employee Stock Purchase Plan (incorporated by reference to our Definitive Schedule 14A (Proxy Statement), filed on October 26, 1999 (File No. 0-20845)).
10.4	Amendment No. 1 to 1999 Employee Stock Purchase Plan (incorporated by reference to our Annual Report on Form 10-KSB, filed on April 2, 2001 (File No. 0-20845)).
10.5	2000 Stock Option Plan (incorporated by reference to our Definitive Schedule 14A (Proxy Statement), filed on October 18, 2000 (File No. 0-20845)).
10.6	Real Estate Purchase and Leaseback Agreement by and between Eyde Brothers Development Co., Landlord, and Big Buck, Tenant, dated April 11, 1997 (incorporated by reference to our Quarterly Report on Form 10-QSB, filed on May 9, 1997 (File No. 0-20845)).
10.7	Lease Agreement by and between Eyde Brothers Development Co., Landlord, and Big Buck, Tenant, dated April 11, 1997 (incorporated by reference to our Quarterly Report on Form 10-QSB, filed on May 9, 1997 (File No. 0-20845)).
10.8	Amendment to Lease Agreement by and between Eyde Brothers Development Co., Landlord, and Big Buck, Tenant, dated March 27, 2000 (incorporated by reference to our Annual Report on Form 10-KSB, filed on March 31, 2000 (File No. 0-20845)).
10.9	Amendment No. 2 to Lease Agreement by and between Eyde Brothers Development Co., Landlord and Big Buck, Tenant, dated March 29, 2002 (incorporated by reference to our Annual Report on Form 10-KSB, filed on April 1, 2002 (File No. 0-20845)).
10.10	Real Estate Purchase and Leaseback Agreement by and between Michael G. Eyde, Landlord, and Big Buck, Tenant, dated August 1, 1997 (incorporated by reference to our Quarterly Report on Form 10-QSB, filed on August 12, 1997 (File No. 0-20845)).
10.11	Lease Agreement by and between Michael G. Eyde, Landlord, and Big Buck, Tenant, dated October 1, 1997 (incorporated by reference to our Annual Report on Form 10-KSB, filed on March 23, 1998 (File No. 0-20845) ).
10.12	Amendment to Lease Agreement by and between Michael G. Eyde, Landlord, and Big Buck, Tenant, dated January 26, 2000 (incorporated by reference to our Annual Report on Form 10-KSB, filed on March 31, 2000 (File No. 0-20845)).
10.13	Limited Partnership Agreement by and among BBBP Management Company, Bass Pro Outdoor World, L.L.C. (f/k/a Bass Pro Outdoor World, L.P.) and Big Buck, dated November 5, 1998 (incorporated by reference to our Quarterly Report on Form 10-QSB, filed on November 12, 1998 (File No. 0-20845)).
10.14	Shareholders' Agreement by and among BBBP Management Company, Bass Pro Outdoor World, L.L.C. (f/k/a Bass Pro Outdoor World, L.P.) and Big Buck, dated November 5, 1998 (incorporated by reference to our Quarterly Report on Form 10-QSB, filed on November 12, 1998 (File No. 0-20845)).

10.15	Commercial Sublease Agreement by and between Bass Pro Outdoor World, L.L.C. (f/k/a Bass Pro Outdoor World, L.P.) and Buck and Bass, L.P., dated November 5, 1998 (incorporated by reference to our Quarterly Report on Form 10-QSB, filed on November 12, 1998 (File No. 0-20845)).
10.16	Common Stock Purchase Warrant issued by Big Buck to Bass Pro Outdoor World, L.L.C. (f/k/a Bass Pro Outdoor World, L.P.), dated November 5, 1998 (incorporated by reference to our Quarterly Report on Form 10-QSB, filed on November 12, 1998 (File No. 0-20845)).
10.17	Stock Option Agreement between Big Buck and William F. Rolinski, dated December 29, 1998 (incorporated by reference to our Annual Report on Form 10-KSB, filed on March 29, 1999 (File No. 0-20845)).
10.18	Stock Option Agreement between Big Buck and Anthony P. Dombrowski, dated December 29, 1998 (incorporated by reference to our Annual Report on Form 10-KSB, filed on March 29, 1999 (File No. 0-20845)).
10.19	Form of Non-Qualified Stock Option Agreement between Big Buck and certain directors of Buck & Bass, L.P., dated March 30, 2001 (incorporated by reference to our Quarterly Report on Form 10-QSB, filed on May 4, 2001 (File No. 0-20845)).
10.20	Common Stock Purchase Warrant issued by Big Buck to Seger Financial, Inc., dated November 20, 1998 (incorporated by reference to our Annual Report on Form 10-KSB, filed on March 29, 1999 (File No. 0-20845)).
10.21	Consulting Agreement by and between Big Buck and Private Equity, LLC, dated September 17, 1999 (incorporated by reference to our Annual Report on Form 10-KSB, filed on March 31, 2000 (File No. 0-20845)).
10.22	Subscription and Investment Representation Agreement for 10% Convertible Secured Promissory Note executed by Wayne County Employees' Retirement System, dated February 4, 2000 (incorporated by reference to our Annual Report on Form 10-KSB, filed on March 31, 2000 (File No. 0-20845)).
10.23	10% Convertible Secured Promissory Note in the principal amount of $5,876,114.74, issued by Big Buck, Maker, to Wayne County Employees' Retirement System, Payee, dated February 4, 2000 (incorporated by reference to our Annual Report on Form 10-KSB, filed on March 31, 2000 (File No. 0-20845)).
10.24	Amended, Restated and Consolidated Convertible Note in the principal amount of $1,623,885.26, issued by Big Buck, Maker, to Wayne County Employees' Retirement System, Payee, dated February 4, 2000 (incorporated by reference to our Annual Report on Form 10-KSB, filed on March 31, 2000 (File No. 0-20845)).
10.25	Common Stock Purchase Warrant issued by Big Buck to Wayne County Employees' Retirement System, dated February 4, 2000 (incorporated by reference to our Annual Report on Form 10-KSB, filed on March 31, 2000 (File No. 0-20845)).
10.26	Promissory Note and Security Agreement by and between Big Buck and Buck & Bass, L.P., dated August 23, 2000 (incorporated by reference to our Quarterly Report on Form 10-QSB, filed on November 15, 2000 (File No. 0-20845)).
10.27	Promissory Note in the principal amount of $1,500,000.00, issued by Big Buck, Maker, to Wayne County Employees' Retirement System, Payee, dated August 21, 2000 (incorporated by reference to our Quarterly Report on Form 10-QSB, filed on November 15, 2000 (File No. 0-20845)).
10.28	First Loan Modification Agreement by and between Wayne County Employees' Retirement System and Big Buck, dated August 21, 2000 (incorporated by reference to our Annual Report on Form 10-KSB, filed on April 2, 2001 (File No. 0-20845)).

10.29	Second Loan Modification Agreement by and between Wayne County Employees' Retirement System and Big Buck, dated October 1, 2000 (incorporated by reference to our Annual Report on Form 10-KSB, filed on April 2, 2001 (File No. 0-20845)).
10.30	Third Loan Modification Agreement by and between Wayne County Employees' Retirement System and Big Buck, dated February 20, 2001 (incorporated by reference to our Annual Report on Form 10-KSB, filed on April 2, 2001 (File No. 0-20845)).
10.31	Fourth Loan Modification Agreement by and between Wayne County Employees' Retirement System and Big Buck, dated March 15, 2001 (incorporated by reference to our Annual Report on Form 10-KSB, filed on April 1, 2002 (File No. 0-20845)).
10.32	Fifth Loan Modification Agreement by and between Wayne County Employees' Retirement System and Big Buck, dated March 20, 2002 (incorporated by reference to our Annual Report on Form 10-KSB, filed on April 1, 2002 (File No. 0-20845)).
10.33	Letter Agreement by and between Wayne County Employees' Retirement System and Big Buck, dated February 1, 2001 (incorporated by reference to our Annual Report on Form 10-KSB, filed on April 2, 2001 (File No. 0-20845)).
10.34	Letter Agreement between by and between Wayne County Employees' Retirement System and Big Buck, dated February 4, 2000 (incorporated by reference to our Annual Report on Form 10-KSB, filed on April 2, 2001 (File No. 0-20845)).
10.35	Letter Agreement by and between Wayne County Employees' Retirement System and Big Buck, dated April 3, 2001 (incorporated by reference to our Annual Report on Form 10-KSB/A, filed on April 13, 2001 (File No. 0-20845)).
10.36	Letter Agreement by and between Wayne County Employees' Retirement System and Big Buck, dated October 1, 2001 (incorporated by reference to our Quarterly Report on Form 10-QSB, filed November 14, 2001 (File No. 0-20845)).
10.37	Letter Agreement by and between Wayne County Employees' Retirement System and Big Buck, dated February 28, 2002 (incorporated by reference to our Annual Report on Form 10-KSB, filed on April 1, 2002 (File No. 0-20845)).
10.38	Letter Agreement by and between Wayne County Employees' Retirement System and Big Buck, dated April 1, 2002 (incorporated by reference to our Annual Report on Form 10-KSB, filed on April 1, 2002 (File No. 0-20845) ).
10.39	Form of Subscription and Investment Representation Agreement for 10% Convertible Subordinated Promissory Note (including form of note) (incorporated by reference to our Annual Report on Form 10-KSB, filed on March 31, 2000 (File No. 0-20845)).
10.40	Form of First Amendment to 10% Convertible Subordinated Promissory Note (incorporated by reference to our Annual Report on Form 10-KSB, filed on April 2, 2001 (File No. 0-20845)).
10.41	Promissory Note in the principal amount of $12,000.00, issued by Anthony P. Dombrowski, Maker, to Big Buck, Payee, dated April 18, 2000 (incorporated by reference to our Annual Report on Form 10-KSB, filed on April 2, 2001 (File No. 0-20845)).
10.42	Promissory Note in the principal amount of $100,000.00, issued by Big Buck, Maker, to Michael G. Eyde, Payee, dated December 4, 2000 (incorporated by reference to our Annual Report on Form 10-KSB, filed on April 2, 2001 (File No. 0-20845)).
10.43	First Amendment to Non-Convertible Subordinated Promissory Note issued by Big Buck to Michael G. Eyde, dated March 29, 2001 (incorporated by reference to our Quarterly Report on Form 10-QSB, filed on May 4, 2001 (File No. 0-20845)).
10.44	Consulting Agreement between Big Buck and Morgan James & Associates, effective July 12, 2001 (incorporated by reference to our Quarterly Report on Form 10-QSB, filed November 14, 2001 (File No. 0-20845)).

10.45	Promissory Note in the principal amount of $100,000.00, issued by Big Buck, Maker, to Thomas E. Zuhl, Payee, dated July 20, 2001 (incorporated by reference to our Annual Report on Form 10-KSB, filed on April 1, 2002 (File No. 0-20845)).
10.46	Promissory Note in the principal amount of $100,000.00, issued by Big Buck, Maker, to Pac Rim Associates, Inc., Payee, dated December 11, 2001 (incorporated by reference to our Annual Report on Form 10-KSB, filed on April 1, 2002 (File No. 0-20845)).
10.47	License Agreement between Up North Adventures, Inc. and Big Buck, dated July 20, 2001 (incorporated by reference to our Annual Report on Form 10-KSB, filed on April 1, 2002 (File No. 0-20845)).
10.48	Promissory Note in the principal amount of $5,000,000.00, issued by Big Buck, Maker, to United Bank and Trust Company, Payee, dated March 15, 2002 (incorporated by reference to our Annual Report on Form 10-KSB, filed on April 1, 2002 (File No. 0-20845)).
10.49	Master Agreement for Program Management Services between Big Buck and Columbia Construction Services—Michigan, Inc., dated January 1, 2001 (incorporated by reference to our Annual Report on Form 10-KSB, filed on April 1, 2002 (File No. 0-20845)).
10.50	Possession Agreement between Big Buck and Opry Mills Limited Partnership, dated March 14, 2002 (incorporated by reference to our Annual Report on Form 10-KSB, filed on April 1, 2002 (File No. 0-20845)).
10.51	Settlement and Termination Agreement between Big Buck and Opry Mills Limited Partnership, dated March 28, 2002 (incorporated by reference to our Annual Report on Form 10-KSB, filed on April 1, 2002 (File No. 0-20845)).
10.52	Agreement for Specialized Financial and Organizational Consulting between Big Buck and Iridium Consulting, LLC, dated June 11, 2002.*
10.53	Employment Agreement between Big Buck and Anthony P. Dombrowski, dated February 28, 2003.*
10.54	Employment Agreement between Big Buck and Timothy J. Pugh, dated May 16, 2002.*
21	Subsidiaries of Big Buck (incorporated by reference to our Annual Report on Form 10-KSB, filed on March 29, 1999 (File No. 0-20845)).
23	Consent of Independent Public Accountants.
24	Power of Attorney.*
31	Certification Pursuant to Exchange Act Rule 13a-14, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32	Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*
Previously filed.

APPENDIX D

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 10-QSB/A

☒	QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 28, 2003
☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 0-20845

BIG BUCK BREWERY & STEAKHOUSE, INC.
(Exact Name of Small Business Issuer as Specified in Its Charter)

Michigan	38-3196031
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

550 South Wisconsin Street
Gaylord, Michigan 49734
(989) 731-0401
(Address of Principal Executive Offices and Issuer's
Telephone Number, including Area Code)

        Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

        Yes ☒    No ☐.

        As of November 10, 2003, the issuer had outstanding 861,997 shares of common stock.

        Transitional Small Business Disclosure Format:

        Yes ☐    No ☒.

PART I

ITEM 1    Financial Statements

BIG BUCK BREWERY & STEAKHOUSE, INC.

Consolidated Balance Sheets

	September 28, 2003	December 29, 2002
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$676,763	$1,516,821
Accounts receivable	153,374	145,811
Inventories	131,468	216,428
Prepaids and other	543,021	478,182

Total current assets	1,504,626	2,357,242
PROPERTY AND EQUIPMENT	18,532,465	21,237,757
ASSETS HELD FOR SALE	1,778,681	—
OTHER ASSETS, net	492,027	534,982

	$22,307,799	$24,129,981

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$968,283	$1,016,370
Accrued expenses	2,166,432	1,448,647
Current maturities of long-term obligations	19,091,358	16,311,999

Total current liabilities	22,226,073	18,777,016
LONG-TERM OBLIGATIONS, less current maturities	—	3,378,737

Total liabilities	22,226,073	22,155,753

MINORITY INTEREST	427,013	449,452
SHAREHOLDERS' EQUITY:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; no shares issued and outstanding
Common stock, $0.01 par value, 10,000,000 shares authorized; 861,997 shares issued and outstanding	8,620	8,620
Additional paid-in capital	14,905,621	14,905,621

Accumulated deficit	(15,259,528)	(13,389,465)

Total shareholders' equity	(345,287)	1,524,776

	$22,307,799	$24,129,981

The accompanying notes are an integral part of these financial statements.

BIG BUCK BREWERY & STEAKHOUSE, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002
REVENUE:
Restaurant sales	$3,733,606	$4,175,807	$11,176,276	$12,546,630
Wholesale and retail sales	24,783	41,326	79,482	109,046

Total revenue	3,758,389	4,217,133	11,255,758	12,655,676

COSTS AND EXPENSES:
Cost of sales	1,334,364	1,427,197	3,915,787	4,202,821
Restaurant salaries and benefits	1,059,711	1,095,167	3,100,624	3,259,271
Operating expenses	915,099	983,626	2,974,097	2,867,333
Depreciation	313,956	339,640	963,819	1,000,790
Preopening expenses and store development costs	—	—	—	19,930
General and administrative expenses	303,636	434,332	913,689	1,373,426

Total costs and expenses	3,926,766	4,279,962	11,868,016	12,723,572

LOSS FROM OPERATIONS	(168,377)	(62,829)	(612,258)	(67,895)
OTHER EXPENSE:
Interest expense	(429,246)	(439,245)	(1,233,043)	(1,319,845)
Other expense/amortization of financing cost	(65,443)	(89,624)	(47,194)	(287,110)

Other expense, net	(494,689)	(528,869)	(1,280,237)	(1,606,955)

LOSS BEFORE INCOME TAXES AND MINORITY INTEREST	(663,066)	(591,698)	(1,892,495)	(1,674,849)
INCOME TAX EXPENSE	—	—	—	—

LOSS BEFORE MINORITY INTEREST	(663,066)	(591,698)	(1,892,495)	(1,674,849)
MINORITY INTEREST SHARE OF JOINT VENTURE	6,598	5,868	22,439	8,958

NET LOSS	$(656,468)	$(585,830)	$(1,870,056)	$(1,665,892)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.76)	$(0.67)	$(2.17)	$(1.92)

OUTSTANDING WEIGHTED AVERAGE SHARES	861,997	870,683	861,997	869,595

The accompanying notes are an integral part of these financial statements.

BIG BUCK BREWERY & STEAKHOUSE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 28, 2003	September 29, 2002
OPERATING ACTIVITIES:
Net loss	$(1,870,056)	$(1,665,892)
Adjustments to reconcile net loss to cash flows used in operating activities—
Depreciation and amortization	996,990	1,236,846
Minority interest's share of joint venture	(22,439)	(8,958)
Interest paid for with common stock	—	—
Consulting services paid for with common stock	—	—
Change in operating assets and liabilities:
Accounts receivable	(7,563)	211,028
Inventories	84,960	16,337
Prepaids and other	(64,839)	(80,616)
Accounts payable	(48,087)	(1,229,164)
Accrued expenses	717,786	147,365
Net cash used in operating activities	(213,248)	(1,443,054)
INVESTING ACTIVITIES:
Purchases of property and equipment	(21,618)	(473,710)
Increase in other assets	(5,814)	(99,571)
Net cash used in investing activities	(27,432)	(573,281)
FINANCING ACTIVITIES:
Borrowings under long-term debt	—	5,550,000
Payments on long-term debt and capital lease obligations	(599,378)	(2,118,060)
Proceeds from sale of common stock	—	2,621
Repurchase of common stock	—	(19,355)
Payment of deferred financing costs	—	(17,775)
Net cash provided by (used in) financing activities	(599,378)	3,347,431
INCREASE (DECREASE) IN CASH	(840,058)	1,331,096
CASH, beginning of period	1,516,821	96,453
CASH, end of period	$676,763	$1,427,549
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$595,775	$665,182
Income taxes paid	—	—

The accompanying notes are an integral part of these financial statements.

BIG BUCK BREWERY & STEAKHOUSE, INC.

Condensed Notes to Financial Statements

September 28, 2003

(1)
Basis of Financial Statement Presentation

        The accompanying unaudited financial statements included herein have been prepared by Big Buck Brewery & Steakhouse, Inc. in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although Big Buck believes that the disclosures made are adequate to make the information not misleading.

        The financial statements for the nine months ended September 28, 2003 include the results of operations for the joint venture described in Big Buck's Annual Report on Form 10-KSB for the fiscal year ended December 29, 2002.

        The unaudited balance sheet as of September 28, 2003, the unaudited statements of operations for the three and nine months ended September 28, 2003 and September 29, 2002, and the unaudited statements of cash flows for the nine months ended September 28, 2003 and September 29, 2002 include, in the opinion of management, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial results for the respective interim periods and are not necessarily indicative of results of operations to be expected for the entire fiscal year ending December 28, 2003. The accompanying interim financial statements have been prepared under the presumption that users of the interim financial information have either read, or have access to, the audited financial statements and notes in Big Buck's Annual Report on Form 10-KSB for the fiscal year ended December 29, 2002. Accordingly, footnote disclosures which would substantially duplicate the disclosures contained in the December 29, 2002 audited financial statements have been omitted from these interim financial statements. It is suggested that these interim financial statements should be read in conjunction with the financial statements and the notes thereto included in Big Buck's Annual Report on Form 10-KSB for the fiscal year ended December 29, 2002.

(2)
Current maturities of long-term obligations

        As discussed on pages 9-12 of the Form 10-QSB, the Company is out of compliance with its various debt agreements and additional financing is critical. On page eight under "Liquidity and Capital Resources—Overview" is an explanation of cash flows for the nine months ended September 28, 2003.

ITEM 2    Management's Discussion and Analysis or Plan of Operation

        The following discussion contains various forward-looking statements within the meaning of Section 21E of the Exchange Act. Although we believe that, in making any such statement, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. When used in the following discussion, the words "anticipates," "believes," "expects," "intends," "plans," "estimates" and similar expressions, as they relate to us or our management, are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ materially from those anticipated, certain of which are beyond our control, are set forth in this section under the caption "Cautionary Statement."

        Our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements. Accordingly, we cannot be certain that any of the events anticipated by forward-looking statements will occur or, if any of them do occur, what impact they will have on us. We caution you to keep in mind the cautions and risks described in our Cautionary Statement and to refrain from attributing undue certainty to any forward-looking statements, which speak only as of the date of the document in which they appear.

Overview

        We operate restaurant-brewpubs under the name "Big Buck Brewery & Steakhouse." Until May 1995 when we opened our first unit in Gaylord, Michigan, we had no operations or revenues and our activities were devoted solely to development. In March 1997, we opened our second unit in Grand Rapids, Michigan, and in October 1997, we opened our third unit in Auburn Hills, Michigan, a suburb of Detroit. In August 2000, we opened our fourth unit in Grapevine, Texas, a suburb of Dallas. This unit is owned and operated by Buck & Bass pursuant to our joint venture agreement with Bass Pro.

        Due to continued operating losses, we closed our Grand Rapids unit in September 2003. We encountered more difficulty than we expected in attracting customers to this urban location due to its distance from the expressway and significant retail development to the west of the city. We lease the Grand Rapids site from an entity owned by one of our significant shareholders, who is also the landlord of our Auburn Hills unit. The lease has a remaining term of approximately three and one-half years. Annual rental payments under the lease approximate $140,000 plus property taxes and other occupancy expenses. The landlord has a lien on all of the personal property and fixtures on the premises as security for these payments. The landlord also has the right to require us to repurchase the premises for $1.4 million plus $70,000 for each year since April 1997 on a pro rata basis. We are in negotiations with our landlord regarding termination of the Grand Rapids lease; however, we cannot currently estimate what, if any, the total costs or losses will be as a result of the closing and termination of this lease. During fiscal year 2002, we recorded non-cash asset impairment charges of $800,000 to write-down the building and improvements of the Grand Rapids unit.

        For the foreseeable future, we plan to focus on the following objectives:

  •
  refinancing of existing indebtedness,

  •
  continued implementation of cost controls, and

  •
  increasing sales through additional marketing efforts.

        Our future revenues and profits will depend upon various factors, including market acceptance of the Big Buck Brewery & Steakhouse concept and general economic conditions.

Three and Nine Months Ended September 28, 2003 and September 29, 2002

        Our operating results, expressed as a percentage of total revenue, were as follows:

	Three Months Ended		Nine Months Ended
	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002
REVENUE:
Restaurant sales	99.3%	99.0%	99.3%	99.1%
Wholesale and retail sales	0.7	1.0	0.7	0.9

Total revenue	100.0	100.0	100.0	100.0

COSTS AND EXPENSES:
Cost of sales	35.5	33.8	34.8	33.2
Restaurant salaries and benefits	28.2	26.0	27.5	25.8
Operating expenses	24.3	23.3	26.4	22.7
Depreciation	8.4	8.1	8.6	7.9
Preopening expenses and store development costs	0.0	0.0	0.0	0.2
General and administrative expenses	8.1	10.3	8.1	10.9

Total costs and expenses	(104.5)	(101.5)	(105.4)	(100.7)

LOSS FROM OPERATIONS	(4.5)	(1.5)	(5.4)	(0.7)

OTHER EXPENSE:
Interest expense	(11.4)	(10.4)	(11.0)	(10.4)
Other expense/amortization of financing cost	(1.7)	(2.1)	(0.4)	(2.3)
Minority interest's share of joint venture	0.2	0.1	0.2	0.1

Other expense, net	(12.9)	(12.4)	(11.2)	(12.6)

NET LOSS	(17.4)%	(13.9)%	(16.6)%	(13.2)%

Results of Operations for the Three and Nine Months Ended September 28, 2003 and September 29, 2002

Revenues

        Revenues decreased 10.9% to $3,758,389 in the third quarter of 2003 from $4,217,133 in the third quarter of 2002, and decreased 11.1% to $11,255,758 for the first nine months of 2003 from $12,655,676 for the first nine months of 2002. The decreases were mainly due to a weak economy and a three-month closure of the expressway exit ramp leading to our Auburn Hills unit. Increased advertising during the first nine months of 2003 has not yielded increased revenues to date. We believe that increased spending on marketing, including the use of a sustained, professionally managed marketing program, will increase revenues at our existing units. Due to continued operating losses, we closed our Grand Rapids unit on September 21, 2003.

Cost of Sales

        Cost of sales, which consists of food, merchandise and brewing supplies, decreased 6.5% to $1,334,364 in the third quarter of 2003 compared to $1,427,197 in the third quarter of 2002, and decreased 6.8% to $3,915,787 for the first nine months of 2003 compared to $4,202,821 for the first nine months of 2002. As a percentage of revenues, cost of sales increased to 35.5% in the third quarter of 2003 as compared to 33.8% in the third quarter of 2002, and increased to 34.8% in the first nine months of 2003 as compared to 33.2% in the first nine months of 2002. The increases as a percentage of revenues were due to a decrease in menu prices as part of an effort to be more price competitive.

Restaurant Salaries and Benefits

        Restaurant salaries and benefits, which consist of restaurant management and hourly employee wages and benefits, payroll taxes and workers' compensation insurance, decreased 3.2% to $1,059,711 in the third quarter of 2003 compared to $1,095,167 in the third quarter of 2002, and decreased 4.9% to

$3,100,624 in the first nine months of 2003 compared to $3,259,271 in the first nine months of 2002. As a percentage of revenues, restaurant salaries and benefits increased to 28.2% in the third quarter of 2003 as compared to 26.0% in the third quarter of 2002, and increased to 27.5% in the first nine months of 2003 as compared to 25.8% in the first nine months of 2002. The increases as a percentage of revenues were due to increases in workers compensation insurance, health insurance and lower than anticipated sales.

Operating Expenses

        Operating expenses, which include supplies, utilities, repairs and maintenance, advertising and occupancy costs, decreased 7.0% to $915,099 in the third quarter of 2003 compared to $983,626 in the third quarter of 2002, and increased 3.7% to $2,974,097 for the first nine months of 2003 compared to $2,867,333 for the first nine months of 2002. As a percentage of revenues, operating expenses increased to 24.3% in the third quarter of 2003 as compared to 23.3% in the third quarter of 2002, and increased to 26.4% in the first nine months of 2003 as compared to 22.7% in the first nine months of 2002. The increases were due to increases in insurance cost and marketing and advertising expense.

Depreciation

        Depreciation expenses decreased 7.6% to $313,956 in the third quarter of 2003 compared to $339,640 in the third quarter of 2002, and decreased 3.7% to $963,819 for the first nine months of 2003 compared to $1,000,790 for the first nine months of 2002. As a percentage of revenues, these expenses increased to 8.4% in the third quarter of 2003 from 8.1% in the third quarter of 2002, and increased to 8.6% in the first nine months of 2003 as compared to 7.9% in the first nine months of 2002. Our depreciation expenses change as our assets become fully depreciated.

Preopening Expenses and Store Development Costs

        Preopening expenses and store development costs consist of expenses incurred prior to the opening of a new unit, including but not limited to wages and benefits, relocation costs, supplies, advertising expenses and training costs. We incurred no preopening expenses and store development costs in the third quarter of 2003, the first nine months of 2003 or the third quarter of 2002. We incurred preopening expenses and store development costs of $19,930 for the first nine months of 2002 in connection with the Nashville unit.

General and Administrative Expenses

        General and administrative expenses decreased 30.1% to $303,636 in the third quarter of 2003 compared to $434,332 in the third quarter of 2002, and decreased 33.5% to $913,689 for the first nine months of 2003 compared to $1,373,426 for the first nine months of 2002. The decreases reflected a decrease in professional fees related to the cessation of legal proceedings involving the Nashville site and the Grapevine unit and a reduction in corporate overhead. As a percentage of revenue, these expenses decreased to 8.1% in the third quarter of 2003 as compared to 10.3% in the third quarter of 2002, and decreased to 8.1% in the first nine months of 2003 as compared to 10.9% in the first nine months of 2002.

Interest Expense

        Interest expense decreased 2.3% to $429,246 in the third quarter of 2003 compared to $439,245 in the third quarter of 2002, and decreased 6.6% to $1,233,043 for the first nine months of 2003 compared to $1,319,845 for the first nine months of 2002. The decreases reflected the repayment of the Crestmark Bank note in February 2002 and a lower variable interest rate on the loan from United Bank and Trust Company. As a percentage of revenues, interest expense increased to 11.4% in the third quarter of 2003 from 10.4% in the third quarter of 2002, and increased to 11.0% in the first nine months of 2003 as compared to 10.4% in the first nine months of 2002.

Other Expense / Amortization of Financing Cost

        Other expense / amortization of financing cost includes miscellaneous income and amortization expense. These expenses were $65,443 in the third quarter of 2003 as compared to $89,624 in the third quarter of 2002, and $47,195 for the first nine months of 2003 as compared to $287,110 for the first nine months of 2002.

Liquidity and Capital Resources

Overview

        We have not made any required debt service payments to Wayne County Employees' Retirement System ("WCERS") since September 2001. On February 1, 2003, the entire $8,912,786 principal amount of the secured debt held by WCERS became due and payable. As of November 10, 2003, we had defaulted on approximately $10.8 million of principal and interest payments to WCERS and $650,000 of principal payments to holders of our convertible subordinated promissory notes. We cannot assure you that we will have sufficient financial resources to repay existing indebtedness or to continue operations.

        We used approximately $213,248 and approximately $1.4 million in cash for operating activities during the first nine months of 2003 and the first nine months of 2002, respectively. We had working capital deficits of approximately $20.7 million at September 28, 2003, and approximately $10.1 million at September 29, 2002. During the first nine months of 2003 and the first nine months of 2002, we spent $27,400 and $0.5 million, respectively, for equipment. At the direction of WCERS, we have been making interest and principal payments to United Bank and Trust Company. We have been making interest only payments to the holders of our convertible subordinated promissory notes.

        In general, we have experienced operating losses in each quarterly and annual period since inception. We incurred net losses of approximately $0.7 million for the third quarter of 2003 and approximately $0.6 million for the third quarter of 2002. As of September 28, 2003, we had an accumulated deficit of $15.3 million. We currently depend upon our existing units for all of our revenues. We expect to incur significant losses for the foreseeable future. We will need to generate significant increases in our revenues to achieve and maintain profitability. If our revenues fail to grow or grow more slowly than we anticipate, or our operating expenses exceed our expectations, our losses could significantly increase, which would harm our business, operating results, cash flows and financial condition. In addition, our failure to become and remain profitable may adversely affect the market price of our securities and our ability to raise capital and continue operations. The reports of our independent public accountants for the years ended December 29, 2002 and December 30, 2001 include explanatory paragraphs expressing doubt about our ability to continue as a going concern. In addition, our securities were delisted from The Nasdaq SmallCap Market on October 7, 2002, which may adversely affect our ability to raise capital.

        Since inception, our principal capital requirements have been the funding of (a) our operations and promotion of the Big Buck Brewery & Steakhouse format and (b) the construction of units and the acquisition of furniture, fixtures and equipment for such units. Total capital expenditures for the Gaylord, Grand Rapids and Auburn Hills units were approximately $6.2 million, $3.2 million and $10.2 million, respectively. Total capital expenditures of Buck & Bass for the Grapevine unit were approximately $7.6 million. Pursuant to our joint venture agreement with Bass Pro, we funded approximately $6.4 million of that cost, including our $1.5 million loan to Buck & Bass.

Financing activities

        We did not raise funds through financing activities in the first nine months of 2003. In February 2002, we received a $500,000 advance from WCERS to cover unpaid real estate taxes in Michigan. In March 2002, we obtained a loan from United Bank and Trust Company for $5,000,000 which matures in March 2004. The collateral of this loan is a $5,000,000 letter of credit from WCERS. Of the proceeds of such loan, we had used approximately $4,427,500 through November 10, 2003, for the following purposes:

  •
  $200,000 to terminate our lease of the Nashville site,

  •
  $500,000 to repay the advance from WCERS,

  •
  $1,000,000 to repay our indebtedness to Crestmark Bank,

  •
  $825,000 to settle the dispute between Buck & Bass and the general contractor of the Grapevine unit,

  •
  $616,500 to make principal and interest payments to United Bank and Trust Company,

  •
  $108,000 to pay Columbia Construction Services, an entity controlled by one of our directors, Mark S. Provenzano, for services rendered in connection with the Nashville site,

  •
  $163,000 to pay certain accounts payable,

  •
  $273,000 to pay property taxes, and

  •
  $742,000 for other working capital purposes.

Additional financing is required for debt repayment

        Without additional financing, our leveraged position, requirements for payments to the holders of our secured and subordinated debt and requirements for payments on our loan agreement may require us to liquidate all or a portion of our assets. We had working capital deficits of approximately $20.7 million at September 28, 2003 and approximately $10.1 million at September 29, 2002. As of November 10, 2003, we had outstanding (1) convertible secured debt aggregating $7,408,789, (2) non-convertible secured debt aggregating $5,123,487, and (3) convertible subordinated debt aggregating $650,000. The outstanding convertible secured debt and $1.5 million of the outstanding non-convertible secured debt matured on February 1, 2003. Of the outstanding convertible subordinated debt, $100,000 matured in November 2000, $300,000 matured in October 2001, $50,000 matured in January 2002, $100,000 matured in July 2002 and $100,000 matured in December 2002. Our outstanding debt must be repaid in full as follows:

Type of Debt	Principal Amount	Repayment Required
Convertible Secured Debt	$7,408,789	Immediate
Non-Convertible Secured Debt	$1,500,000	Immediate
Non-Convertible Secured Debt	$3,623,487	March 2004
Convertible Subordinated Debt	$650,000	Immediate

        To fund the maturity of our outstanding debt, we must obtain additional financing or refinance the debt. However, we cannot assure you that we will be able to obtain the required funds or refinance the debt, which could materially adversely affect our business, operating results, cash flows and financial condition.

WCERS payment defaults and covenant violations

        We have not made any required debt service payments to WCERS since September 2001. On February 1, 2003, the entire $8,908,789 principal amount of the secured debt held by WCERS became due and payable. As of November 10, 2003, we had defaulted on approximately $10.8 million of principal and interest payments to WCERS. We cannot assure you that we will have sufficient financial resources to repay existing indebtedness or to continue operations.

        Among other things, we agreed with WCERS that (1) we would not create, incur or suffer to be created or incurred or to exist, any lien of any kind upon any of our property or assets of any character whether then owned or thereafter acquired, or upon the income or profits therefrom except for certain permitted liens, (2) we would keep and maintain tangible net worth plus subordinated debt in an amount not less than $8.5 million, (3) we would keep and maintain a minimum debt coverage ratio of 1.25 to 1.0 (excluding Grapevine pre-opening and financing costs), (4) we would maintain our then current cash flow position, and (5) we would not permit the difference between our current assets and our current liabilities (other than subordinated debt) to be less than $500,000. We have notified WCERS that we have violated each of the foregoing covenants. On April 3, 2001, we entered into a letter agreement with WCERS pursuant to which the foregoing covenants were modified to provide that (1) we must maintain tangible net worth plus subordinated debt in an amount not less than $6.25 million and (2) we had until January 1, 2002 to meet all other covenants set forth in the loan documents (unless modified by the parties in writing). We have notified WCERS that we have violated each of the foregoing covenants. On April 1, 2002, we entered into a letter agreement with WCERS pursuant to which the foregoing covenants were modified to provide that (1) we must maintain tangible net worth plus subordinated debt in an amount not less than $4.5 million and (2) we had until January 1, 2003 to meet all other covenants set forth in the loan documents (unless modified by the parties in writing). We have notified WCERS that we have violated each of the foregoing covenants.

        Because we have not made timely payments of principal and interest on our indebtedness to WCERS and are in violation of various covenants, we are in default under our agreements with WCERS. As a result, WCERS may, by notice in writing to us, declare all amounts owing with respect to the agreements to be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which we previously waived. Our assets are, as a consequence, subject to foreclosure by WCERS. Foreclosure by WCERS would force us to cease all operations. We cannot assure you that we will be able to repay or refinance our indebtedness to WCERS or regain compliance with the amended covenants.

Grapevine covenant violations

        The failure of Buck & Bass to achieve the required gross sales, the existence in the past of encumbrances upon the subleased premises and the failure of Buck & Bass to perform quarterly customer satisfaction surveys give Bass Pro the ability to declare an event of default under the sublease, terminate the sublease and demand all unpaid and reasonably calculable future rent over the balance of the sublease term. Pursuant to the limited partnership agreement, a material default under the sublease would also entitle Bass Pro to purchase our interest in the joint venture at 40% of book value, thereby eliminating our interest in the Grapevine unit. The termination of the sublease or the elimination of our interest in the Grapevine unit would have a material adverse effect on our business, operating results, cash flows and financial condition.

Site repurchase obligations and closure of Grand Rapids unit

        Because annual gross sales did not exceed $1.5 million for the lease year ended April 2003, the lessor of the Grand Rapids unit obtained the right to require us to repurchase such site for $1.4 million, plus $70,000 for each lease year on a pro rata basis.

        Due to continued operating losses, we closed our Grand Rapids unit in September 2003. We encountered more difficulty than we expected in attracting customers to this urban location due to its distance from the expressway and significant retail development to the west of the city. We lease the Grand Rapids site from an entity owned by one of our significant shareholders, who is also the landlord of our Auburn Hills unit. The lease has a remaining term of approximately three and one-half years. Annual rental payments under the lease approximate $140,000 plus property taxes and other occupancy expenses. The landlord has a lien on all of the personal property and fixtures on the premises as security for these payments. We are in negotiations with our landlord regarding termination of the Grand Rapids lease.

        Because annual gross sales did not exceed $8.0 million for the fourth and fifth years of the lease term, the lessor of the Auburn Hills unit obtained the right to require us to repurchase such site for $4.0 million, plus $200,000 for each lease year on a pro rata basis.

        If either lessor elects to exercise his option to require us to repurchase a site, we would be forced to repurchase such site at a premium over its sale price. We cannot assure you that we will have sufficient funds to repurchase either site. If we are required to repurchase a site and cannot do so, it would have a material adverse impact on our business, operating results, cash flows and financial condition.

Limitations on ability to incur additional indebtedness

        We granted the following security interests to WCERS in connection with its provision of certain debt financing:

  •
  a pledge of our limited partnership interest in Buck & Bass,

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  a pledge of our shares of the issued and outstanding common stock of BBBP Management Company, and

  •
  a security interest, assignment or mortgage, as applicable, in our interest in all assets now or hereafter owned, ownership interests, licenses, and permits, including, without limitation, a mortgage encumbering the Gaylord, Auburn Hills and Grand Rapids sites.

        We also granted to WCERS a right of first refusal pursuant to which WCERS may, for so long as the approximately $5.8 million promissory note is outstanding or WCERS owns more than 15% of our common stock, elect to purchase securities offered by us, within 45 days of the receipt of notice by WCERS, at the same price and on the same terms and conditions as are offered to a third party.

        Our agreement with WCERS imposes limitations on our ability to incur additional indebtedness. We agreed that we would not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any indebtedness, except for indebtedness incurred in the ordinary course of business not to exceed at any time $1.5 million in the aggregate. Any indebtedness not in the ordinary course of business or in excess of $1.5 million requires the approval of WCERS. These restrictions may impede our ability to secure financing for continued operations. Our failure to raise capital when needed would have a material adverse effect on our business, operating results, cash flows and financial condition.

Liquidity plans

        We seek to refinance our indebtedness to WCERS. We hope to refinance such indebtedness at lower interest rates. We also plan to continue searching for ways of reducing our operating costs, including reduced general and administrative expenses.

Seasonality

        Our operating results are expected to fluctuate based on seasonal patterns. Based on our existing units, we anticipate that our highest revenues will occur in the second and third calendar quarters due to the milder climate during those quarters in Michigan. Because of the effect of seasonality on our business, results for any quarter are not necessarily indicative of the results that may be achieved for a full fiscal year and cannot be used to indicate financial performance for a full fiscal year.

Cautionary Statement

        Big Buck Brewery & Steakhouse, Inc., or persons acting on our behalf, or outside reviewers retained by us making statements on our behalf, or underwriters of our securities, from time to time, may make, in writing or orally, "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. This Cautionary Statement, when used in conjunction with an identified forward-looking statement, is for the purpose of qualifying for the "safe harbor" provisions of the Litigation Reform Act and is intended to be a readily available written document that contains factors which could cause results to differ materially from such forward-looking statements. These factors are in addition to any other cautionary statements, written or oral, which may be made, or referred to, in connection with any such forward-looking statement.

        The following matters, among others, may have a material adverse effect on our business, financial condition, liquidity, results of operations or prospects, financial or otherwise. Reference to this Cautionary Statement in the context of a forward-looking statement or statements shall be deemed to be a statement that any one or more of the following factors may cause actual results to differ materially from those in such forward-looking statement or statements.

We may be unable to repay current maturities of existing indebtedness, forcing us to liquidate all or a portion of our assets.

Overview

        Without additional financing, our leveraged position, requirements for payments to the holders of our secured and subordinated debt and requirements for payments on our loan agreement may require us to liquidate all or a portion of our assets. We had working capital deficits of approximately $20.7 million at September 28, 2003, and approximately $10.1 million at September 29, 2002. As of November 10, 2003, we had outstanding (1) convertible secured debt aggregating $7,408,789, (2) non-convertible secured debt aggregating $5,123,487, and (3) convertible subordinated debt aggregating $650,000. The outstanding convertible secured debt and $1.5 million of the outstanding non-convertible secured debt matured on February 1, 2003. Of the outstanding convertible subordinated debt, $100,000 matured in November 2000, $300,000 matured in October 2001, $50,000 matured in January 2002, $100,000 matured in July 2002 and $100,000 matured in December 2002.

        To fund the maturity of the outstanding debt, we must obtain additional financing or refinance the debt. However, we cannot assure you that we will be able to obtain the required funds or refinance the debt, which could materially adversely affect our business, operating results, cash flows and financial condition.

Convertible Secured and Non-Convertible Secured Debt

        We have not made any required debt service payments to WCERS since September 2001. On February 1, 2003, the entire $8,908,789 principal amount of the secured debt held by WCERS became due and payable. As of November 10, 2003, we had defaulted on approximately $10.8 million of principal and interest payments to WCERS. We cannot assure you that we will have sufficient financial resources to repay existing indebtedness or to continue operations. As of November 10, 2003, we were also in violation of various covenants under our agreements with WCERS.

        Because we have not made timely payments of principal and interest on our indebtedness to WCERS and are in violation of various covenants, we are in default under our agreements with WCERS. As a result, WCERS may, by notice in writing to us, declare all amounts owing with respect to the agreements to be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which we previously waived. Our assets are, as a consequence, subject to foreclosure by WCERS. Foreclosure by WCERS would force us to cease all operations. We cannot assure you that we will be able to repay or refinance our indebtedness to WCERS or regain compliance with the amended covenants.

        In March 2002, we obtained a loan from United Bank and Trust Company for $5.0 million which matures in March 2004. The collateral of this loan is a $5.0 million letter of credit from WCERS. We cannot assure you that we will be able to repay our indebtedness to United Bank.

Convertible Subordinated Promissory Notes

        To fund the maturity of the outstanding convertible subordinated promissory notes, we must obtain additional financing or refinance the debt. However, we cannot assure you that we will be able to obtain the required funds or refinance the debt, which could materially adversely affect our business, operating results, cash flows and financial condition. As of November 10, 2003, our outstanding convertible subordinated promissory notes had the following terms and conditions:

Principal Amount	Date of Issuance	Maturity Date	Shares Issuable Upon Conversion	Conversion Price
$100,000	10-08-99	10-07-01	9,523	$10.5000
$100,000	11-17-99	11-01-00	5,890	$16.9764
$100,000	01-19-00	10-01-01	14,285	$7.0000
$100,000	12-04-00	10-01-01	14,285	$7.0000
$ 50,000	01-27-00	01-01-02	9,784	$5.1100
$100,000	07-20-01	07-20-02	16,496	$6.0620
$100,000	12-11-01	12-11-02	27,793	$3.5980

        Because we have not made timely payments of principal on this indebtedness, the note holders may declare all amounts owing to be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which we previously waived. We cannot assure you that we will be able to repay or refinance this indebtedness.

We have incurred losses and we expect to incur substantial future losses. This may prevent us from raising capital and continuing operations.

        In general, we have experienced operating losses in each quarterly and annual period since inception. We incurred net losses of approximately $0.7 million for the third quarter of 2003 and approximately $0.6 million for the third quarter of 2002. As of September 28, 2003, we had an accumulated deficit of 15.3 million. We currently depend upon our existing units for all of our revenues. We expect to incur significant losses for the foreseeable future. We will need to generate significant increases in our revenues to achieve and maintain profitability. If our revenues fail to grow or grow more slowly than we anticipate, or our operating expenses exceed our expectations, our losses could significantly increase, which would harm our business, operating results, cash flows and financial condition. In addition, our failure to become and remain profitable may adversely affect the market price of our securities and our ability to raise capital and continue operations. The reports of our independent public accountants for the years ended December 29, 2002 and December 30, 2001 include explanatory paragraphs expressing doubt about our ability to continue as a going concern.

If we are unable to obtain additional capital or secure refinancing, we may be required to scale back or cease operations.

        If additional capital does not become available to us, we may be required to scale back or cease operations. We cannot assure you that we will be able to secure additional financing or refinancing. If we are able to obtain financing or refinancing, we cannot assure you that it will be on favorable or acceptable terms. To obtain additional financing, we anticipate that we will be required to sell additional debt or equity securities. New investors may seek and obtain substantially better terms than those available in connection with open market purchases and our issuance of securities in the future may result in substantial dilution. To obtain refinancing, we may be required to agree to certain negative covenants with which we may be unable to comply. In addition, our securities were delisted from The Nasdaq SmallCap Market on October 7, 2002, which may adversely affect our ability to raise capital.

        Our agreement with WCERS imposes limitations on our ability to incur additional indebtedness. We agreed that we would not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any indebtedness, except for indebtedness incurred in the ordinary course of business not to exceed at any time $1.5 million in the aggregate. Any indebtedness not in the ordinary course of business or in excess of $1.5 million requires the approval of WCERS. We also granted to WCERS a right of first refusal pursuant to which WCERS may, for so long as the approximately $5.8 million promissory note is outstanding or WCERS owns more than 15% of our common stock, elect to purchase securities offered by us, within 45 days of the receipt of notice by WCERS, at the same price and on the same terms and conditions as are offered to a third party. These restrictions may impede our ability to secure financing for continued operations. Our failure to raise capital when needed would have a material adverse effect on our business, operating results, cash flows and financial condition.

We cannot assure you that future operations of any unit will be profitable.

        Future revenues and profits, if any, will depend upon various factors, including:

  •
  the quality of restaurant and brewery operations,

  •
  the acceptance of our food and beer, and

  •
  general economic conditions.

        We cannot assure you that we will ever operate profitably.

You may have difficulty reselling your securities.

        Our securities are subject to certain rules of the SEC relating to "penny stocks." Such rules require broker-dealers to make a suitability determination for purchasers and to receive the purchaser's prior written consent for a purchase transaction, thus restricting the ability to purchase or sell the securities in the open market. In addition, trading in our securities is conducted in the over-the-counter market on the OTC Bulletin Board, which was established for securities that do not meet Nasdaq listing requirements. Selling our securities may be difficult because of the quantity of securities that may be bought and sold, the possibility that transactions may be delayed, and the low level of security analyst and news media coverage given to over-the-counter stocks. These factors could contribute to lower prices and larger spreads in the bid and asked prices for our securities.

Our interest in the Grapevine unit may be reduced or eliminated by Bass Pro.

        The failure of Buck & Bass to achieve the required gross sales, the existence in the past of encumbrances upon the subleased premises and the failure of Buck & Bass to perform quarterly customer satisfaction surveys give Bass Pro the ability to declare an event of default under the sublease, terminate the sublease and demand all unpaid and reasonably calculable future rent over the balance of the sublease term. Pursuant to the limited partnership agreement, a material default under the sublease would also entitle Bass Pro to purchase our interest in the joint venture at 40% of book value, thereby eliminating our interest in the Grapevine unit. The termination of the sublease or the elimination of our interest in the Grapevine unit would have a material adverse effect on our business, operating results, cash flows and financial condition.

If Buck & Bass is required to pay more than the minimum annual base rent for the Grapevine site, funds available to us for other purposes will be reduced.

        Pursuant to a commercial sublease agreement, Buck & Bass leases the Grapevine site from Bass Pro over a 15-year term. Buck & Bass is obligated to pay annual percentage rent in the amount of 5.5% on gross sales less than $11.0 million per year and 6.5% on gross sales in excess of $11.0 million per year; provided, however, that the minimum annual base rent is $385,000. Bass Pro may terminate the sublease in the event of a default which is not cured within the applicable grace period. In March 2000, we agreed with Bass Pro in writing to revise the definition of default under the sublease. As amended, the sublease provides that a default includes, but is not limited to:

  •
  the failure of Buck & Bass to remain open during all business days,

  •
  the failure of Buck & Bass to maintain on duty a fully trained service staff,

  •
  the failure of Buck & Bass to provide high quality food of the type provided at our Gaylord unit,

  •
  the failure of Buck & Bass to achieve gross sales in the first full calendar year immediately following the opening and for each calendar year thereafter of $7.0 million,

  •
  Buck & Bass encumbering in any manner any interest in the subleased premises, or

  •
  the failure of Buck & Bass to conduct full and complete customer surveys no less frequently than each calendar quarter.

        The minimum annual base rent is required whether the Grapevine unit is profitable or not. If Buck & Bass is required to pay in excess of the minimum annual base rent, the funds available to us for other purposes will be reduced. In the event of a default and termination of the joint venture agreement, our interest in the Grapevine unit would be eliminated. This would have a material adverse effect on our business, operating results, cash flows and financial condition.

If we are required to pay more than the minimum annual base rent for the Auburn Hills site, funds available to us for other purposes will be reduced.

        In August 1997, we entered into a real estate purchase and leaseback agreement providing for the sale of the Auburn Hills site to one of our shareholders, Michael G. Eyde, for $4.0 million. We lease the Auburn Hills site pursuant to a separate lease agreement which provides for a minimum annual base rent of $400,000, and a maximum annual base rent of $550,000, over a 25-year term. The lease may be extended at our option for up to two additional ten-year terms. In addition to the annual base rent, we are obligated to pay annual percentage rent of 5.25% of gross sales at the site in excess of $8.0 million per year.

        Annual percentage rent is required whether or not such unit is profitable. If we are required to pay annual percentage rent, the funds available to us for other purposes will be reduced.

If we default and the lessor of the Auburn Hills site terminates the lease, we would be unable to continue operating such unit.

        The Auburn Hills lessor may terminate in the event of a default which is not cured within the applicable grace period. A default is defined as:

  •
  our failure to make a rental payment within 30 days after receipt of written notice that a payment is past due, or

  •
  our failure to perform our obligations under the lease, other than rent payments, within 30 days after written notice of a curable violation;

provided, however, that if such default cannot be cured within the 30-day period, a default will be deemed to have occurred only if we have failed to commence a cure within such 30-day period. In the event of a default and termination of the lease, we would be unable to continue operating such unit, which would have a material adverse effect on our business, operating results, cash flows and financial condition.

If we are required to repurchase the Grand Rapids site, we cannot assure you that we will have sufficient funds to do so. If we are required to repurchase the Auburn Hills site and cannot do so, we would be unable to continue operating such unit.

        Because annual gross sales did not exceed $1.5 million for the lease year ended April 2003, the lessor of the Grand Rapids unit obtained the right to require us to repurchase such site for $1.4 million, plus $70,000 for each lease year on a pro rata basis.

        Due to continued operating losses, we closed our Grand Rapids unit in September 2003. We encountered more difficulty than we expected in attracting customers to this urban location due to its distance from the expressway and significant retail development to the west of the city. We lease the Grand Rapids site from an entity owned by one of our significant shareholders, who is also the landlord of our Auburn Hills unit. The lease has a remaining term of approximately three and one-half years. Annual rental payments under the lease approximate $140,000 plus property taxes and other occupancy expenses. The landlord has a lien on all of the personal property and fixtures on the premises as security for these payments. We are in negotiations with our landlord regarding termination of the Grand Rapids lease.

        Because annual gross sales did not exceed $8.0 million for the fourth and fifth years of the lease term, the lessor of the Auburn Hills unit obtained the right to require us to repurchase such site for $4.0 million, plus $200,000 for each lease year on a pro rata basis.

        If either lessor elects to exercise its option to require us to repurchase a site, we would be forced to repurchase such site at a premium over its sale price. We cannot assure you that we will have sufficient funds to repurchase either site. If we are required to repurchase a site and cannot do so, it would have a material adverse impact on our business, operating results, cash flows and financial condition.

We may be unable to compete with larger, better-established restaurant competitors.

        The restaurant industry is highly competitive with respect to price, service, location and food quality, including taste, freshness and nutritional value. New restaurants have a high failure rate. New restaurants generally experience a decline in revenue growth, or in actual revenues, following a period of excitement that accompanies their opening. The restaurant industry is also generally affected by changes in consumer preferences, national, regional and local economic conditions, and demographic trends. The performance of individual restaurants may also be affected by factors such as traffic patterns, demographic considerations, and the type, number and location of competing restaurants. In addition, factors such as inflation, increased food, labor and employee benefit costs, and the unavailability of experienced management and hourly employees may also adversely affect the restaurant industry in general and our units in particular. Restaurant operating costs are further affected by increases in the minimum hourly wage, unemployment tax rates and similar matters over which we have no control. We face numerous well-established competitors, including national, regional and local restaurant chains, possessing substantially greater financial, marketing, personnel and other resources than we do. We also compete with a large variety of locally owned restaurants, diners and other establishments that offer moderately priced food to the public and with other brewpubs. Competitors could utilize the Big Buck Brewery & Steakhouse format or a related format. We cannot assure you that we will be able to respond to various competitive factors affecting the restaurant industry.

If we are unable to comply with applicable restaurant regulations, we will be unable to operate; compliance with such regulations may increase our operating expenses.

        The restaurant industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and those relating to building and zoning requirements. We are subject to regulation by air and water pollution control divisions of the Environmental Protection Agency of the United States and by certain states and municipalities in which our units are located. We are also subject to laws governing our relationship with our employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. Restaurant operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar matters, such as any government-mandated health insurance, over which we have no control.

Our operations depend upon obtaining and maintaining governmental licenses and permits required for brewing and selling beer.

        A significant percentage of our revenue is derived from beer sales. Total sales of alcohol, including beer, wine and hard liquor, accounted for 22.1% of our revenues during the third quarter of 2003. We must comply with federal licensing requirements imposed by the United States Department of Treasury, Alcohol and Tobacco Tax and Trade Bureau, as well as the licensing requirements of states and municipalities where our units are located. Our failure to comply with federal, state or local regulations could cause our licenses to be revoked and force us to cease brewing and selling our beer. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time.

We may face liability under dram-shop laws.

        We are subject to "dram-shop" laws in Michigan and Texas. These laws generally provide someone injured by an intoxicated person the right to recover damages from the establishment that wrongfully served alcoholic beverages to such person. We carry liquor liability coverage as part of our existing comprehensive general liability insurance. However, a judgment against us under a dram-shop statute in excess of our liability coverage could have a material adverse effect on our business, operating results, cash flows and financial condition.

We must pay federal and state excise taxes on our beer; we may be unable to retain the credits that help us to offset part of such taxes.

        It is possible that the effective rate of excise taxation could be increased by either federal or state governments, or both. Increased excise taxes on alcoholic beverages have been considered by the federal government as an additional source of tax revenue in connection with various proposals and could be included in future legislation. Future increases in excise taxes on alcoholic beverages or the elimination of small brewer rate reductions, if enacted, could adversely affect our business, operating results, cash flows and financial condition.

Our management possesses significant control which could reduce your ability to receive a premium for your securities through a change in control.

        As of September 30, 2003, our officers and directors beneficially owned approximately 43.4% of our outstanding common stock. Accordingly, such persons, if they act in concert, can:

  •
  exert substantial influence over the composition of our board of directors,

  •
  generally direct our affairs, and

  •
  generally control the outcome of shareholder approvals of business acquisitions, mergers and combinations and other actions.

        We are also subject to Michigan statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of common stock which may hinder or delay a change in control.

Fluctuations in our operating results may result in decreases in the market price of our securities.

        Our sales and earnings are expected to fluctuate based on seasonal patterns. Based on our existing units, we anticipate that our highest sales will occur in the second and third calendar quarters due to the milder climate during those quarters in Michigan. Because of the effect of seasonality on our business, results for any quarter are not necessarily indicative of the results for a full fiscal year.

You may not be able to sell our securities at the same price at which you purchase our securities due to significant volatility in the market price of our securities.

        The market price of our common stock has been subject to significant fluctuations in response to numerous factors, including:

  •
  variations in our annual or quarterly financial results or those of our competitors,

  •
  conditions in the economy in general or in the brewing industry in particular,

  •
  unfavorable publicity, and

  •
  changes in applicable laws and regulations, or judicial or administrative interpretations thereof, affecting us or the brewing industry.

        We cannot assure purchasers of our securities that they will be able to sell such securities at or above the prices at which they were purchased. In addition, our securities were delisted from The Nasdaq SmallCap Market on October 7, 2002, which may adversely affect the liquidity of our securities.

The sale of additional securities may be dilutive to existing security holders.

        We had 861,997 shares of common stock outstanding as of November 10, 2003. On that date, we also had warrants, stock options, convertible debt and other rights outstanding to purchase an additional 683,696 shares of common stock, exercisable at prices ranging from $0.28 to $36.75 per share. We have also registered certain shares of our common stock for resale on the public market. The sale of such shares, and the sale of additional shares which may become eligible for sale in the public market from time to time upon the exercise of warrants, stock options, convertible debt and other rights, may be dilutive to existing security holders and could have the effect of depressing the market price of our securities.

ITEM 3    Controls and Procedures

        We maintain a system of disclosure controls and procedures that is designed to provide reasonable assurance that information, which is required to be disclosed, is accumulated and communicated to management timely. At the end of the period covered by this report, we carried out an evaluation under the supervision and with the participation of our management, including our Chief Executive Officer (who also serves as our Chief Financial Officer), of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-15. Based upon that evaluation, our Chief Executive Officer concluded that our disclosure controls and procedures are effective in timely alerting him to material information relating to our company required to be disclosed in our periodic filings with the SEC.

        During our most recent fiscal quarter, there has been no change in our internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f) under the Exchange Act) that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II OTHER INFORMATION

ITEM 1    Legal Proceedings

        We were not a party to any material litigation as of November 10, 2003.

ITEM 2    Changes in Securities

        Not applicable.

ITEM 3    Defaults upon Senior Securities

        We have not made any required debt service payments to Wayne County Employees' Retirement System ("WCERS") since September 2001. On February 1, 2003, the entire $8,912,786 principal amount of secured debt held by WCERS became due and payable. As of November 10, 2003, we had defaulted on approximately $10.8 million of principal and interest payments to WCERS and $650,000 of principal payments to holders of our convertible subordinated promissory notes.

        Because we have not made timely payments of principal and interest on our indebtedness to WCERS and are in violation of various covenants, we are in default under our agreements with WCERS. As a result, WCERS may, by notice in writing to us, declare all amounts owing with respect to the agreements to be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which we previously waived. Our assets are, as a consequence, subject to foreclosure by WCERS. Foreclosure by WCERS would force us to cease all operations. We cannot assure you that we will be able to repay or refinance our indebtedness to WCERS or regain compliance with the amended covenants.

        For more information regarding our payment and other defaults, please review "Management's Discussion and Analysis or Plan of Operation—Liquidity and Capital Resources."

ITEM 4    Submission of Matters to a Vote of Security Holders

        Not applicable.

ITEM 5    Other Information

        Not applicable.

ITEM 6    Exhibits and Reports on Form 8-K

  (a)
  Exhibits

    See "Index to Exhibits."

  (b)
  Reports on Form 8-K

    The registrant filed a Current Report on Form 8-K on September 22, 2003, relating to the closure of its Grand Rapids, Michigan location. The registrant filed no other Current Reports on Form 8-K during the third quarter of 2003.

SIGNATURES

        In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BIG BUCK BREWERY & STEAKHOUSE, INC.
Date: February 23, 2004	By	Anthony P. Dombrowski President, Chief Executive Officer, Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit Number	Description
31	Certification Pursuant to Exchange Act Rule 13a-14, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32	Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

APPENDIX E

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion in this Schedule 14A of Big Buck Brewery & Steakhouse, Inc. of our report dated March 28, 2003, with respect to the consolidated financial statements of Big Buck Brewery & Steakhouse, Inc. for the years ended December 29, 2002 and December 30, 2001.

/s/ PLANTE & MORAN, PLLC

Grand Rapids, Michigan
February 24, 2004

E-1

BIG BUCK BREWERY &
STEAKHOUSE, INC.

BIG BUCK BREWERY & STEAKHOUSE, INC. 550 South Wisconsin Street Gaylord, Michigan 49735	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned shareholder of Big Buck Brewery & Steakhouse, Inc., a Michigan corporation, hereby acknowledges receipt of the notice of special meeting of shareholders and proxy statement, each dated February 26, 2004, and hereby appoints Mark S. Provenzano and Anthony P. Dombrowski, or either of them, proxies and attorneys-in-fact, with full power to each of substitution and revocation, on behalf and in the name of the undersigned, to represent the undersigned at the special meeting of shareholders of Big Buck Brewery & Steakhouse, Inc. to be held at Briggs and Morgan, P.A., 2200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402, on Thursday, March 25, 2004, at 2:00 p.m. local time, and to vote, as designated below, all shares of common stock of Big Buck Brewery & Steakhouse, Inc. which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

See reverse for voting instructions.

\*/ Please detach here\*/

1.	To approve two amendments to our Restated Articles of Incorporation for the purpose of effecting a reverse stock split followed immediately by a forward stock split, which transaction will permit our company to terminate the registration of its common stock under the Securities Exchange Act of 1934.	☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. ABSTENTIONS WILL BE COUNTED TOWARDS THE EXISTENCE OF A QUORUM.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
Address Change? Mark Box ☐ Indicate changes below:
Dated:	, 2004

Signature(s) in Box
(If there are co-owners both must sign)
Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such and, if not previously furnished, a certificate or other evidence of appointment should be furnished. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

QuickLinks

INFORMATION CONCERNING SOLICITATION AND VOTING
SUMMARY TERM SHEET

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE RECAPITALIZATION
SPECIAL FACTORS
DESCRIPTION OF THE RECAPITALIZATION
FEDERAL INCOME TAX CONSEQUENCES OF THE RECAPITALIZATION
FINANCIAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
BACKGROUND INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER INFORMATION
OTHER MATTERS
SHAREHOLDER PROPOSALS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION BY REFERENCE
APPENDIX A Proposed Form of Certificate of Amendment to Articles of Incorporation of Big Buck Brewery & Steakhouse, Inc. to Effect Reverse Stock Split
APPENDIX B Proposed Form of Certificate of Amendment to Articles of Incorporation of Big Buck Brewery & Steakhouse, Inc. to Effect Forward Stock Split

PART I
  ITEM 1 DESCRIPTION OF BUSINESS
  ITEM 2 DESCRIPTION OF PROPERTY
  ITEM 3 LEGAL PROCEEDINGS
  ITEM 4 SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
PART II
  ITEM 5 MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
  ITEM 6 MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
  ITEM 7 FINANCIAL STATEMENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
BIG BUCK BREWERY & STEAKHOUSE, INC. Consolidated Balance Sheets
BIG BUCK BREWERY & STEAKHOUSE, INC. Consolidated Statements of Operations
BIG BUCK BREWERY & STEAKHOUSE, INC. Consolidated Statements of Shareholders' Equity For the Years Ended
BIG BUCK BREWERY & STEAKHOUSE, INC. Consolidated Statements of Cash Flows
BIG BUCK BREWERY & STEAKHOUSE, INC. Notes to Consolidated Financial Statements December 29, 2002 and December 30, 2001
  ITEM 8 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
  ITEM 8A CONTROLS AND PROCEDURES
PART III
  ITEM 9 DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
  ITEM 10 EXECUTIVE COMPENSATION
  ITEM 11 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
  ITEM 12 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
  ITEM 13 EXHIBITS AND REPORTS ON FORM 8-K
SIGNATURES
INDEX TO EXHIBITS

PART I
  ITEM 1 Financial Statements
BIG BUCK BREWERY & STEAKHOUSE, INC. Consolidated Balance Sheets
BIG BUCK BREWERY & STEAKHOUSE, INC. Consolidated Statements of Operations (Unaudited)
BIG BUCK BREWERY & STEAKHOUSE, INC. Consolidated Statements of Cash Flows (Unaudited)
BIG BUCK BREWERY & STEAKHOUSE, INC. Condensed Notes to Financial Statements September 28, 2003
  ITEM 2 Management's Discussion and Analysis or Plan of Operation
  ITEM 3 Controls and Procedures
  ITEM 1 Legal Proceedings
  ITEM 2 Changes in Securities
  ITEM 3 Defaults upon Senior Securities
  ITEM 4 Submission of Matters to a Vote of Security Holders
  ITEM 5 Other Information
  ITEM 6 Exhibits and Reports on Form 8-K
SIGNATURES
INDEX TO EXHIBITS
APPENDIX E CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS